                           SCHEDULE 14A INFORMATION
  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]

Filed by the Party other than the Registrant [_]

                                          [_]CONFIDENTIAL, FOR USE OF THE
Check the appropriate box:                   COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         AMERIQUEST TECHNOLOGIES, INC.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:
   --------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:
   --------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
   --------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:
   --------------------------------------------------------------------------

  (5) Total fee paid:
   --------------------------------------------------------------------------

[X] Fee paid previously with preliminary materials:
   --------------------------------------------------------------------------

[_] Check box if any part of the fee is offset as provided by Exchange Act
  Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:
   --------------------------------------------------------------------------

  (2) Form, Schedule or Registration Statement No.:
   --------------------------------------------------------------------------

  (3) Filing Party:
   --------------------------------------------------------------------------

  (4) Date Filed:
   --------------------------------------------------------------------------

                         AMERIQUEST TECHNOLOGIES, INC.
                        3 IMPERIAL PROMENADE, STE. 300
                          SANTA ANA, CALIFORNIA 92707
                                (714) 445-5000

                   1996 ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD MARCH 29, 1996

Dear Stockholder:

  You are cordially invited to attend the 1996 Annual Meeting (the "Meeting") of Stockholders of AmeriQuest Technologies, Inc. ("AmeriQuest"), to be held at the Red Lion Hotel located at 3050 Bristol Street, Costa Mesa, California 92626, on March 29, 1996, at 1:00 p.m., local time.

  The matters expected to be acted upon at the Meeting are described in detail in the following Notice of 1996 Annual Meeting of Stockholders and Proxy Statement.

  The Board of Directors has fixed the close of business on February 16, 1996 as the record date for determination of stockholders entitled to notice of and to vote at the Meeting or any postponements or adjournments thereto.

  It is important that you use this opportunity to take part in the affairs of AmeriQuest by voting on the business to come before this Meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the Proxy does not deprive you of your right to attend the Meeting and to vote your shares in person.

  We look forward to seeing you at the Meeting.

                                          Sincerely yours,

                                          D. Stephen DeWindt,
                                          Chief Executive Officer

Santa Ana, California

February 23, 1996

                         AMERIQUEST TECHNOLOGIES, INC.

                 NOTICE OF 1996 ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD MARCH 29, 1996

TO THE STOCKHOLDERS OF AMERIQUEST TECHNOLOGIES, INC.:

  Notice is hereby given that the 1996 Annual Meeting (the "Meeting") of Stockholders of AmeriQuest Technologies, Inc. ("AmeriQuest") will be held at the Red Lion Hotel, 3050 Bristol Street, Costa Mesa, California 92626, on March 29, 1996, at 1:00 p.m., local time, for the following purposes:

  1. To elect seven directors of AmeriQuest, each to serve until the next Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation or removal. AmeriQuest's Board of Directors intends to present the following nominees for election as directors:

           D. Stephen DeWindt                Mark C. Mulford
           Harry Krischik                    Holger Heims
           Marc L. Werner                    Harold L. Clark
           Robert H. Beckett

  2. To approve an amendment to AmeriQuest's Certificate of Incorporation to increase the authorized number of shares of Common Stock issuable by AmeriQuest from 30,000,000 shares to 200,000,000 shares.

  3. To approve an amendment to AmeriQuest's charter documents to permit the reissuance of Preferred Stock.

  4. To approve the conversion of AmeriQuest Series G Preferred Stock into AmeriQuest Common Stock.

  5. To ratify certain prior issuances of securities by AmeriQuest.

  6. To approve the adoption of the 1996 Equity Incentive Plan for awards for up to 2,000,000 shares of AmeriQuest Common Stock.

  7. To ratify the selection of Arthur Andersen LLP as independent accountants for AmeriQuest for fiscal year 1996.

  8. To transact such other business as may properly come before the Meeting or any postponements or adjournments thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only stockholders of record at the close of business on February 16, 1996 are entitled to notice of and to vote at the Meeting or any adjournments or postponements thereof.


                                          BY ORDER OF THE BOARD OF DIRECTORS

                                              [Signature of Holger Heims]

                                                  Holger Heims,
                                                  Secretary

Santa Ana, California

February 23, 1996

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

PROXY STATEMENT

FEBRUARY 23, 1996        AMERIQUEST TECHNOLOGIES, INC.

                   1996 ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD MARCH 29, 1996

  The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of AmeriQuest Technologies, Inc., a Delaware corporation ("AmeriQuest"), for use at the 1996 Annual Meeting of Stockholders of AmeriQuest (the "Meeting") to be held at the Red Lion Hotel, 3050 Bristol Street, Costa Mesa, California 92626, on March 29, 1996, at 1:00 p.m., local time, and at any postponements or adjournments thereof. All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, the proxies will be voted in favor of the nominees and the proposals set forth in the accompanying Notice of Meeting and this Proxy Statement. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about February 28, 1996. An annual report for the fiscal year ended June 30, 1995 accompanies this Proxy Statement.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

  Only holders of record of AmeriQuest's Common Stock and Preferred Stock at the close of business on February 16, 1996 (the "Record Date") will be entitled to vote at the Meeting. On the Record Date, AmeriQuest had the following shares outstanding and entitled to vote: 27,784,573 shares of Common Stock, 810,811 shares of Series A Preferred Stock (each of which shares was convertible as of the Record Date, subject to the satisfaction of certain conditions, into ten shares of Common Stock), 1,785,714 shares of Series B Preferred Stock (each of which shares was convertible as of the Record Date, subject to the satisfaction of certain conditions, into ten shares of Common Stock), 198,341 shares of Series D Preferred Stock (each of which shares was convertible as of the Record Date, subject to the satisfaction of certain conditions, into ten shares of Common Stock), 102,908 shares of Series E Preferred Stock (each of which shares was convertible as of the Record Date, subject to the satisfaction of certain conditions, into twenty five shares of Common Stock) and 25,830.1 shares of Series G Preferred Stock (each of which shares was convertible as of the Record Date, subject to the satisfaction of certain conditions, into one hundred shares of Common Stock). Holders of AmeriQuest's Common Stock are entitled to one vote for each share held as of the Record Date. Holders of AmeriQuest's Preferred Stock are entitled to vote the number of shares of Common Stock into which their shares of Preferred Stock are convertible as of the Record Date. Consequently, AmeriQuest had 60,888,943 shares of Common Stock and Preferred Stock (on an as-converted to Common Stock basis) outstanding and entitled to vote at the Meeting. The holders of the Common Stock and the Preferred Stock will vote together and not as a separate class. A majority of those shares will constitute a quorum for the transaction of business at the Meeting. Shares may not be voted cumulatively.

  Directors will be elected, as described in Proposal No. 1, by a plurality of the votes of the shares of Common Stock and Preferred Stock present in person or represented by proxy at the Meeting and issued and outstanding on the Record Date, voting together as a single class. In each case where the stockholder has appropriately specified how the Proxy is to be voted, it will be voted in accordance with the specifications so made. Proposal No. 2 requires for approval the affirmative vote of a majority of the voting power of all shares of Common Stock and Preferred Stock issued and outstanding on the Record Date, voting together as a single class. Proposal No. 3 requires for approval the affirmative vote of (i) a majority of the voting power of all shares of Common Stock and Preferred Stock issued and outstanding on the Record Date, voting together as a single class, and (ii) a majority of the voting power of all shares of Series A, Series B, Series D, Series E and Series F Preferred Stock issued and outstanding on the Record Date, voting together as a single class. Proposal Nos. 4, 5 and 6 each requires for approval the affirmative vote of a majority of the voting power of the shares of Common Stock and Preferred Stock present in person or represented by proxy at the Meeting and issued and outstanding on the Record Date, voting together as a single class. All votes will be tabulated by the inspector of elections appointed for the Meeting who will separately tabulate, for each proposal, affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted toward a quorum but are not counted for any purpose in determining whether a matter has been approved.

  The expenses of soliciting proxies to be voted at the Meeting will be paid by AmeriQuest. Following the original mailing of the proxies and other soliciting materials, AmeriQuest and/or its agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, AmeriQuest will request that brokers, custodians, nominees and other record holders of AmeriQuest's Common Stock and Preferred Stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Common Stock and Preferred Stock and request authority for the exercise of proxies. In such cases, AmeriQuest, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

                            REVOCABILITY OF PROXIES

  Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Meeting or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by (i) delivering to the Secretary of AmeriQuest prior to the vote at the Meeting an instrument in writing, bearing a date later than the proxy, stating that the proxy is revoked, (ii) delivering to the Secretary of AmeriQuest prior to the vote at the Meeting another duly executed proxy relating to the same shares, bearing a date later than the proxy or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not, by itself, revoke a proxy). Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Meeting, the stockholder must bring to the Meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares.

                             TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Voting Rights and Solicitation of Proxies.................................   1
Revocability of Proxies...................................................   2
Proposal 1: Election of Directors.........................................   4
Proposal 2: Approval of an Amendment of AmeriQuest's Certificate of
        Incorporation to Increase the Authorized Number of Shares of
        Common Stock Issuable by AmeriQuest...............................   7
Proposal 3: Approval of an Amendment of AmeriQuest's Charter Documents to
        Permit the Reissuance of Shares of Preferred Stock................  17
Proposal 4: Approval of the Conversion of AmeriQuest Series G Preferred
        Stock into AmeriQuest Common Stock................................  19
Proposal 5: Ratification of Certain Prior Issuances by AmeriQuest of
Securities................................................................  20
Proposal 6: 1996 Equity Incentive Plan....................................  25
Proposal 7: Ratification of Selection of Independent Accountants..........  29
Security Ownership of Certain Beneficial Owners and Management............  30
Executive Officers........................................................  33
Executive Compensation....................................................  33
Employment Agreements.....................................................  36
Compensation Committee Interlocks and Insider Participation...............  37
Report of the Compensation Committee......................................  39
Performance Graph.........................................................  41
Certain Relationships and Related Transactions............................  42
Stockholder Proposals.....................................................  46
Compliance under Section 16(a) of the Securities Exchange Act of 1934.....  46
Other Business............................................................  47
Capitalization and Historical and Pro Forma Earnings Per Share Data.......  48
Available Information.....................................................  50
Index to Financial Statements............................................. F-1

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  At the Meeting, stockholders will elect directors to hold office until the next Annual Meeting of Stockholders and until their respective successors have been elected and qualified or until such directors' earlier resignation or removal. The size of the Board is currently set at seven members. Accordingly, seven persons will be nominated for election at the Meeting to be the directors of AmeriQuest. In the election of directors, each stockholder is entitled to one vote for each share of Common Stock held as of the Record Date and the number of votes for each share of Preferred Stock held as of the Record Date equal to the number of shares of Common Stock into which that share of Preferred Stock is convertible as of the Record Date. Each share represented by the accompanying proxy will be voted for the election of the seven nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. Shares may not be voted cumulatively. If any nominee for any reason is unable to serve, or for good cause will not serve, as a director, the proxies may be voted for such substitute nominee as the proxy holder may determine. AmeriQuest is not aware of any nominee who will be unable to or, for good cause, will not serve as a director.

DIRECTORS/NOMINEES

  The following table sets forth certain information regarding the persons nominated to become directors of AmeriQuest.

   NAME OF NOMINEE          AGE                      PRINCIPAL OCCUPATION
   ---------------          ---                      --------------------
   D. Stephen DeWindt......  40 Chief Executive Officer of AmeriQuest
   Harry Krischik..........  44 Co-President of Computer 2000 AG
   Marc L. Werner..........  38 President and Director of Werner Financial, Inc.;
                                President and Director of Manufacturers Indemnity and Insurance
                                Company of America
   Mark C. Mulford.........  41 President, Chief Operating Officer and interim Chief Financial
                                Officer of AmeriQuest
   Holger Heims............  33 Vice President (Operational Controlling) of AmeriQuest
   Harold L. Clark.........  60 Consultant
   Robert H. Beckett.......  62 Senior Vice President of AmeriQuest

  D. Stephen DeWindt (age 40) was appointed to serve as a Director, Chairman of the Board of Directors and Chief Executive Officer of AmeriQuest in August 1995. Mr. DeWindt was appointed to serve in these positions in connection with the Purchase Agreement, dated as of August 7, 1995, between Computer 2000 AG, Computer 2000 Inc. and AmeriQuest (the "Computer 2000 Purchase Agreement") as described below in Proposal 2. From October 1994 to January 1996, Mr. DeWindt served as President and a Director of Computer 2000 Inc., the wholly-owned subsidiary of Computer 2000 AG which owns a majority of AmeriQuest's voting capital stock (see "Security Ownership of Certain Beneficial Owners and Management"). Computer 2000 AG is a German company engaged in distributing hardware, software and communications products for professional personal computers. From May 1992 to September 1995, Mr. DeWindt served as one of four Co-Presidents of Computer 2000 AG and the head of its Group Sales & Marketing, responsible for the geographic regions of Northern Europe, North America and the Middle East. From May 1984 to April 1992, Mr. DeWindt served as Director of worldwide sales for the reseller channel at Intel Corp., a manufacturer of semiconductors.

  Dr. Harry Krischik (age 44) was appointed to serve as a Director and Co-Chairman of the Board of Directors of AmeriQuest in August 1995 in connection with the Computer 2000 Purchase Agreement (as described below in Proposal 2). For more than the last five years, Dr. Krischik also has served as one of the Co-Presidents of Computer 2000 AG, with responsibility for the areas of logistics, electronic data processing and human resources and regional responsibility for North America, Southern Europe and Latin America.

  Marc L. Werner (age 38) has served as a Director of AmeriQuest since December 1993 and as Vice-Chairman of AmeriQuest since August 1995 and served as Chairman of the Board of Directors of AmeriQuest from December 1993 to August 1995. Since 1986, Mr. Werner also has been employed by the Werner Co. and currently serves as President and Director for Werner Financial, Inc. and various companies affiliated with the Werner Co. Since 1986, Mr. Werner also has served as a President and Director of Manufacturers Indemnity and Insurance Company of America (a company which underwrites insurance for the Werner Co.).

  Mark C. Mulford (age 41) was appointed to serve as a Director, President and Chief Operating Officer of AmeriQuest in August 1995 in connection with the Computer 2000 Purchase Agreement (as described below in Proposal 2) and as interim Chief Financial Officer in February 1996. From March 1995 to August 1995, Mr. Mulford served as a Director of Group Projects with Computer 2000 AG. From 1986 to March 1995, Mr. Mulford served with Frontline Distribution Ltd., Computer 2000 AG's largest foreign subsidiary, which conducts business in the United Kingdom, most recently as Managing Director.

  Holger Heims (age 33) was appointed to serve as a Director, Vice President (Operational Controlling) and Assistant Secretary of AmeriQuest in August 1995 in connection with the Computer 2000 Purchase Agreement (as described below in Proposal 2) and as Secretary in February 1996. From October 1994 to January 1996, Mr. Heims served as Vice President, Assistant Secretary and a Director of Computer 2000 Inc., and from October 1995 to January 1996, Mr. Heims also served as Secretary and Treasurer of Computer 2000 Inc. From October 1991 to September 1995, Mr. Heims served with Computer 2000 AG as Director of Investments, Tax & Legal. From May 1989 to October 1991, Mr. Heims was a partner in the firm of Heims Tax Consultants.

  Dr. Harold L. Clark (age 60) has served as a Director of AmeriQuest since May 1994. Since December 1995, Dr. Clark has served as a computer industry consultant. From August 1995 to December 1995, Dr. Clark had been a consultant to AmeriQuest. From January 1994 to August 1995, Dr. Clark was the President and Chief Executive Officer of AmeriQuest. From April 1993 to December 1993, Dr. Clark was the President and Chief Executive Officer of CDS Distribution, Inc., a wholly-owned subsidiary of AmeriQuest engaged in wholesale distribution of computer products. From February 1991 to December 1992, Dr. Clark served as President, Chief Operating Officer and a Director of Everex Systems, Inc. (a manufacturer of computer equipment). In 1993, subsequent to Dr. Clark's departure, Everex Systems, Inc. filed for protection under Chapter 11 of the Federal bankruptcy laws. A plan of reorganization for Everex Systems was confirmed by the U.S. Bankruptcy Court in 1994. From 1989 through 1991, Dr. Clark served as a computer industry consultant. From 1984 to 1989, Dr. Clark served as President of Ingram Micro, Inc. (a computer wholesale distributor).

  Robert H. Beckett (age 62) was appointed as a Director to AmeriQuest's Board in October 1994 pursuant to a series of agreements described in Proposal 2 below, whereby AmeriQuest acquired Robec, Inc., a microcomputer distributor ("Robec"). In light of continuing negotiations between Robec and AmeriQuest concerning consummation of those agreements, Mr. Beckett resigned from the Board in June 1995. After consummation of the agreements, Mr. Beckett was reappointed to the Board in December 1995. Mr. Beckett was appointed as a Senior Vice President of AmeriQuest in February 1996. For the last 17 years, Mr. Beckett has served as the Chairman of the Board of Directors and President of Robec, which became a wholly-owned subsidiary of AmeriQuest in November 1995.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

  The Board met 15 times, including telephone conference meetings, and did not act by written consent, during fiscal year 1995. No director, with the exception of Robert H. Beckett and Eric J. Werner, attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all committees of the Board on which such director served (during the period that such director served).

  Standing committees of the Board include an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing similar functions.

  Dr. Harry Krischik, Marc L. Werner and Harold L. Clark are the current members of the Audit Committee. During fiscal year 1995, Marc L. Werner, Eric
J. Werner and William T. Walker, Jr. were the members of the Audit Committee, which did not meet during fiscal 1995. The Audit Committee meets with AmeriQuest's independent accountants to review the adequacy of AmeriQuest's internal control systems and financial reporting procedures; reviews the general scope of AmeriQuest's annual audit and the fees charged by the independent accountants; reviews and monitors the performance of non-audit services by AmeriQuest's auditors, reviews the fairness of any proposed transaction between any officer, director or other affiliate of AmeriQuest and AmeriQuest, and after such review, makes recommendations to the full Board; and performs such further functions as may be required by any stock exchange or over-the-counter market upon which AmeriQuest's Common Stock may be listed.

  D. Stephen DeWindt, Dr. Harry Krischik and Marc L. Werner are the current members of the Compensation Committee. During fiscal year 1995, Marc L. Werner, Terren S. Peizer and William N. Silvis were the members of the Compensation Committee, which met 3 times during fiscal year 1995. The Compensation Committee of the Board performs four principal tasks: it recommends to the full Board the compensation of AmeriQuest's Chief Executive Officer, reviews and takes action on the recommendations of the Chief Executive Officer as to the appropriate compensation of AmeriQuest's other officers, approves the granting of any bonuses to officers and reviews other compensation and personnel development matters generally.

DIRECTOR COMPENSATION

  During fiscal year 1995, AmeriQuest paid former outside directors William T. Walker, Jr. and William N. Silvis $2,500 per quarter as director fees. AmeriQuest reimbursed all its outside directors during fiscal 1995 for the expenses they incurred in attending Board meetings. Marc L. Werner and Eric J. Werner have not sought reimbursement for outside director fees for fiscal year 1995. AmeriQuest currently pays its outside directors compensation equal to $2,500 per quarter for serving as directors and reimburses them for the expenses they incur in attending Board meetings.

  AmeriQuest did not in fiscal 1995, nor does it currently, pay its inside directors any additional compensation for serving as directors or reimburse them for the expenses they incur in attending Board meetings. AmeriQuest did not in fiscal 1995, nor does it currently, pay its directors any additional compensation for committee participation or special assignments. Outside directors are not eligible to receive stock options under the proposed 1996 Equity Incentive Plan of AmeriQuest described in Proposal 6 below.

                  THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR
                THE ELECTION OF EACH OF THE NOMINATED DIRECTORS

                 [THIS SPACE IS INTENTIONALLY LEFT BLANK]

                                  PROPOSAL 2

   APPROVAL OF AN AMENDMENT OF AMERIQUEST'S CERTIFICATE OF INCORPORATION TO
     INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK ISSUABLE BY
                                  AMERIQUEST

  Stockholders are being asked to approve an amendment of AmeriQuest's Certificate of Incorporation, which has been approved by the Board subject to stockholder approval, to increase the authorized number of shares of Common Stock issuable by AmeriQuest from 30,000,000 shares to 200,000,000 shares. If this increase in the authorized Common Stock of AmeriQuest is approved by the stockholders at the Meeting, then the amendment of AmeriQuest's Certificate of Incorporation effecting this increase will be filed by AmeriQuest with the Secretary of State of the State of Delaware and will become effective upon the date of filing.

REASONS FOR PROPOSAL

  A portion of the additional shares available for issuance upon the proposed increase in the authorized Common Stock of AmeriQuest will be used for the purposes described below.

1. FOR ISSUANCE OF AMERIQUEST COMMON STOCK UPON (I) CONVERSION OF SHARES OF CURRENTLY OUTSTANDING AMERIQUEST PREFERRED STOCK AND WARRANTS TO ACQUIRE SHARES OF AMERIQUEST PREFERRED STOCK HELD BY COMPUTER 2000 INC., WHICH CONVERSION OCCURS AUTOMATICALLY UPON THE NECESSARY INCREASE IN AMERIQUEST'S AUTHORIZED SHARES OF COMMON STOCK AND (II) POSSIBLE EXERCISE OF A CERTAIN MAINTENANCE OPTION HELD BY COMPUTER 2000 INC.

  On August 21, 1995, in exchange for the cancellation by Computer 2000 Inc. of a debt in the principal amount of $18 million and an additional investment by Computer 2000 Inc. of $31,250,000, AmeriQuest issued to Computer 2000 Inc. in a transaction described below (i) 810,811 shares of AmeriQuest Series A Preferred Stock (convertible into 8,108,110 shares of AmeriQuest Common Stock, subject to adjustment), (ii) 1,785,714 shares of AmeriQuest Series B Preferred Stock (convertible into 17,857,140 shares of AmeriQuest Common Stock, subject to adjustment), (iii) the Achievement Warrants (defined below), which, subject to adjustment, were exercisable for up to 1,403,475 shares of AmeriQuest Series D Preferred Stock (convertible into 14,034,750 shares of AmeriQuest Common Stock, subject to adjustment), (iv) the Acquisition Maintenance Warrant (as defined below), which, subject to adjustment, was exercisable for up to 218,307 shares of AmeriQuest Series E Preferred Stock (convertible into 5,457,675 shares of AmeriQuest Common Stock, subject to adjustment), (v) the Unit Maintenance Warrants (as defined below), which, subject to adjustment, are exercisable for up to 514,857 shares of AmeriQuest Series F Preferred Stock (convertible into 5,148,570 shares of AmeriQuest Common Stock, subject to adjustment), and (vi) the Maintenance Option (as defined below), which as of the Record Date was exercisable for at least approximately 4,510,055 shares of AmeriQuest Common Stock (subject to adjustment).

  Upon the proposed increase in the authorized Common Stock of AmeriQuest, (i) the 810,811 shares of AmeriQuest Series A Preferred Stock would automatically convert into 8,108,110 shares of AmeriQuest Common Stock, (ii) the 1,785,714 shares of AmeriQuest Series B Preferred Stock would automatically convert into 17,857,140 shares of AmeriQuest Common Stock, (iii) the 198,341 shares of Series D Preferred Stock previously issued upon exercise of one of the Achievement Warrants would automatically convert into 1,983,410 shares of Common Stock, (iv) the 102,908 shares of Series E Preferred Stock previously issued upon exercise of the Acquisition Maintenance Warrant would automatically convert into 2,572,700 shares of Common Stock, (v) the remaining Achievement Warrants, rather than being exercisable for up to 1,205,134 shares of AmeriQuest Series D Preferred Stock, would instead be exercisable for up to 12,051,340 shares of AmeriQuest Common Stock (subject to adjustment), which is the same number of shares of AmeriQuest Common Stock into which such shares of AmeriQuest Series D Preferred Stock are convertible, (vi) the remaining Acquisition Maintenance Warrant, rather than being exercisable for up to 115,399 shares of AmeriQuest Series E Preferred Stock, would instead be exercisable for up to 2,884,988 shares of AmeriQuest Common Stock (subject to adjustment), which is the same number of shares of AmeriQuest Common Stock into which such shares of AmeriQuest Series E Preferred Stock are convertible (subject to decrease due to rounding), (vii) the Unit Maintenance Warrants, rather than being exercisable for up to 514,857 shares of AmeriQuest Series F Preferred Stock, would instead be exercisable for up to 5,148,574 shares of AmeriQuest Common Stock (subject to adjustment), which is the same number of shares of AmeriQuest Common Stock into which such shares of AmeriQuest Series F Preferred Stock are convertible (subject to decrease due to rounding), and
(viii) the Maintenance Option, which as of the Record Date was exercisable for at least approximately 4,510,055 shares of AmeriQuest Common Stock (subject to adjustment), will continue to be exercisable in accordance with the terms thereof.

  AmeriQuest's Certificate of Designations setting forth the rights, preferences and privileges of AmeriQuest Series A, Series B, Series D, Series E and Series F Preferred Stock provides that all such Preferred Stock will automatically convert into AmeriQuest Common Stock at such time as there is a sufficient number of authorized shares of AmeriQuest Common Stock to effect the conversion into Common Stock of all outstanding shares of such Preferred Stock and the exercise of all outstanding warrants and options exercisable for such Preferred Stock. Inasmuch as the currently authorized number of shares of AmeriQuest Common Stock is insufficient to effect such conversion and exercise, stockholder approval of the increase in the authorized number of shares of AmeriQuest Common Stock is necessary to accommodate the automatic conversion into AmeriQuest Common Stock of the 810,811 shares of AmeriQuest Series A Preferred Stock, 1,785,714 shares of AmeriQuest Series B Preferred Stock, 198,341 shares of AmeriQuest Series D Preferred Stock and 102,908 shares of AmeriQuest Series E Preferred Stock and the exercise in full for AmeriQuest Common Stock of the Achievement Warrants, the Acquisition Maintenance Warrant, the Unit Maintenance Warrants and the Maintenance Option.

  The effect of approving the increase in the authorized number of shares of AmeriQuest Common Stock will be (i) to cause the automatic conversion into AmeriQuest Common Stock of the outstanding shares of AmeriQuest Series A, B, D and E Preferred Stock held by Computer 2000 Inc. and referred to above (i.e., the 810,811 shares of AmeriQuest Series A Preferred Stock, the 1,785,714 shares of AmeriQuest Series B Preferred Stock, the 198,341 shares of AmeriQuest Series D Preferred Stock and the 102,908 shares of AmeriQuest Series E Preferred Stock) and (ii) to provide sufficient shares of AmeriQuest Common Stock to permit the Achievement Warrants, the Acquisition Maintenance Warrant and the Unit Maintenance Warrants held by Computer 2000 Inc. to be exercised for Common Stock instead of Preferred Stock and the Maintenance Option held by Computer 2000 Inc. to be exercised in full if and when such option becomes exercisable.

  THE STOCKHOLDERS ARE NOT BEING ASKED TO APPROVE THE TRANSACTIONS PURSUANT TO WHICH AMERIQUEST ISSUED SECURITIES TO COMPUTER 2000 INC., BUT INSTEAD ARE BEING ASKED TO APPROVE AN AMENDMENT TO AMERIQUEST'S CERTIFICATE OF INCORPORATION THAT WILL INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK ISSUABLE BY AMERIQUEST. See "(f) No Stockholder Approval for the Transactions under the Computer 2000 Purchase Agreement" below.

  The following is a summary description of the transactions pursuant to which AmeriQuest issued the Series A, B, D and E Preferred Stock, the Achievement Warrants, the Acquisition Maintenance Warrant, the Unit Maintenance Warrants and the Maintenance Option.

 (a) Purchase of Stock, Warrants and Option.

  Pursuant to a Purchase Agreement, dated as of August 7, 1995, between Computer 2000 AG, Computer 2000 Inc. and AmeriQuest (the "Computer 2000 Purchase Agreement"), the following transactions, among others, occurred on August 21, 1995:

    (i) Computer 2000 Inc. assigned certain promissory notes in the principal amount of $18 million and paid an additional $31,250,000.00 to AmeriQuest in exchange for the issuance by AmeriQuest of (a) 810,811 shares of AmeriQuest Series A Preferred Stock (convertible into 8,108,110 shares of AmeriQuest Common Stock, subject to adjustment), (b) 1,785,714 shares of AmeriQuest Series B Preferred Stock (convertible into 17,857,140 shares of AmeriQuest Common Stock, subject to adjustment) and (c) warrants

  (the "Achievement Warrants") to purchase an aggregate of 1,403,475 shares of AmeriQuest Series D Preferred Stock (convertible into 14,034,750 shares of AmeriQuest Common Stock, subject to adjustment) exercisable at $.53 per share of Series D Preferred Stock ($.053 per share of Common Stock on an as-if-converted to Common Stock basis).

    Assuming the exercise by Computer 2000 Inc. of the Achievement Warrants, the conversion of the Series D Preferred Stock issuable upon such exercise and the conversion of the Series A and Series B Preferred Stock issued as described in the preceding paragraph, AmeriQuest will have issued to Computer 2000 Inc. 40,000,000 shares of Common Stock at an average purchase price of approximately $1.25 per share.

    The Achievement Warrants are exercisable in increments equal to approximately one-eighth of the total number of shares purchasable thereunder in the event that any of the following gross sales targets (each a "Performance Milestone") is achieved by AmeriQuest during the eight quarters in the 24-month period ended June 30, 1997: $150 million for the first quarter, $160 million for the second quarter, $190 million for the third quarter, $200 million for the fourth quarter, $220 million for the fifth quarter, $230 million for the sixth quarter, $270 million for the seventh quarter and $280 million for the eighth quarter. AmeriQuest did not achieve the Performance Milestone for the first quarter, which ended September 30, 1995, or the second quarter, which ended December 31, 1995. However, whether or not AmeriQuest achieves any or all of the Performance Milestones, (i) Achievement Warrants for 700,000 shares of Series D Preferred Stock (convertible into 7,000,000 shares of Common Stock, subject to adjustment), in addition to the Achievement Warrants exercisable due to the achievement of any Performance Milestones, will become exercisable on or after July 31, 1996 and (ii) Achievement Warrants for the remaining shares of Series D Preferred Stock will become exercisable on or after July 31, 1997. Moreover, the Achievement Warrants provide for accelerated exercise at any time (for up to the maximum number of shares purchased thereunder) to the extent necessary in order for Computer 2000 Inc. to own 51% of the outstanding voting shares of AmeriQuest's capital stock. Pursuant to this provision, Computer 2000 Inc. exercised one of the Achievement Warrants in February 1996, prior to the Record Date, to purchase 198,341 shares of Series D Preferred Stock. (In February 1996, prior to the Record Date, Computer 2000 Inc. exercised a portion of the Acquisition Maintenance Warrant to purchase 102,908 shares of Series E Preferred Stock.) The Achievement Warrants will cease to be exercisable on August 21, 1998.

    (ii) In consideration for Computer 2000 Inc.'s exchange of the promissory notes and an additional investment of $31,250,000.00, as described in paragraph (i) above, AmeriQuest granted to Computer 2000 Inc. the following pari passu rights with respect to the number of shares issuable under other outstanding warrants, options and other rights to acquire shares of AmeriQuest Common Stock that AmeriQuest has previously granted, or is obligated to grant to others:

      (1) If the total number of shares of Common Stock issued by AmeriQuest in connection with the Robec Acquisition exceeds 2,800,000 shares of AmeriQuest Common Stock, including shares issued upon the exercise of options or warrants granted, assumed or exchanged in connection with the Robec Acquisition (such shares as are so issued in excess of 2,800,000 shares are referred to as the "Incremental Shares"), then Computer 2000 Inc. will have the right, pursuant to a warrant granted by AmeriQuest (the "Acquisition Maintenance Warrant"), to purchase a number of shares of AmeriQuest Series E Preferred Stock (each such share convertible to 25 shares of AmeriQuest Common Stock, subject to adjustment) that will be convertible into a number of shares of AmeriQuest Common Stock equal to the number of Incremental Shares. AmeriQuest issued to Robec shareholders a total of 5,372,710 shares of AmeriQuest Common Stock and 25,830.10 shares of AmeriQuest Series G Preferred Stock convertible into 2,583,010 shares of AmeriQuest Common Stock (subject to adjustment) and Robec stock options were converted into options to purchase up to 301,978 shares of AmeriQuest Common Stock. Therefore, the total number of shares of AmeriQuest Common Stock issued or issuable as a consequence of the Robec Acquisition is 8,257,698 shares (subject to adjustment), and the Acquisition Maintenance Warrant was initially exercisable for up to 218,307 shares of AmeriQuest Series E Preferred Stock (convertible into 5,457,675 shares of Common Stock, subject to adjustment). The exercise price of the Acquisition Maintenance Warrant is $1.25 per share of Series E Preferred Stock ($.05 per share of Common Stock on an as-if-converted to Common Stock). The Acquisition Maintenance Warrant is exercisable at such time, and from time-to-time, as Incremental Shares are issued and, for each such issuance, will remain exercisable for six months thereafter.

      (2) In connection with a private placement in the months of May, June and July of 1995 by AmeriQuest of equity securities, AmeriQuest issued stock and warrants to investors, which included warrants to purchase up to 5,148,574 shares of AmeriQuest Common Stock during a three year period at an exercise price of $1.05 per share (the "Unit Warrants"). If and to the extent that any of the Unit Warrants are exercised, then Computer 2000 Inc. will have the right, pursuant to certain warrants issued by AmeriQuest (the "Unit Maintenance Warrants"), to purchase a number of shares of AmeriQuest Series F Preferred Stock (each such share convertible to 10 shares of AmeriQuest Common Stock, subject to adjustment) that will be convertible into a number of shares of AmeriQuest Common Stock equal to the number of shares issued upon exercise of the Unit Warrants (the "Unit Warrant Shares"). The exercise price of the Unit Maintenance Warrants is $5.25 per share of Series F Preferred Stock ($.525 per share of Common Stock on an as-if-converted to Common Stock). The Unit Maintenance Warrants are exercisable only if and to the extent that any Unit Warrant Shares are issued and, for each such issuance, will remain exercisable for six months thereafter. As of the Record Date, no Unit Warrants had been exercised, so the Unit Maintenance Warrants were not yet exercisable for any shares of Series F Preferred Stock.

      (3) AmeriQuest also granted to Computer 2000 Inc. an option (the "Maintenance Option") to purchase a number of shares of AmeriQuest Common Stock (or other equity securities, as applicable) equal to the number of shares of AmeriQuest Common Stock (or other equity securities) that AmeriQuest issues upon exercise or conversion of all options, warrants or other rights (other than shares subject to the Unit Maintenance Warrants and Acquisition Maintenance Warrant) outstanding as of the date of the Computer 2000 Purchase Agreement (the "Miscellaneous AmeriQuest Options") to acquire (upon conversion or otherwise) any shares ("Additional Shares") of Common Stock or other equity securities of AmeriQuest. The Maintenance Option is exercisable from time-to-time with respect to each issuance of an Additional Share upon the issuance of such Additional Share, will terminate six months after notice to Computer 2000 Inc. of such issuance (subject to extension under certain circumstances) and will be exercisable for the same consideration and on the same terms as the consideration for which and terms under which such Additional Share is issued. Approximately 4,510,055 shares of AmeriQuest Common Stock are issuable as of the Record Date upon exercise of the Miscellaneous AmeriQuest Options.

 (b) Board of Directors and Management.

  Consistent with Computer 2000 Inc.'s acquisition of a majority of AmeriQuest's outstanding voting capital stock and in connection with the Computer 2000 Purchase Agreement, changes were made in AmeriQuest's Board of Directors and management. In August 1995, three of AmeriQuest's existing Directors, Terren Peizer, Eric J. Werner and William N. Silvis, resigned from the Board (Gregory A. White had resigned as a Director in July 1995) and five persons designated by Computer 2000 Inc. were appointed Directors of AmeriQuest. These designees were D. Stephen DeWindt, Klaus J. Laufen and Dr. Harry Krischik, who, at the time, were three of Computer 2000 AG's four Co-Presidents, Mark Mulford, who was a Director of Group Projects with Computer 2000 AG, and Holger Heims, who was Computer 2000 AG's Director of Investment, Tax and Legal. Mr. Laufen has since resigned in December 1995 as a Director of AmeriQuest. Mr. DeWindt was appointed Chairman of the Board and Chief Executive Officer of AmeriQuest, Dr. Krischik was appointed Co-Chairman of the Board, and Mr. Mulford was appointed AmeriQuest's President and Chief Operating Officer. Messrs. DeWindt, Mulford and Heims are no longer officers or directors of Computer 2000 AG or any affiliates thereof other than AmeriQuest. Harold L. Clark, AmeriQuest's Chief Executive Officer, and Stephen
G. Holmes, AmeriQuest's Secretary, Treasurer and Chief Financial Officer, resigned from those positions as a condition of the closing.

 (c) Restriction on Going Private.

  Computer 2000 and AmeriQuest agreed that, for a three year period following August 21, 1995, the affirmative vote of not less than two-thirds of the outstanding shares of AmeriQuest Common Stock held by stockholders other than Computer 2000 and/or any of its affiliates ("Interested Shareholders") would be required for the approval of any Business Combination (as defined below) in which the cash or fair market value of the consideration to be received per share by holders of AmeriQuest Common Stock is less than $1.25 (subject to adjustment). "Business Combination" means any (i) merger or consolidation of AmeriQuest or any subsidiary with Computer 2000 or any entity that is controlled by an Interested Shareholder; (ii) sale or other disposition by AmeriQuest or a subsidiary of all or substantially all of its assets; or (iii) adoption of any plan or proposal for the liquidation or dissolution of AmeriQuest proposed by or on behalf of an Interested Shareholder.

 (d) Indemnity.

  The Computer 2000 Purchase Agreement also provides that, if AmeriQuest incurs any liability, costs or expenses in connection with certain contingencies (primarily related to certain existing litigation and employee terminations) in excess of $2,000,000, then AmeriQuest may be required to issue to Computer 2000 Inc. additional shares of AmeriQuest Common Stock equal to the amount of such excess divided by $1.25. Further, pursuant to the Computer 2000 Purchase Agreement, AmeriQuest has agreed to indemnify Computer 2000 Inc., Computer 2000 AG and their respective shareholders, officers, directors, agents, employees, representatives, attorneys, successors and assigns from losses, costs, expenses and damages arising out of any misrepresentation or breach by AmeriQuest under the Computer 2000 Purchase Agreement or the related agreements once those losses, costs, expenses and damages exceed $100,000 in the aggregate. Such indemnity will, at Computer 2000's option, be payable in cash or shares of AmeriQuest Common Stock valued at the lesser of $1.25 or the then current market price based on a five day average. Computer 2000 has not notified AmeriQuest of whether it will assert that it is entitled to indemnification under the Computer 2000 Purchase Agreement.

 (e) Registration Rights.

  All of the shares of AmeriQuest Common Stock to be issued to Computer 2000 Inc. in the above-described transactions (the "Registrable Securities") will be restricted securities, subject to the resale restrictions of Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"). AmeriQuest and Computer 2000 Inc. have entered into a Registration Rights Agreement which provides that Computer 2000 Inc. can require AmeriQuest to register the Registrable Securities with the Securities and Exchange Commission ("SEC") on Form S-3, or other appropriate form if Form S-3 is not available, and keep such registration effective for three years. Computer 2000 Inc. also has the right to require AmeriQuest to file a registration statement under the Securities Act covering the registration of the Registrable Securities then outstanding having an aggregate offering price to the public of not less than $5,000,000 and to keep such registration effective for up to 120 days.

 (f) No Stockholder Approval for the Transactions under the Computer 2000 Purchase Agreement.

  The transactions provided for in the Computer 2000 Purchase Agreement did not require prior approval or subsequent ratification by the stockholders under AmeriQuest's Certificate of Incorporation or Delaware General Corporation Law. However, the transactions would normally have required approval of AmeriQuest's stockholders pursuant to certain listing requirements of the New York Stock Exchange (the "NYSE"). Prior to the consummation of the transactions provided for in the Computer 2000 Purchase Agreement, the Audit Committee of the Board determined that, due to AmeriQuest's financial condition and needs for financing, any delays necessary for securing stockholder approval prior to the transactions would seriously jeopardize the financial viability of AmeriQuest. At the time, AmeriQuest was financially distressed and, in the opinion of the Audit Committee, financial survival was heavily dependent upon effecting the proposed transactions with Computer 2000 Inc. at the earliest practicable date. Because of the determination, the Board approved AmeriQuest's proceeding with the transactions provided for in the Computer 2000 Purchase Agreement without seeking stockholder approval in reliance upon an exemption to the NYSE's Shareholder Approval Policy applicable to companies in financial distress. The NYSE accepted AmeriQuest's application of the exemption.

2. FOR ISSUANCE OF AMERIQUEST COMMON STOCK UPON CONVERSION OF 25,830.1 SHARES OF AMERIQUEST SERIES G PREFERRED STOCK ISSUED IN CONNECTION WITH THE ROBEC ACQUISITION.

  In November 1995, in connection with the acquisition of Robec, Inc. ("Robec") by AmeriQuest (the "Robec Acquisition"), AmeriQuest issued to certain shareholders of Robec, including Robec's Chairman and Chief Executive Officer Robert H. Beckett (the "Principal Robec Shareholders"), 25,830.1 shares of AmeriQuest Series G Preferred Stock (which shares are convertible into 2,583,010 shares of AmeriQuest Common Stock, subject to adjustment).

  Upon the proposed increase in the authorized Common Stock of AmeriQuest, and upon the satisfaction of certain other conditions described in the following paragraph, the 25,830.1 shares of AmeriQuest Series G Preferred Stock would automatically convert into 2,583,010 shares of AmeriQuest Common Stock.

  Pursuant to AmeriQuest's Certificate of Designations setting forth the rights, preferences and privileges of AmeriQuest Series G Preferred Stock, the 25,830.1 shares of AmeriQuest Series G Preferred Stock will automatically convert into AmeriQuest Common Stock at such time as all three of the following conditions have been satisfied: (a) the stockholders of AmeriQuest approve (i) the conversion of AmeriQuest Series G Preferred Stock into AmeriQuest Common Stock, which approval is the subject of Proposal 4 below, and (ii) an increase in the authorized number of shares of AmeriQuest Common Stock to a number sufficient to accommodate the conversion of all outstanding shares of AmeriQuest Series A, Series B, Series D, Series E, Series F and Series G Preferred Stock into AmeriQuest Common Stock and the payment of all stock dividends payable with respect to the AmeriQuest Series G Preferred Stock, which approval is one of the subjects of this Proposal, and (b) AmeriQuest causes a shelf registration statement to become effective on Form S-3 under the Securities Act that will enable the resale from time-to-time in the public market of the shares of AmeriQuest Common Stock that are received upon conversion of the AmeriQuest Series G Preferred Stock. AmeriQuest intends to cause such a registration to become effective as soon as practicable.

  THE STOCKHOLDERS ARE NOT BEING ASKED TO APPROVE THE ROBEC ACQUISITION, BUT INSTEAD ARE BEING ASKED TO APPROVE AN AMENDMENT TO AMERIQUEST'S CERTIFICATE OF INCORPORATION WHICH WILL INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK ISSUABLE BY AMERIQUEST. See "(a) The Robec Acquisition" below.

  The following is a summary description of the Robec Acquisition and the conversion of the AmeriQuest Series G Preferred Stock:

 (a) The Robec Acquisition.

  Pursuant to the Amended and Restated Agreement and Plan of Reorganization, dated as of August 11, 1994, among AmeriQuest, Robec and the Principal Robec Shareholders, as amended by Amendment No. 1, dated as of August 4, 1995, and Amendment No. 2, dated as of August 15, 1995 (as amended, the "Robec Acquisition Agreement"), AmeriQuest agreed to purchase all of the outstanding shares of Robec in a two step transaction. In step one, the Principal Robec Shareholders exchanged in September 1994, 2,224,029 of their shares of Robec Common Stock for 1,402,805 shares of AmeriQuest Common Stock. This exchange did not require the prior approval or subsequent ratification by the stockholders under AmeriQuest's Certificate of Incorporation, Delaware General Corporation Law or the listing requirements of the New York Stock Exchange. As a result of the exchange, AmeriQuest acquired 50.1% of the outstanding shares of Robec Common Stock. Step two was the merger of a wholly-owned subsidiary of AmeriQuest into Robec, whereby Robec would become a wholly-owned subsidiary of AmeriQuest. Under the Robec Acquisition Agreement, step two (the merger) could not be accomplished until it was approved by the Robec shareholders. In September 1995, the Robec shareholders approved the merger.

  The Robec Acquisition Agreement required AmeriQuest to issue additional shares to the Principal Robec Shareholders upon consummation of the merger if the market value of AmeriQuest Common Stock (during specified periods preceding the date of the meeting of Robec's shareholders held to consider the merger) was below $3.00 (the "Follow-On Exchange"). As a result of this requirement, AmeriQuest was obligated to issue an additional 2,583,010 shares of AmeriQuest Common Stock to the Principal Robec Shareholders upon consummation of the merger. The issuance of these shares of AmeriQuest Common Stock and the shares of AmeriQuest Common Stock issued or issuable in the merger did not require prior approval or subsequent ratification by AmeriQuest's stockholders under AmeriQuest's Certificate of Incorporation or Delaware General Corporation Law. However, such issuance would have exceeded the authorized number of shares of AmeriQuest Common Stock and would have required the approval by the stockholders pursuant to certain NYSE listing requirements.

  On November, 10 1995, in order to accomplish the Robec Acquisition without the delay that would have been necessitated by seeking the approval of the stockholders of AmeriQuest, AmeriQuest entered into an Exchange Agreement with the Principal Robec Shareholders. In order to comply with the NYSE's requirements and avoid the delay of seeking stockholder approval for the Follow-On Exchange, the Exchange Agreement provided for the issuance by AmeriQuest of Preferred Stock rather than Common Stock (the NYSE agreed that stockholder approval was not required for the issuance of Preferred Stock) and further provided that stockholder approval of the conversion of the Preferred Stock would be required before that stock could be converted into Common Stock (a requirement that the NYSE agreed was in compliance with its rules). Accordingly, AmeriQuest agreed in the Exchange Agreement to issue to the Principal Robec Shareholders 25,830.10 shares of a newly created Series G Preferred Stock of AmeriQuest, which shares will be convertible into 2,583,010 shares of AmeriQuest Common Stock, the same number of shares of AmeriQuest Common Stock that the Principal Robec Shareholders would have otherwise received upon consummation of the merger pursuant to the terms of the Robec Acquisition Agreement.

  The merger was consummated on November 13, 1995, whereupon Robec became a wholly-owned subsidiary of AmeriQuest. In the merger, the shares of Robec which remained outstanding were canceled and AmeriQuest issued 3,969,905 shares of AmeriQuest Common Stock in exchange for the Robec shares, and the outstanding Robec stock options were converted into options to purchase up to 301,978 additional shares of AmeriQuest Common Stock. On the same date, AmeriQuest issued to the Principal Robec Shareholders in the Follow-On Exchange, pursuant to the Exchange Agreement, 25,830.10 shares of AmeriQuest Series G Preferred Stock.

  Pursuant to the terms of the Robec Acquisition Agreement, AmeriQuest was required to cause Robert H. Beckett, the Chairman and Chief Executive Officer of Robec, to be appointed as a Director of AmeriQuest and to nominate Mr. Beckett for reelection to the Board at each of the next two annual meetings of AmeriQuest's stockholders. Mr. Beckett was appointed to AmeriQuest's Board in October 1994, but then resigned from the Board in June 1995 as a result of continuing negotiations between AmeriQuest and Robec regarding consummation of the Robec Acquisition. After the completion of the Robec Acquisition, Mr. Beckett was appointed to the Board in December 1995.

 (b) Conversion of the AmeriQuest Series G Preferred Stock.

  Conditions of Conversion. The 25,830.1 shares of AmeriQuest Series G Preferred Stock which were issued to the Principal Robec Shareholders will automatically convert into an aggregate of 2,583,010 shares of AmeriQuest Common Stock (subject to adjustment) when all of the conditions precedent described above have been satisfied.

  Dividend Penalty. For the period commencing September 29, 1995 and ending on the date on which the AmeriQuest Series G Preferred Stock is converted into AmeriQuest Common Stock, AmeriQuest must pay a dividend on the AmeriQuest Series G Preferred Stock at the rate of 15% per annum (based on the deemed initial issuance price of $1.1875 per share of AmeriQuest Common Stock into which the AmeriQuest Series G Preferred Stock may be convertible), which dividend will be payable in shares of AmeriQuest Common Stock (valued for the purposes of the dividend at $1.1875 per share) on the earlier date of conversion or redemption of the Series G Preferred Stock. If the AmeriQuest Series G Preferred Stock is not converted before April 30, 1996, then, for the period commencing April 30, 1996 and ending on the date on which the AmeriQuest Series G Preferred Stock is converted into AmeriQuest Common Stock, AmeriQuest must pay an additional dividend on the Series G Preferred Stock each month in shares of Common Stock equal to 10% of the shares of Common Stock then issuable upon conversion of the AmeriQuest Series G Preferred Stock (the "Dividend Penalty"), payable on the last day of each month (or on the date of conversion if the AmeriQuest Series G Preferred Stock is converted during any month).

  Right of Redemption. If the AmeriQuest Series G Preferred Stock is not converted before November 9, 2000, each holder of any outstanding AmeriQuest Series G Preferred Stock will have the right to cause AmeriQuest to redeem such holder's shares of AmeriQuest Series G Preferred Stock (the "Right of Redemption") at a price equal to the liquidation preference ($1.1875 per share of AmeriQuest Common Stock into which the AmeriQuest Series G Preferred Stock may be convertible) plus any accrued and unpaid dividends.

3. FOR EXERCISE OF OUTSTANDING AMERIQUEST OPTIONS AND OTHER WARRANTS.

  As of the Record Date, outstanding AmeriQuest options and warrants for AmeriQuest Common Stock (excluding the warrants and options owned by Computer 2000 Inc. that are referred to in item 1 above) were exercisable for up to approximately 9,828,107 shares of AmeriQuest Common Stock, which, together with the 27,784,573 shares of AmeriQuest Common Stock outstanding on the Record Date, exceeded the number of authorized shares of AmeriQuest Common Stock by approximately 7,612,680 shares. An increase in the number of authorized shares of AmeriQuest Common Stock would permit the exercise in full of all such outstanding AmeriQuest options and warrants.

4. FOR GENERAL CORPORATE PURPOSES.

  Additional shares available for issuance upon the proposed increase in the authorized Common Stock of AmeriQuest not issued for the purposes described in items 1, 2 and 3 above would be available for issuance from time-to-time for general corporate purposes (such as possible stock splits, stock dividends, acquisitions of companies or assets, settlement of claims, sales of stock or securities convertible into stock, stock options or other employee benefit plans). To address its financing requirements, it is likely that AmeriQuest will seek additional equity financing by the sale of its capital stock. As described in Proposal 6, AmeriQuest is submitting to the stockholders for approval at the Meeting the 1996 Equity Incentive Plan, under which, if approved, an aggregate of 2,000,000 shares of AmeriQuest Common Stock will be available for issuance. Except as described in this item and in items 1, 2 and 3 above, AmeriQuest currently has entered into no agreements with respect to the issuance of additional shares for such purposes. AmeriQuest believes that the availability of the additional shares will provide it with flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment.

EFFECT OF PROPOSAL

  As of the Record Date, there were 27,784,573 shares of AmeriQuest Common Stock issued and outstanding. If stockholders approve this Proposal, then (i) the authorized number of shares of AmeriQuest Common Stock will increase from 30,000,000 shares to 200,000,000 shares, (ii) the outstanding shares of AmeriQuest Series A, B, D and E Preferred Stock held by Computer 2000 Inc. will automatically convert into 30,521,360 shares of AmeriQuest Common Stock,
(iii) the outstanding Achievement Warrants, Acquisition Maintenance Warrant and Unit Maintenance Warrants held by Computer 2000 Inc. will be automatically convert into warrants to purchase shares of AmeriQuest Common Stock instead of AmeriQuest Series D, E and F Preferred Stock, and there will be a sufficient number of shares of AmeriQuest Common Stock to permit the exercise of such warrants, as well as the Maintenance Option held by Computer 2000 Inc., once such warrants and option become exercisable, (iv) the outstanding shares of AmeriQuest Series G Preferred Stock held by the Principal Robec Shareholders will automatically convert, subject to the satisfaction of certain other conditions precedent (including the approval of Proposal 4 below), into 2,583,010 shares of AmeriQuest Common Stock and, as a result, the Acquisition

Maintenance Warrant held by Computer 2000 Inc. will become immediately exercisable for 2,583,010 shares of AmeriQuest Common Stock, all as described above and (v) there would be sufficient number of shares of AmeriQuest Common Stock authorized and reserved for issuance to permit the exercise of the other AmeriQuest warrants and options that are currently outstanding and the issuance of up to 2,000,000 shares of AmeriQuest Common Stock that would be reserved for issuance upon the exercise of options that may be granted under the 1996 Equity Incentive Plan described in Proposal 6 below. Assuming the automatic conversions referred to above (and assuming that no additional shares of AmeriQuest capital stock are issued after the Record Date), AmeriQuest would have approximately 60,888,943 shares of Common Stock issued and outstanding as well as approximately 36,423,064 shares of Common Stock reserved for issuance upon the exercise of outstanding AmeriQuest warrants and options (including the warrants and options referred to above) and options that may be granted in the future under the 1996 Equity Incentive Plan, thus leaving approximately 102,687,993 shares of Common Stock that would otherwise be available for issuance in the future.

  Information concerning pro forma adjustments that would be made in AmeriQuest's capitalization as of December 31, 1995, as well as earnings per share data as of certain periods, to give effect to the adoption of this Proposal and Proposal 4 below, as well as certain other events, is set forth below in "Capitalization and Historical and Pro Forma Earnings Per Share Data."

  If stockholders do not approve this Proposal, then the shares of Series A, B, D and E Preferred Stock held by Computer 2000 Inc. will not convert into Common Stock, and the Achievement Warrants, the Acquisition Maintenance Warrant and the Unit Maintenance Warrant also held by Computer 2000 Inc. will continue to be exercisable for shares of Preferred Stock rather than Common Stock, as described above. Further, the shares of Series G Preferred Stock held by the Robec Principal Shareholders will not convert into Common Stock. As a result, (i) the holders of outstanding shares of Series A, Series B, Series D, Series E and Series F Preferred Stock would continue to have the right to approve (voting as a single class) certain actions of AmeriQuest, such as certain mergers or sales of assets of AmeriQuest and (ii) in the event of any liquidation, dissolution or winding up of AmeriQuest, AmeriQuest would continue to be obligated to pay to the holders of outstanding shares of Series A, Series B, Series D, Series E, Series F and Series G Preferred Stock, prior to making any payment to the holders of Common Stock, $22.20 per share of Series A Preferred Stock, $17.50 per share of Series B Preferred Stock, $0.53 per share of Series D Preferred Stock, $1.25 per share of Series E Preferred Stock, $5.25 per share of Series F Preferred Stock, $118.75 per share of Series G Preferred Stock (the holders of Series G Preferred Stock would also be paid their accrued and unpaid dividends), subject to adjustment. (AmeriQuest would not be obligated to pay to the holders of those shares of Preferred Stock any further payments once their liquidation preference has been paid). Further, AmeriQuest would continue to be obligated to pay the Dividend Penalty and satisfy the Right of Redemption with respect to the outstanding shares of Series G Preferred Stock. Additionally, AmeriQuest would be unable to honor its outstanding AmeriQuest options and warrants, and its ability to seek additional equity financing would be significantly limited.

VOTE REQUIRED

  Approval of the amendment to AmeriQuest's Certificate of Incorporation to increase the authorized Common Stock of AmeriQuest requires the affirmative vote of a majority of the voting power of all shares of AmeriQuest Common Stock and AmeriQuest Preferred Stock issued and outstanding on the Record Date, voting together as a single class.

  On November 10, 1995, Computer 2000 Inc. entered into a Voting Agreement (the "Robec Voting Agreement"), pursuant to which Computer 2000 Inc. agreed
(a) to vote its shares of AmeriQuest's capital stock in favor of (i) approving the conversion of AmeriQuest Series G Preferred Stock into AmeriQuest Common Stock and (ii) increasing the authorized number of shares of AmeriQuest Common Stock and (b) to use its best efforts to cause AmeriQuest to fulfill its obligations to cause the resale of the shares issued upon conversion of AmeriQuest Series G Preferred Stock to be registered on Form S-3. On the Record Date, Computer 2000 Inc. held 31,053,360 shares of AmeriQuest Common Stock and AmeriQuest Preferred Stock (on an as converted to Common Stock basis). Such shares comprise an aggregate of approximately 51.0% of the total number of shares of AmeriQuest Common Stock and AmeriQuest Preferred Stock (on an as converted to Common Stock basis) outstanding on the Record Date and entitled to vote on this Proposal. Additionally, on the Record Date, the Principal Robec Shareholders held 4,797,326 shares of AmeriQuest Common Stock and AmeriQuest Preferred Stock (on an as converted to Common Stock basis). Such shares comprise an aggregate of approximately 7.9% of the total number of shares of AmeriQuest Common Stock and AmeriQuest Preferred Stock (on an as converted to Common Stock basis) outstanding on the Record Date and entitled to vote on this Proposal. However, the Principal Robec Shareholders are not contractually obligated to vote their shares of AmeriQuest's capital stock in favor of increasing the authorized number of shares of AmeriQuest Common Stock.

                THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE
            APPROVAL OF AN AMENDMENT OF AMERIQUEST'S CERTIFICATE OF
         INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF

   COMMON STOCK ISSUABLE BY AMERIQUEST FROM 30,000,000 SHARES TO 200,000,000
                                  SHARES

                 [THIS SPACE IS INTENTIONALLY LEFT BLANK]

                                  PROPOSAL 3

        APPROVAL OF AN AMENDMENT OF AMERIQUEST'S CHARTER DOCUMENTS

          TO PERMIT THE REISSUANCE OF SHARES OF PREFERRED STOCK

  AmeriQuest's charter documents currently provide that AmeriQuest is authorized to issue up to 5,000,000 shares of Preferred Stock. However, the charter documents also provide that, whenever shares of Preferred Stock that have been issued or retired (after the conversion of any issued shares into Common Stock or the redemption or repurchase by AmeriQuest or otherwise), such shares of Preferred Stock may not be reissued. The stockholders are being asked to approve an amendment to AmeriQuest's charter documents that would have the effect of eliminating this prohibition on reissuance and, thereby, permitting AmeriQuest to authorize the issuance of additional shares of Preferred Stock in place of any shares of Preferred Stock that have been issued and subsequently retired.

REASONS FOR PROPOSAL

  There are currently 2,923,604.1 shares of AmeriQuest Preferred Stock issued and outstanding. If Proposals 2 and 4 are approved by the stockholders, and certain other conditions described in Proposal 2 are satisfied, then those shares will be converted into Common Stock and retired. Under the current charter documents of AmeriQuest, those shares (as well as any additional shares of Preferred Stock that may be issued in the future and subsequently retired) may not be reissued. The Board believes it would be in AmeriQuest's best interests to permit such shares of Preferred Stock, once issued and then retired, to be reissued from time to time as the Board may deem appropriate.

  If this Proposal is approved, AmeriQuest's charter documents would no longer prohibit the reissuance of shares of Preferred Stock that are issued and subsequently retired. Instead, such shares may be reissued in the same series as the previously-issued shares or such shares may be reissued as shares of one or more different series of Preferred Stock (including series that are designated by the Board and, in some instances, the stockholders in the future).

  If the 2,923,604.1 shares of Preferred Stock that are currently issued and outstanding are converted into shares of Common Stock, which would occur if Proposals 2 and 4 are adopted, and certain other conditions described in Proposal 2 are satisfied, then these shares would be retired and, under this Proposal, would be available for reissuance. Similarly, AmeriQuest has an additional 2,017,083 shares of Preferred Stock that are reserved for issuance upon the exercise of currently outstanding warrants that are held by Computer 2000 Inc. If these warrants are exercised and if the shares of Preferred Stock that are issued upon such exercise are subsequently converted into Common Stock, those shares of Preferred Stock would be retired and could then be reissued as described above. Accordingly, the adoption of this Proposal may have the effect of making available for reissuance over 2,900,000 shares of Preferred Stock and, in certain circumstances, at least 2,000,000 additional shares of Preferred Stock, depending on how many shares of Preferred Stock are actually issued and retired in the future. If, however, Proposals 2 and 4 are not adopted, it is possible that no shares of Preferred Stock that are issued will be converted or otherwise retired in the future, in which event this Proposal would not have any material effect.

  Any additional shares available for issuance as a result of the approval of this Proposal would be available for issuance from time to time for general corporate purposes (such as possible stock splits, stock dividends, acquisitions of companies or assets, or sales of stock or securities convertible into stock). AmeriQuest currently has entered into no agreements with respect to the issuance of shares for such purposes. AmeriQuest believes that the availability of the shares will provide it with flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment.

  If this Proposal is not adopted by the stockholders, then any shares of Preferred Stock that are issued and subsequently converted or otherwise retired could not be reissued.

EFFECT OF PROPOSAL

  The Board is authorized, subject to any limitations prescribed by Delaware law, to provide for the issuance of any authorized but unissued shares of Preferred Stock in one or more series, to establish from time-to-time the number of shares to be included in each such series, to fix the powers, preferences and rights of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding), without any further vote or action by AmeriQuest's stockholders. The Board may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of AmeriQuest Common Stock. Consequently, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of AmeriQuest.

VOTE REQUIRED

  Approval of the amendment to AmeriQuest's charter documents to permit the reissuance of Preferred Stock requires the affirmative vote of (i) a majority of the voting power of all shares of AmeriQuest Common Stock and AmeriQuest Preferred Stock issued and outstanding on the Record Date, voting together as a single class, and (ii) a majority of the voting power of all shares of AmeriQuest Series A, Series B, Series D, Series E and Series F Preferred Stock issued and outstanding on the Record Date, voting together as a single class.

                THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE

            APPROVAL OF THE AMENDMENT OF AMERIQUEST'S CHARTER

          DOCUMENTS TO PERMIT THE REISSUANCE OF PREFERRED STOCK

                 [THIS SPACE IS INTENTIONALLY LEFT BLANK]

                                  PROPOSAL 4

                          APPROVAL OF THE CONVERSION
                       OF AMERIQUEST SERIES G PREFERRED
                      STOCK INTO AMERIQUEST COMMON STOCK

  Stockholders are being asked to approve the conversion of AmeriQuest Series G Preferred Stock into AmeriQuest Common Stock.

REASONS FOR PROPOSAL

  As more fully described in Proposal 2 above, in connection with the Robec Acquisition, AmeriQuest issued to the Principal Robec Shareholders an aggregate of 25,830.1 shares of AmeriQuest Series G Preferred Stock, which shares will be automatically converted into an aggregate of 2,583,010 shares of AmeriQuest Common Stock (subject to adjustment) upon the satisfaction of certain conditions precedent described in Proposal 2. One such condition, set forth in AmeriQuest's Certificate of Designations setting forth the rights, preferences and privileges of AmeriQuest Series G Preferred Stock, is that AmeriQuest's stockholders must approve the conversion of AmeriQuest Series G Preferred Stock into AmeriQuest Common Stock.

  THE STOCKHOLDERS ARE NOT BEING ASKED TO APPROVE THE ROBEC ACQUISITION, BUT INSTEAD ARE BEING ASKED TO APPROVE THE CONVERSION OF THE SERIES G PREFERRED STOCK INTO COMMON STOCK. See "(a) The Robec Acquisition" in Proposal 2 above.

EFFECT OF PROPOSAL

  If the 25,830.1 shares of AmeriQuest Series G Preferred Stock issued to the Principal Robec Shareholders convert into AmeriQuest Common Stock before April 30, 1996, then, as described in Proposal 2 above, AmeriQuest will not be obligated to pay the Dividend Penalty or satisfy the Right of Redemption.

  If stockholders do not approve this Proposal, then the shares of Series G Preferred Stock held by the Robec Principal Shareholders will not convert into Common Stock. As a result, AmeriQuest will continue to be obligated to pay the Dividend Penalty and satisfy the Right of Redemption.

VOTE REQUIRED

  Approval of the conversion of AmeriQuest Series G Preferred Stock into AmeriQuest Common Stock requires the affirmative vote of a majority of the voting power of the shares of AmeriQuest Common Stock and AmeriQuest Preferred Stock present in person or by proxy at the Meeting and issued and outstanding on the Record Date, voting together as a single class.

  As described in Proposal 2 above, pursuant to the Robec Voting Agreement, Computer 2000 Inc. has agreed, among other things, to vote its shares of AmeriQuest's capital stock in favor of approving the conversion of AmeriQuest Series G Preferred Stock into AmeriQuest Common Stock. On the Record Date, Computer 2000 Inc. held 31,053,360 shares of AmeriQuest Common Stock and AmeriQuest Preferred Stock (on an as converted to Common Stock basis). Such shares comprise an aggregate of approximately 51.0% of the total number of shares of AmeriQuest Common Stock and AmeriQuest Preferred Stock (on an as converted to Common Stock basis) outstanding on the Record Date and entitled to vote on this Proposal. Additionally, on the Record Date, the Principal Robec Shareholders held 4,797,326 shares of AmeriQuest Common Stock and AmeriQuest Preferred Stock (on an as converted to Common Stock basis). Such shares comprise an aggregate of approximately 7.9% of the total number of shares of AmeriQuest Common Stock and AmeriQuest Preferred Stock (on an as converted to Common Stock basis) outstanding on the Record Date and entitled to vote on this Proposal. However, the Principal Robec Shareholders are not contractually obligated to vote their shares of AmeriQuest's capital stock in favor of approving the conversion of AmeriQuest Series G Preferred Stock into AmeriQuest Common Stock.

 THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE CONVERSION OF
       AMERIQUEST SERIES G PREFERRED STOCK INTO AMERIQUEST COMMON STOCK

                                  PROPOSAL 5

                         RATIFICATION OF CERTAIN PRIOR
                     ISSUANCES BY AMERIQUEST OF SECURITIES

  Stockholders are being asked to ratify certain prior issuances by AmeriQuest of securities to various parties as described below (the "Prior Issuances"). The Prior Issuances did not require prior approval or subsequent ratification by the stockholders under AmeriQuest's Certificate of Incorporation or Delaware General Corporation Law. AmeriQuest believes that, based upon discussions with the NYSE, ratification of the Prior Issuances may be necessary to meet AmeriQuest's listing requirements with the NYSE.

DESCRIPTION OF PRIOR ISSUANCES OF SECURITIES

  The following table summarizes the Prior Issuances which the stockholders are being asked to ratify:

                                                                       SALE PRICE
                                                                      PER SHARE OR
    WHEN    NAME OF PARTY TO WHOM                                   CURRENT EXERCISE
   ISSUED   SECURITIES WERE ISSUED          SECURITIES ISSUED       PRICE PER SHARE
   ------   ----------------------          -----------------       ----------------
   12/93    Harold L. Clark           Option for 250,000 shares of       $1.00
                                      Common Stock(1)
   12/93    Stephen G. Holmes         Option for 100,000 shares of       $1.00
                                      Common Stock(2)
   12/93    Michael Rusert            Option for 50,000                  $2.00
                                      (originally 100,000) shares
                                      of Common Stock(3)
   03/94    Manufacturers Indemnity   Option for 150,000 shares of       $4.50
            and Insurance Company of  Common Stock(4)
            America
   10/94    Manufacturers Indemnity   200,000 shares of Common           $2.50
            and Insurance Company of  Stock(5)
            America
   10/94    Harold L. Clark           200,000 shares of Common           $2.50
                                      Stock(6)
   10/94    Stephen G. Holmes         50,000 shares of Common            $2.50
                                      Stock(7)
   11/94    Various private           1,540,000 shares of Common         $2.40
            investors, including      Stock(8)
            Manufacturers Indemnity
            and Insurance Company of  Warrants for 1,540,000             $1.75
            America and Wendover      shares of Common Stock(8)
            Financial Company
  05/95-    Various private           2,574,287 shares of Common         $1.75
   07/95    investors, including      Stock(9)
            Manufacturers Indemnity
            and Insurance Company of  Warrants for 5,148,574             $1.05
            America                   shares of Common Stock(9)
   07/95    William T. Walker, Jr.    35,000 shares of Common        Prior services
                                      Stock(10)
   07/95    William N. Silvis         15,000 shares of Common        Prior services
                                      Stock(11)

--------
(1) In December 1993, AmeriQuest granted to Dr. Clark a non-qualified stock option exercisable for 250,000 shares of Common Stock at $2.00 per share (subject to proportional adjustment in the event of stock splits, stock combinations, stock dividends, recapitalizations and mergers), expiring six years from the date of grant, subject to earlier termination upon termination of employment. This option vested in 25% increments every 14 months. Pursuant to a Settlement Agreement and Release entered into between AmeriQuest and Dr. Clark in connection with the termination of his employment, this option was repriced in August 1995 to be exercisable at $1.00 per share, was deemed fully vested and exercisable only during the two year period following the repricing (this option was subsequently amended so that it is exercisable until the date which is two years after the Meeting). At the time this option was granted and at the time this option was repriced, Dr. Clark was the Chief Executive Officer of AmeriQuest. AmeriQuest granted this option as an employment incentive and expects to use the proceeds from any exercise thereof for general working capital purposes.

(2) In December 1993, AmeriQuest granted to Mr. Holmes a non-qualified stock option exercisable for 100,000 shares of Common Stock at $2.00 per share (subject to proportional adjustment in the event of stock splits, stock combinations, stock dividends, recapitalizations and mergers), expiring six years from the date of grant, subject to earlier termination upon termination of employment. This option vested in 25% increments every 14 months. Pursuant to a Settlement Agreement and Release entered into between AmeriQuest and Mr. Holmes in connection with the termination of his employment, this option was repriced in August 1995 to be exercisable at $1.00 per share, was deemed fully vested and exercisable only during the two year period following the repricing (this option was subsequently amended so that it is exercisable until the date which is two years after the Meeting). At the time this option was granted and at the time this option was repriced, Mr. Holmes was the Chief Financial Officer of AmeriQuest. AmeriQuest granted this option as an employment incentive and expects to use the proceeds from any exercise thereof for general working capital purposes.

(3) In December 1993, AmeriQuest granted to Mr. Rusert a non-qualified stock option exercisable for 100,000 shares of Common Stock at $2.00 per share (subject to proportional adjustment in the event of stock splits, stock combinations, stock dividends, recapitalizations and mergers), expiring six years from the date of grant, subject to earlier termination upon termination of employment. This option vested in 25% increments every 14 months. Pursuant to a Severance Agreement entered into between AmeriQuest and Mr. Rusert in connection with the termination of his employment, in October 1994 the vesting of this option was accelerated such that it is exercisable for 50,000 shares of Common Stock and is exercisable only until the date which is 90 days after the Meeting. At the time this option was granted, Mr. Rusert was the Chief Operating Officer of AmeriQuest. AmeriQuest granted this option as an employment incentive and expects to use the proceeds from any exercise thereof for general working capital purposes.

(4) In March 1994, AmeriQuest granted to Manufacturers Indemnity and Insurance Company of America ("MIICA") a non-qualified option exercisable for 150,000 shares of Common Stock at $4.50 per share (subject to proportional adjustment in the event of stock splits, stock dividends, recapitalizations and mergers), expiring five years from the date of grant (subject to earlier expiration if at least one representative of MIICA is not serving AmeriQuest as a director/consultant and as a member of AmeriQuest's acquisition committee). This option vested when AmeriQuest's operations attained a sales "run rate" of $300 million per year. At the time this option was granted, Marc L. Werner and Eric J. Werner were Directors of both MIICA and of AmeriQuest. Marc L. Werner remains a Director of AmeriQuest, and Eric J. Werner resigned in August 1995 as a Director of AmeriQuest. This option was granted as incentive for Marc L. Werner and Eric J. Werner to assist AmeriQuest with its policy of growth by acquisition of other companies. AmeriQuest expects to use the proceeds from any exercise of this option for general working capital purposes.

(5) In October 1994, AmeriQuest sold to MIICA 200,000 shares of Common Stock at $2.50 per share. The purchase price at which AmeriQuest sold these shares was $0.10 per share greater than the purchase price at which AmeriQuest sold promissory notes convertible into shares in the 1994 Private Placement completed in October 1994 described in footnote (8) below. MIICA paid in cash the total par value for the shares of $2,000 and remains obligated to pay the balance of $498,000. This payment obligation is unsecured and does not bear interest. Payment was originally due in October 1995, but, in July 1995, AmeriQuest extended the due date until September 1996. At the time these shares were purchased, Marc L. Werner and Eric J. Werner were Directors of both MIICA and AmeriQuest. AmeriQuest expects to use the proceeds from the sale of these shares for general working capital purposes.

(6) In October 1994, AmeriQuest sold to Dr. Clark 200,000 shares of Common Stock at $2.50 per share. The purchase price at which AmeriQuest sold these shares was $0.10 per share greater than the purchase price at which AmeriQuest sold promissory notes convertible into shares in the 1994 Private Placement completed in October 1994 described in footnote (8) below. Dr. Clark paid in cash the total par value for the shares of $2,000 and tendered a non-interest bearing promissory note for the balance of $498,000, which promissory note is secured by these shares purchased. The promissory note was originally due in October 1995, but, in July 1995, AmeriQuest extended the due date until September 1996. At the time Dr. Clark purchased these shares, he was the Chief Executive Officer of AmeriQuest. AmeriQuest expects to use the proceeds from the sale of these shares for general working capital purposes.

(7) In October 1994, AmeriQuest sold to Mr. Holmes 50,000 shares of Common Stock at $2.50 per share. The purchase price at which AmeriQuest sold these shares was $0.10 per share greater than the purchase price at which AmeriQuest sold promissory notes convertible into shares in the 1994 Private Placement completed in October 1994 described in footnote (8) below. Mr. Holmes paid in cash the total par value for the shares of $500 and tendered a non-interest bearing promissory note for the balance of $124,500, which promissory note is secured by these shares purchased. The promissory note was originally due in October 1995, but, in July 1995, AmeriQuest extended the due date until September 1996. At the time Mr. Holmes purchased these shares, he was the Chief Financial Officer of AmeriQuest. AmeriQuest expects to use the proceeds from the sale of these shares for general working capital purposes.

(8) In October 1994, AmeriQuest sold to various investors in a private placement Unsecured, Convertible Promissory Notes for an aggregate purchase price of $3,696,000 (the "1994 Private Placement"). AmeriQuest applied the proceeds of the 1994 Private Placement to acquire Ross White Enterprises, Inc. d/b/a "National Computer Distributors" ("NCD"). Each Unsecured, Convertible Promissory Note matured in November 1994 and was convertible at any time prior to maturity into such number of units as was equal to the principal payable thereunder divided by $2.40, with each unit consisting of one share of Common Stock and one warrant to purchase one share of Common Stock. The principal amount of each note was unsecured and bore interest at the rate of the "Six-month Treasuries Rate". Accrued and unpaid interest was to be forgiven upon conversion of the notes to units. The Unsecured, Convertible Promissory Notes sold in the 1994 Private Placement were convertible into units consisting of an aggregate of 1,540,000 shares of Common Stock and warrants to purchase an aggregate of 1,540,000 shares of Common Stock. Each warrant was exercisable for a four year period at $3.50 per share (subject to proportional adjustment in the event of stock splits, stock combinations, stock dividends, recapitalizations and mergers); provided, that, if AmeriQuest were to sell Common Stock at a price per share less than the exercise price then in effect under the warrant at any time during the period beginning in October 1994 and ending in April 1995, then the exercise price would be reduced to that price per share. The Unsecured, Convertible Promissory Notes were automatically to convert into shares and warrants as described above upon the consummation of the acquisition of NCD. AmeriQuest agreed to register the shares issued and issuable upon conversion of the Unsecured, Convertible Promissory Notes.

  In November 1994, the acquisition by AmeriQuest of NCD closed and, as a result, the Unsecured, Convertible Promissory Notes automatically converted into shares and warrants as described above. The exercise price of all the warrants issued in connection with the 1994 Private Placement was reduced to $1.75 per share in August 1995 to reflect the sale of Common Stock at $1.75 per share in the 1995 Private Placement (described below in footnote
  (10)). The shares issued and issuable in the 1994 Private Placement were registered with the SEC on Form S-3 in July 1995.

  MIICA purchased an Unsecured, Convertible Promissory Note in the 1994 Private Placement for a purchase price of $456,000. MIICA advanced this sum prior to the purchase of Unsecured, Convertible Promissory Notes by any other participant in the 1994 Private Placement (except for Wendover Financial Company, which, as explained in the following paragraph, purchased an Unsecured, Convertible Promissory Note at the same time as MIICA) and prior to the determination of the final terms under which Unsecured, Convertible Promissory Notes would be sold in the 1994 Private Placement. MIICA purchased its Unsecured, Convertible Promissory Note under the agreement that the terms thereof would be the same terms that would subsequently be agreed upon by the other participants in the 1994 Private Placement. Upon the conversion in November 1994 of the Unsecured, Convertible Promissory Note purchased by MIICA, AmeriQuest issued to MIICA 190,000 shares of Common Stock and warrants to purchase 190,000 shares of Common Stock. At the time MIICA purchased the Unsecured, Convertible Promissory Note and at the time that the Unsecured, Convertible Promissory Note was converted into stock and warrants, Marc L. Werner and Eric J. Werner were Directors of both MIICA and AmeriQuest.

  Wendover Financial Company ("Wendover") purchased an Unsecured, Convertible Promissory Note in the 1994 Private Placement for a purchase price of $240,000. Wendover advanced this sum prior to the purchase of Unsecured, Convertible Promissory Notes by any other participant in the 1994 Private Placement (except for MIICA, which purchased an Unsecured, Convertible Promissory Note at the same time as Wendover) and prior to the determination of the final terms under which Unsecured, Convertible Promissory Notes would be sold in the 1994 Private Placement. Wendover purchased its Unsecured, Convertible Promissory Note under the agreement that the terms thereof would be the same terms that would subsequently be agreed upon by the other participants in the 1994 Private Placement. Upon the conversion in November 1994 of the Unsecured, Convertible Promissory Note purchased by Wendover, AmeriQuest issued to Wendover 100,000 shares of Common Stock and warrants to purchase 100,000 shares of Common Stock. At the time Wendover purchased the Unsecured, Convertible Promissory Note and at the time that the Unsecured, Convertible Promissory Note was converted into stock and warrants, Terren S. Peizer was affiliated with Wendover and was a Director of AmeriQuest. Mr. Peizer resigned in August 1995 as a Director of AmeriQuest.

(9) Over the months of May, June and July in 1995, AmeriQuest sold to various investors in a private placement (the "1995 Private Placement") units consisting of an aggregate of 2,574,287 shares of AmeriQuest Common Stock and 2,574,287 warrants to purchase an aggregate of 5,148,574 shares of AmeriQuest Common Stock (collectively, the "1995 Private Placement Common Shares"). The aggregate purchase price for the units was $4,505,002.25. Each unit was sold for $1.75 and consisted of one share of AmeriQuest Common Stock and one warrant to purchase two shares of AmeriQuest Common Stock. Each such warrant is exercisable for a three year period at $1.05 per share (subject to proportional adjustment in the event of stock splits, stock combinations, stock dividends, recapitalizations and mergers). In the event AmeriQuest sells shares of its Common Stock in financings to third parties (which the Board believes excludes, among other parties, Computer 2000 AG and Computer 2000 Inc.) at a price per share less than $1.75 at any time during a certain period beginning in July 1995 and ending in December 1996, including, without limitation, shares issued upon the conversion of outstanding debt or equity securities, AmeriQuest must issue additional shares to the purchasers of the shares of Common Stock purchased as part of the units in such a number as to effectively reduce the purchase price of the units to the same price per share as the shares sold to the other parties during such period. This anti-dilution protection does not apply to any outstanding securities, any outstanding rights to acquire securities or any securities issued upon exercise of options or warrants granted, previously or in the future, to employees or consultants. AmeriQuest agreed to register as soon as possible the 1995 Private Placement Common Shares, but has not yet done so. AmeriQuest used the proceeds of the 1995 Private Placement to reduce its outstanding debt obligations and for general working capital purposes.

  MIICA purchased in the 1995 Private Placement for a total purchase price of $1,190,000 units consisting of an aggregate of 680,000 shares of Common Stock and 680,000 warrants to purchase an aggregate of 1,360,000 shares of Common Stock. MIICA advanced this sum prior to the purchase of units by any other participant in the 1995 Private Placement and prior to the determination of the final terms under which units would be sold in the 1995 Private Placement. MIICA purchased its units under the agreement that the terms thereof would be the same terms that would subsequently be agreed upon by the other participants in the 1995 Private Placement. At the time MIICA purchased the units, Marc L. Werner and Eric J. Werner were Directors of both MIICA and AmeriQuest.

(10) In July 1995, AmeriQuest canceled options exercisable for 2,500, 2,500, 15,000 and 15,000 shares at $1.50, $1.50, $2.00 and $3.375 per share, respectively, previously granted to Mr. Walker and, in lieu thereof, granted to Mr. Walker 35,000 fully-paid shares of Common Stock in consideration of prior services rendered by Mr. Walker to AmeriQuest. At the time AmeriQuest issued these shares, Mr. Walker was a Director of AmeriQuest.

(11) In July 1995, AmeriQuest canceled an option exercisable for 15,000 shares at $3.375 per share, previously granted to Mr. Silvis and, in lieu thereof, granted to Mr. Silvis 15,000 fully-paid shares of Common Stock in consideration of prior services rendered by Mr. Silvis to AmeriQuest. At the time AmeriQuest issued these shares, Mr. Silvis was a Director of AmeriQuest.

PURPOSE AND EFFECT OF PROPOSAL

  This Proposal is intended to allow AmeriQuest to meet certain listing requirements of the NYSE. As interpreted by the NYSE, those listing requirements require AmeriQuest, in order to maintain the listing of its Common Stock on the NYSE, to obtain stockholder approval of certain issuances of Common Stock (or in connection with certain issuances of Common Stock), including issuances to insiders of AmeriQuest. AmeriQuest believes that stockholder ratification of the Prior Issuances will be deemed by the NYSE to satisfy this requirement. If the Prior Issuances are not ratified, then the NYSE may take the position that the shares of Common Stock issued or issuable in connection with the Prior Issuances cannot be listed on the NYSE and that all AmeriQuest's Common Stock will be de-listed from trading on the NYSE. If such de-listing occurs, the Common Stock might be tradeable only in the over-the-counter market (the "pink sheets"). Continued listing of AmeriQuest Common Stock on the NYSE is also dependent on continued compliance with other listing requirements that cannot be addressed by stockholder action, including the existence of abnormally low selling price or volume of trading and unsatisfactory financial conditions and/or operating results. As a result of AmeriQuest's recent stock price and historical losses, the NYSE has had discussions with AmeriQuest regarding those matters and there can be no assurance that the NYSE will not take action to delist AmeriQuest Common Stock from trading due to such factors or other reasons.

VOTE REQUIRED

  Ratification of the Prior Issuances requires the affirmative vote of a majority of the voting power of the shares of AmeriQuest Common Stock and AmeriQuest Preferred Stock present in person or represented by proxy at the Meeting and issued and outstanding on the Record Date, voting together as a single class.

   THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE PRIOR
                                   ISSUANCES

                 [THIS SPACE IS INTENTIONALLY LEFT BLANK]

                                  PROPOSAL 6

                          1996 EQUITY INCENTIVE PLAN

  Stockholders are being asked to approve AmeriQuest's 1996 Equity Incentive Plan (the "1996 Plan").

  In February 1996, the Board unanimously adopted the 1996 Plan and resolved to reserve, subject to approval of Proposal 2 above, 2,000,000 shares of AmeriQuest Common Stock for issuance thereunder. The 1996 Plan is intended to replace AmeriQuest's present stock option plans, under which AmeriQuest does not intend to grant any additional stock options. No shares will be issued pursuant to the 1996 Plan unless and until stockholder approval of the 1996 Plan has been obtained. The closing price of AmeriQuest Common Stock on the NYSE on the Record Date was $.813 per share.

  The following is a summary of the principal provisions of the 1996 Plan, as it is proposed to be approved. Reference is made to the full text of the 1996 Plan.

  Shares Subject to the 1996 Plan. As explained above, an aggregate of 2,000,000 shares of AmeriQuest Common Stock will be reserved by the Board for issuance under the 1996 Plan. If any award granted pursuant to the 1996 Plan expires or terminates for any reason without being exercised or shares issued and returned in whole or in part, the shares released from such award will again become available for grant and purchase under the 1996 Plan.

  Eligibility. Awards may be granted under the 1996 Plan to employees, officers, directors, consultants and advisors of AmeriQuest, or any parent, subsidiary or affiliate of AmeriQuest. A Stock Option Committee (the "Committee"), to be appointed by the Board, in its sole discretion will select the recipients of awards (the "Participants"). The maximum number of shares that may be issued to any one Participant under the 1996 Plan is 500,000 shares in any calendar year, except in the case of a new employee who is eligible to receive 800,000 shares in the year that employment commences. As of the Record Date, approximately 400 persons were eligible to receive awards under the 1996 Plan.

  Administration. The 1996 Plan will be administered by the Committee, the members of which are appointed by the Board. The persons whom the Board will appoint to the Committee will be "disinterested persons", as that term is defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and "outside directors", as that term is defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

  Subject to the terms of the 1996 Plan, the Committee will determine the persons who are to receive awards, the number of shares subject to each such award and the terms and conditions of each such award. However, the Chief Executive Officer will be authorized to make grants to non-officer employees of awards to purchase no more than 10,000 shares pursuant to guidelines established by the Committee. The Committee will have the authority to construe and interpret any of the provisions of the 1996 Plan or any awards granted thereunder.

  Stock Options. Options granted under the 1996 Plan may be incentive stock options ("ISOs") within the meaning of Section 422 of the Code, or nonqualified stock options ("NQSOs"); however, only employees of AmeriQuest, or of a parent or subsidiary of AmeriQuest, may be granted ISOs. Options under the 1996 Plan will have a maximum term of ten years after the date of grant for holders of 10% or less of AmeriQuest's, or any parent's or subsidiary's, outstanding capital stock. The option term will be limited to five years for holders of more than 10% of such stock.

  The exercise price of an ISO granted under the 1996 Plan may not be less than the Fair Market Value (as defined in the 1996 Plan) of AmeriQuest Common Stock on the date of grant, except that for an option granted to a person holding more than 10% of the total combined voting power of all classes of stock of AmeriQuest or any parent or subsidiary of AmeriQuest, the exercise price must be not less than 110% of such Fair Market Value. The exercise price of an NQSO granted under the 1996 Plan may not be less than 85% of the Fair Market Value of AmeriQuest Common Stock on the date of grant.

  The exercise of options granted under the 1996 Plan, plus any applicable income tax withholding, may be paid (i) in cash (by check); or where permitted by law and approved by the Committee, in its sole discretion, at the time of grant; (ii) by cancellation of indebtedness of AmeriQuest to the Participant;
(iii) by a full recourse promissory note bearing reasonable interest, provided that the portion of the purchase price equal to the par value of the shares shall be paid in cash; (iv) by surrender of shares of AmeriQuest Common Stock owned by the Participant for at least six months and having a fair market value on the date of surrender equal to the aggregate exercise price of the option; (v) by waiver of compensation due to or accrued by the Participant for services rendered; (vi) by a "same-day sale" commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (a "NASD Dealer"); (vii) by a "margin" commitment from the Participant and a NASD Dealer; or (viii) by any combination of the foregoing.

  Restricted Stock Awards. The Committee may grant Participants restricted stock awards to purchase stock either in addition to, or in tandem with, other awards under the 1996 Plan. Restricted stock awards will be subject to such restrictions as the Committee may impose. These restrictions may be based upon completion of a specified number of years of service with AmeriQuest or upon completion of performance goals as set out in advance. Prior to the grant of any award, the Committee must: (a) determine the nature, length (not to exceed five years) and starting date of any performance period for restricted stock awards; (b) select from among the performance factors to be used to measure performance goals, if any; and (c) determine the number of shares that may be awarded to the Participant. Prior to the payment of any award, the Committee must determine the extent to which such award has been earned. No award with respect to any individual Participant during any performance period can exceed 30% of the shares reserved under the 1996 Plan. The purchase price for such awards must be no less than the par value of AmeriQuest's Common Stock on the date of the award. Payment of the purchase price for restricted stock may be made as described under "Stock Options" above.

  Stock Bonus Awards. The Committee may grant Participants stock bonus awards either in addition to, or in tandem with, other awards under the 1996 Plan, under such terms, conditions and restrictions as the Committee may determine. Stock Bonus Awards will be subject to such restrictions as the Committee imposes. These restrictions may be based upon completion of a specified number of years of service with AmeriQuest or upon completion of performance goals set out in advance. Prior to the grant of any award, the Committee shall:
(i) determine the nature, length (not to exceed five years) and starting date of any performance period for stock bonuses; (ii) select from among the performance factors to be used to measure performance goals, if any; and
(iii) determine the number of shares that may be awarded to the Participant. Prior to the payment of any award, the Committee must determine the extent to which such awards have been earned. No stock bonuses with respect to any individual Participant during any performance period can exceed 30% of the shares reserved under the 1996 Plan. Payment of any stock bonus award will be in shares of Common Stock (valued at its then fair market value) or cash.

  Mergers, Consolidations, Change of Control. In the event of a merger, consolidation, dissolution or liquidation of AmeriQuest, the sale of substantially all the assets of AmeriQuest or any other similar corporate transaction, the successor corporation may assume, replace or substitute equivalent options in exchange for those granted under the 1996 Plan or provide substantially similar consideration, shares or other property subject to repurchase restrictions no less favorable to Participants under the 1996 Plan. In the event that the successor corporation, if any, does not assume or substitute the options, the options shall expire on such transaction at the time and upon the conditions as the Committee determines.

  Amendment of the 1996 Plan. The Committee may at any time amend or terminate the 1996 Plan, including amendment of any form of grant, exercise agreement or instrument to be executed pursuant to the 1996 Plan. However, the Committee may not amend the 1996 Plan in any manner that requires stockholder approval pursuant to the Code, or the regulations promulgated thereunder, or the Exchange Act, or Rule 16b-3 (or its successor) promulgated thereunder.

  Term of the 1996 Plan. The 1996 Plan will terminate in February 2006, ten years from the date the 1996 Plan was adopted by the Board.

FEDERAL INCOME TAX INFORMATION

  THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE FEDERAL INCOME TAX CONSEQUENCES TO AMERIQUEST AND PARTICIPANTS ASSOCIATED WITH STOCK OPTIONS GRANTED UNDER THE 1996 PLAN. THE FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY PARTICIPANT WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. EACH PARTICIPANT HAS BEEN, AND IS, ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE 1996 PLAN.

  Incentive Stock Options. The Participant will not recognize income upon grant of an ISO and will not incur tax on its exercise (unless the Participant is subject to the alternative minimum tax described below). If the Participant holds the stock acquired upon exercise of an ISO (the "ISO Shares") for one year after the date the option was exercised and for two years after the date the option was granted, the Participant generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO shares.

  If the Participant disposes of ISO Shares prior to the expiration of either required holding period (a "disqualifying disposition"), then gain realized upon such disposition, up to the difference between the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the option exercise price, will be treated as ordinary income. Any additional gain will be long-term or short-term capital gain, depending upon the amount of time the ISO Shares were held by the Participant.

  Alternative Minimum Tax. The difference between the fair market value of the ISO shares on the date of exercise and the exercise price will be an adjustment to income for purposes of the alternative minimum tax (the "AMT"). The AMT (imposed to the extent it exceeds the taxpayer's regular tax) is 26% of an individual taxpayer's alternative minimum taxable income (28% in the case of alternative minimum taxable income in excess of $175,000). Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items (including the difference between the fair market value of the ISO Shares on the date of exercise and the exercise price) and reducing this amount by the applicable exemption amount ($45,000 in the case of a joint return, subject to reduction under certain circumstances). If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those shares. Also upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares. Special rules apply where all or a portion of the exercise price is paid by tendering shares of AmeriQuest Common Stock.

  Nonqualified Stock Options. A Participant will not recognize any taxable income at the time a NQSO is granted. However, upon exercise of a NQSO the Participant will include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the Participant's exercise price. The included amount will be treated as ordinary income by the Participant and may be subject to income tax and FICA withholding by AmeriQuest (either by payment in cash or withholding out of the Participant's salary). Upon resale of the shares by the Participant, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss. Special rules apply where all or a portion of the exercise price is paid by tendering shares of AmeriQuest Common Stock.

  Restricted Stock and Stock Bonus Awards. Restricted stock, stock bonus awards and performance awards will generally be subject to tax at the time of receipt of shares of AmeriQuest Common Stock or cash, unless there are restrictions that enable the Participant to defer tax. At the time that tax is incurred, the tax treatment will be similar to that discussed above for NQSOs.

  Tax Treatment of AmeriQuest. AmeriQuest generally will be entitled to a deduction in connection with the exercise of a NQSO by a Participant or upon the receipt of restricted stock or stock bonus awards by a Participant to the extent that the Participant recognizes ordinary income and AmeriQuest withholds tax. AmeriQuest will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the Participant recognizes ordinary income on a disqualifying disposition of the ISO Shares.

  ERISA. The 1996 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

NEW PLAN BENEFITS

  The grant of awards under the 1996 Plan will be within the discretion of the Committee. For this reason, the awards to be granted to officers and key employees under the Plan are not determinable.

VOTE REQUIRED

  Approval of the 1996 Equity Incentive Plan requires the affirmative vote of the voting power of a majority of the shares of AmeriQuest Common Stock and AmeriQuest Preferred Stock present in person or by proxy at the Meeting and issued and outstanding on the Record Date, voting together as a single class.

          THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF
THE 1996 EQUITY INCENTIVE PLAN FOR 2,000,000 SHARES OF AMERIQUEST COMMON STOCK

                 [THIS SPACE IS INTENTIONALLY LEFT BLANK]

                                  PROPOSAL 7

             RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

  AmeriQuest has selected Arthur Andersen LLP as its independent accountants to perform the audit of AmeriQuest's financial statements for fiscal year 1996, and the stockholders are being asked to ratify such selection. Representatives of Arthur Andersen LLP are expected to be present at the Meeting, will have the opportunity to make a statement at the Meeting if they desire to do so and are expected to be available to respond to appropriate questions.

 THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION
   OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS FOR AMERIQUEST FOR THE
                              CURRENT FISCAL YEAR

                 [THIS SPACE IS INTENTIONALLY LEFT BLANK]

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of the Record Date (February 16, 1996),information relating to the beneficial ownership of AmeriQuest's Common Stock and Preferred Stock by (i) each person known to AmeriQuest to be the beneficial owner of more than five percent of any such class of AmeriQuest's outstanding voting securities, (ii) each director and nominee, (iii) each of the Named Executive Officers (as defined below in "Executive Compensation"), and (iv) all directors and executive officers as a group. Except for the Robec Voting Agreement described in Proposal 2 above, AmeriQuest knows of no other agreement among its stockholders which relates to voting or investment power over its securities.

                                 AMOUNT AND NATURE OF
                               BENEFICIAL OWNERSHIP(1)
                             ----------------------------
 NAME AND ADDRESS OF                                      PERCENT OF OUTSTANDING
 BENEFICIAL OWNER(3)          COMMON       PREFERRED      CLASS OF SECURITIES(2)
 -------------------         --------- ------------------ ----------------------
Computer 2000 Inc.(4) ......   532,000                              1.91%
 3 Imperial Promenade, Ste.
  300                                    810,811 Series A         100.00
 Santa Ana, California 92707           1,785,714 Series B         100.00
                                         198,341 Series D         100.00
                                         102,908 Series E         100.00
Computer 2000 AG(5).........   532,000                              1.91
 Wolfratshauser Strasse 84               810,811 Series A         100.00
 81379 Munchen, Germany                1,785,714 Series B         100.00
                                         198,341 Series D         100.00
                                         102,908 Series E         100.00
Manufacturers Indemnity and
Insurance
Company of America(6)....... 3,305,273                             11.21
 5775 Flatiron Parkway,
 Suite 205
 Boulder, Colorado 80301
D. Stephen DeWindt(7).......   100,000             0                *
Harry Krischik(8)...........   532,000                              1.91
                                         810,811 Series A         100.00
                                       1,785,714 Series B         100.00
                                         198,341 Series D         100.00
                                         102,908 Series E         100.00
Marc L. Werner(9)........... 3,385,273             0               11.48
Mark C. Mulford(10).........         0             0                0
Holger Heims(11)............         0             0                0
Harold L. Clark(12).........   450,000             0                1.61
Stephen G. Holmes(13).......   150,000             0                *
Robert H. Beckett(14)....... 1,712,167                              6.16
                                       16,583.92 Series G          64.20
Peter S.H. Grubstein(15)....   191,731             0                *
Howard B. Crystal(16).......         0             0                0
Peter D. Lytle(17)..........         0             0                0
Irwin Bransky(18)...........         0             0                0
Carol L. Miltner(19)........   100,000             0                *
All executive officers and
 directors
 as a group (9 persons)(20). 6,201,571                             20.82
                                         810,811 Series A         100.00
                                       1,785,714 Series B         100.00
                                         198,341 Series D         100.00
                                         102,908 Series E         100.00
                                       16,583.92 Series G          64.20

--------

(1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Shares of Common Stock or Preferred Stock subject to options and warrants that are exercisable as of, or exercisable within 60 days of, the Record Date are deemed to be outstanding and to be beneficially owned by the person or entity holding such option or warrant for the purpose of computing the percentage ownership of such person or entity but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. Percentages of less than 1% are represented by an asterisk.

(3) The address for the Named Executive Officers, directors and nominees is: 3 Imperial Promenade, Suite 300, Santa Ana, California 92707.

(4) Includes 810,811 shares of Series A Preferred Stock, 1,785,714 shares of Series B Preferred Stock, 198,341 shares of Series D Preferred Stock and 102,908 shares of Series E Preferred Stock, all held of record by Computer 2000 Inc. Each outstanding share of Series A, Series B and Series D Preferred Stock will automatically convert into ten shares of AmeriQuest Common Stock and each outstanding share of Series E Preferred Stock will automatically convert into twenty-five shares of AmeriQuest Common Stock when there are a sufficient number of authorized shares of AmeriQuest Common Stock reserved to effect the conversion into Common Stock of all outstanding shares of AmeriQuest Series A, Series B, Series D, Series E and Series F Preferred Stock and the exercise of all outstanding rights, options, warrants or other securities convertible, exchangeable or exercisable for such Preferred Stock. Computer 2000 Inc. also holds (i) the Achievement Warrants, which, upon the occurrence of certain events, are exercisable for up to 1,205,134 shares of AmeriQuest Series D Preferred Stock (which shares of Series D Preferred Stock are convertible into 12,051,340 shares of AmeriQuest Common Stock, subject to adjustment),
    (ii) the Acquisition Maintenance Warrant, which, upon the occurrence of certain events, is exercisable for up to 115,399 shares of Series E Preferred Stock (which shares of Series E Preferred Stock are convertible into 2,884,988 shares of AmeriQuest Common Stock, subject to adjustment),
    (iii) the Unit Maintenance Warrants, which, upon the occurrence of certain events, are exercisable for up to 514,857 shares of AmeriQuest Series F Preferred Stock (which shares of Series F Preferred Stock are convertible into 5,148,570 shares of AmeriQuest Common Stock, subject to adjustment) and (iv) the Maintenance Option, which, upon the occurrence of certain events, is exercisable for at least approximately 4,510,055 shares of AmeriQuest Common Stock. The Achievement Warrants, the Acquisition Maintenance Warrant, the Unit Maintenance Warrants and the Maintenance Option are described above in Proposal 2. Assuming the exercise in full of the Achievement Warrants, the Acquisition Maintenance Warrant, the Unit Maintenance Warrants and the Maintenance Option, as well as all other options and warrants held by other parties outstanding on the Record Date (which must be exercised in order for the Acquisition Maintenance Warrant, the Unit Maintenance Warrants and the Maintenance Option to be exercised in full), Computer 2000 Inc. would own as of the Record Date 55,648,317 shares of AmeriQuest Common Stock and AmeriQuest Preferred Stock (on an as converted to Common Stock basis), which shares would comprise an aggregate of approximately 58.4% of the total number of shares of AmeriQuest Common Stock and AmeriQuest Preferred Stock (on an as converted to Common Stock basis) outstanding on that date.

(5) Represents the shares held of record by Computer 2000 Inc. (see footnote
    (4) above).

(6) Represents 1,605,273 shares of Common Stock and 1,700,000 shares of Common Stock subject to warrants exercisable within 60 days after the Record Date, each held of record by Manufacturers Indemnity and Insurance Company of America.

(7) Includes 50,000 shares of Common Stock subject to a warrant exercisable within 60 days after the Record Date. Mr. DeWindt is the Chairman of the Board of Directors and Chief Executive Officer of AmeriQuest.

(8) Represents the shares held of record by Computer 2000 Inc. (see footnote
    (4) above). Mr. Krischik is a member of the Management Board of Computer 2000 AG (the sole shareholder of Computer 2000 Inc.) and, therefore, may be deemed to have shared voting power over the shares of AmeriQuest held by Computer 2000 Inc. Mr. Krischik disclaims beneficial ownership of all shares of AmeriQuest held by Computer 2000 Inc. Mr. Krischik is the Co-Chairman of the Board of Directors of AmeriQuest.

(9) Represents 80,000 shares of Common Stock held of record by Mr. Werner, of which 20,000 shares are held by Mr. Werner as custodian for certain of his children, as well as the shares held of record by Manufacturers Indemnity and Insurance Company of America referred to in footnote (6) above. Mr. Werner is the President and a Director of Manufacturers Indemnity and Insurance Company of America and, therefore, may be deemed to have shared voting and investment powers over the shares of AmeriQuest held by Manufacturers Indemnity and Insurance Company of America. Mr. Werner disclaims beneficial ownership of all shares of AmeriQuest held by Manufacturers Indemnity and Insurance Company of America. Mr. Werner is Vice-Chairman of the Board of Directors of AmeriQuest.

(10) Mr. Mulford is President, Chief Operating Officer, interim Chief Financial Officer and a Director of AmeriQuest.

(11) Mr. Heims is Vice President (Operational Controlling), Secretary and a Director of AmeriQuest.

(12) Includes 250,000 shares subject to an option exercisable within 60 days after the Record Date (pursuant to the terms of a severance agreement between Dr. Clark and AmeriQuest; for a description of the severance agreement, see "Certain Relationships and Related Transactions--Severance Arrangements with Preceding Management" below). Dr. Clark served as President, Chief Executive Officer and a Director of AmeriQuest as of the end of fiscal year 1995. Dr. Clark resigned as an officer of AmeriQuest in August 1995, although he remains a Director of AmeriQuest.

(13) Includes 100,000 shares subject to an option exercisable within 60 days after the Record Date (pursuant to the terms of a severance agreement between Mr. Holmes and AmeriQuest; for a description of the severance agreement, see "Certain Relationships and Related Transactions--Severance Arrangements with Preceding Management" below). Mr. Holmes served as Chief Financial Officer, Secretary, Treasurer and a Director of AmeriQuest as of the end of fiscal year 1995. Mr. Holmes resigned as an officer of AmeriQuest in August 1995 and as a Director in January 1996, although he remains a consultant to AmeriQuest.

(14) Includes 16,583.92 shares of Series G Preferred Stock held of record by Mr. Beckett. Each outstanding share of Series G Preferred Stock will automatically convert into one hundred shares of AmeriQuest Common Stock upon the satisfaction of certain conditions described in Proposal 2. Mr. Beckett is a Director and Senior Vice President of AmeriQuest and Chairman of the Board of Directors and President of Robec.

(15) Represents 191,731 shares subject to a warrant exercisable within 60 days after the Record Date, which is held of record by Corporate Efficiency Consulting. Mr. Grubstein is a Director and holds half of the outstanding equity of Corporate Efficiency Consulting and, therefore, may be deemed to have shared voting and investment powers over shares of AmeriQuest held by Corporate Efficiency Consulting. Mr. Grubstein disclaims beneficial ownership of all shares of AmeriQuest held by Corporate Efficiency Consulting. Mr. Grubstein served as a Senior Vice President of AmeriQuest as of the end of fiscal year 1995. Mr. Grubstein resigned as an officer of AmeriQuest in August 1995, although he remains an employee of AmeriQuest.

(16) Mr. Crystal served as a Senior Vice President-Marketing and Purchasing of AmeriQuest as of the end of fiscal year 1995. Mr. Crystal's employment by AmeriQuest terminated in September 1995.

(17) Mr. Lytle served as a Senior Vice President-Operations of AmeriQuest as of the end of fiscal year 1995. Mr. Lytle's employment by AmeriQuest terminated in September 1995.

(18) Mr. Bransky served as the President and Chief Executive Officer of Kenfil, a wholly-owned subsidiary of AmeriQuest, until March 1995, when his employment by Kenfil terminated upon expiration of his Employment Agreement.

(19) Represents 100,000 shares subject to an option exercisable within 60 days after the Record Date (pursuant to the terms of a severance agreement between Ms. Miltner and AmeriQuest; for a description of the severance agreement, see "Certain Relationships and Related Transactions--Severance Arrangements with Preceding Management" below). Ms. Miltner served as Executive Vice President--Sales and Marketing of AmeriQuest until March 1995, when her employment by AmeriQuest terminated.

(20) None of the Named Executive Officers (as defined below in "Executive Compensation") remains an officer of AmeriQuest. The executive officers of AmeriQuest as of the Record Date were D. Stephen DeWindt, Mark C. Mulford, Holger Heims and Dennis C. Fairchild. The shares owned by all directors and executive officers as a group include the shares referred to in footnotes (7) through (12) above and footnote (14) above, as well as 22,131 additional shares.

                              EXECUTIVE OFFICERS

  The following table sets forth certain information regarding the current executive officers of AmeriQuest.

                NAME           AGE                        POSITION
                ----           ---                        --------
      D. Stephen DeWindt......  40 Chairman of the Board of Directors and
                                    Chief Executive Officer
      Mark C. Mulford.........  41 President, Chief Operating Officer,
                                    Interim Chief Financial Officer and Director
      Robert H. Beckett.......  62 Senior Vice President
      Holger Heims............  33 Vice President (Operational Controlling) and Secretary
      Dennis C. Fairchild.....  46 Vice President of Finance and Assistant Secretary

  For information regarding the positions and offices with AmeriQuest held by Messrs. DeWindt, Mulford, Beckett and Heims, please refer to the discussion regarding nominees for election as directors in "Directors/Nominees" under Proposal 1 above.

  Dennis C. Fairchild (age 46) has served as Vice President of Finance of AmeriQuest since February 1996 and Assistant Secretary since August 1995. From June 1995 to February 1996, Mr. Fairchild served as Chief Accounting Officer of AmeriQuest. From January 1994 to June 1995, Mr. Fairchild was the Chief Financial Officer of NCD. From April 1990 to January 1994, Mr. Fairchild was a partner in Coral Springs Connections, the owner of Southeast Frozen Foods (a food distributor), and served as Chief Financial Officer of Southeast Frozen Foods.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table provides information concerning the annual and long-term compensation of the Chief Executive Officer of AmeriQuest during fiscal year 1995 and each of the four other highest paid executive officers who served as such at the end of fiscal year 1995, and for two of the other highest paid executive officers who severed employment with AmeriQuest prior to the end of fiscal year 1995 (collectively, the "Named Executive Officers"), for services rendered to AmeriQuest and its subsidiaries in all capacities during the fiscal years 1995, 1994 and 1993. This information includes the dollar values of base salaries and bonus awards, the numbers of stock options granted and certain other compensation, if any, whether paid or deferred. AmeriQuest does not provide long-term compensation benefits other than stock options.

  The Named Executive Officers named in the table below are no longer employees of AmeriQuest. For more information regarding the termination of their employment, please see the discussion in Proposal 2 above regarding the transactions under the Computer 2000 Purchase Agreement and "Certain Relationships and Related Transactions--Severance Arrangements with Preceding Management" below. This table does not discuss the compensation of the current executive officers of AmeriQuest, who are identified under the caption "Executive Officers" above, because this table solely discloses information regarding compensation during fiscal years 1995, 1994 and 1993, the last three completed fiscal years. For a description of employment agreements entered into by AmeriQuest with certain executive officers, please see "Employment Agreements" below. The compensation of the current executive officers of AmeriQuest will be disclosed, as may be required, in AmeriQuest's Proxy Statement for the next Annual Meeting of Stockholders.

                                                                    LONG-TERM
                                     ANNUAL COMPENSATION           COMPENSATION
                               -------------------------------- ------------------
NAME AND PRINCIPAL                               OTHER ANNUAL       SECURITIES      ALL OTHER
POSITION(1)               YEAR  SALARY   BONUS  COMPENSATION(2) UNDERLYING OPTIONS COMPENSATION
------------------        ---- -------- ------- --------------- ------------------ ------------
Harold L. Clark(4)......  1995 $214,117 $     0    $175,000(3)             0             0
 Chief Executive Officer  1994  134,861       0           0          250,000             0
                          1993   18,000       0           0                0             0
Stephen G. Holmes(5)....  1995  155,769       0      43,750(3)             0             0
 Chief Financial Officer  1994  130,819       0           0          100,000             0
 Secretary/Treasurer      1993  100,000       0           0                0             0
Peter S.H. Grubstein(6).  1995  162,500       0           0                0             0
 Senior Vice President    1994        0       0           0                0             0
                          1993        0       0           0                0             0
Howard B. Crystal(7)....  1995  148,942       0           0          100,000             0
 Senior Vice President-   1994        0       0           0                0             0
 Marketing and
  Purchasing              1993        0       0           0                0             0
Peter D. Lytle(8).......  1995  100,000       0           0                0             0
 Senior Vice President-   1994   56,140       0           0           40,000             0
 Operations               1993        0       0           0                0             0
Irwin Bransky(9)........  1995  271,631       0           0                0             0
 Former President and
  Chief                   1994        0       0           0                0             0
 Executive Officer of
  Kenfil Inc.             1993        0       0           0                0             0
Carol L. Miltner(10)....  1995  184,560       0           0                0             0
 Executive Vice
  President-              1994   75,000  28,125           0          100,000             0
 Sales and Marketing      1993        0       0           0                0             0

--------
(1) The Named Executive Officers named in the table below are no longer employees of AmeriQuest. For more information regarding the termination of their employment, please see the discussion in Proposal 2 above regarding the transactions under the Computer 2000 Purchase Agreement and "Certain Relationships and Related Transactions--Severance Arrangements with Preceding Management" below. This table does not discuss the compensation of the current executive officers of AmeriQuest, who are identified under the caption "Executive Officers" above, because this table solely discloses information regarding compensation during fiscal years 1995, 1994 and 1993, the last three completed fiscal years. For a description of employment agreements entered into by AmeriQuest with certain executive officers, please see "Employment Agreements" below. The compensation of the current executive officers of AmeriQuest will be disclosed, as may be required, in AmeriQuest's Proxy Statement for the next Annual Meeting of Stockholders.

(2) In fiscal years 1995, 1994 and 1993, no executive officer received perquisites or other personal benefits, securities or property which exceeded the lesser of $50,000 or 10% of such executive officer's salary and bonus.

(3) In October 1994, Messrs. Clark and Holmes were granted the right to purchase 200,000 shares and 50,000 shares, respectively, of AmeriQuest Common Stock for $2.50 per share. Dr. Clark purchased all such 200,000 shares in October 1995, paying in cash the total par value for the shares of $2,000 and tendering a non-interest bearing promissory note for the balance of $498,000, which promissory note is secured by these shares purchased. Mr. Holmes purchased all such 50,000 shares in October 1995, paying in cash the total par value for the shares of $500 and tendering a non-interest bearing promissory note for the balance of $124,500, which promissory note is secured by these shares purchased. Both promissory notes were originally to be repaid in October 1995, but, in July 1995, AmeriQuest extended the due date of these promissory notes until September 1996. The dollar value of the compensation appearing in the table is based on the difference of the closing sales price of AmeriQuest Common Stock in October 1994 on the date the shares were purchased ($3-3/8), and the $2.50 purchase price per share.

(4) Dr. Clark's annual compensation includes compensation received as a consultant in fiscal years 1994 and 1993 in the amounts of $59,861 and $18,000, respectively. Dr. Clark's employment by AmeriQuest terminated in August 1995, although he remains a Director of AmeriQuest. Pursuant to a severance agreement, Dr. Clark's stock option exercisable for 250,000 shares (granted in fiscal year 1994), which had been exercisable at $2.00 per share, was repriced in August 1995, after the end of fiscal year 1995, to be exercisable at $1.00 per share. For a more complete description of Dr. Clark's severance agreement, see "Certain Relationships and Related Transactions--Severance Arrangements with Preceding Management" below.

(5) Mr. Holmes' employment by AmeriQuest terminated in August 1995 and he resigned as a Director in January 1996, although he remains a consultant to AmeriQuest. Pursuant to a severance agreement, Mr. Holmes' stock option exercisable for 100,000 shares (granted in fiscal year 1994), which had been exercisable at $2.00 per share, was repriced in August 1995, after the end of fiscal year 1995, to be exercisable at $1.00 per share. For a more complete description of Mr. Holmes' severance agreement, see "Certain Relationships and Related Transactions--Severance Arrangements with Preceding Management" below.

(6) Mr. Grubstein resigned as an officer of AmeriQuest in August 1995, although he remains an employee of AmeriQuest.

(7) Mr. Crystal's employment by AmeriQuest terminated in September 1995. For a description of Mr. Crystal's severance agreement, see "Certain Relationships and Related Transactions--Severance Arrangements with Preceding Management" below.

(8) Mr. Lytle's employment by AmeriQuest terminated in September 1995. For a description of Mr. Lytle's severance agreement, see "Certain Relationships and Related Transactions--Severance Arrangements with Preceding Management" below.

(9) Mr. Bransky's employment by Kenfil, a wholly-owned subsidiary of AmeriQuest, terminated in March 1995 upon the expiration of his Employment Agreement.

(10) Ms. Miltner's employment by AmeriQuest terminated in March 1995. For a description of Ms. Miltner's severance agreement, see "Certain Relationships and Related Transactions--Severance Arrangements with Preceding Management" below.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides information concerning individual grants of stock options made during fiscal year 1995 to each of the Named Executive Officers.

                                                                                    POTENTIAL REALIZABLE
                                    % OF TOTAL                                              VALUE
                           NO. OF    OPTIONS                 MARKET                AT ASSUMED ANNUAL RATES
                         SECURITIES GRANTED TO              PRICE ON                OF STOCK APPRECIATION
                         UNDERLYING EMPLOYEES   EXERCISE     DATE OF                  FOR OPTION TERM(1)
                          OPTIONS   IN FISCAL    PRICE        GRANT    EXPIRATION -------------------------
NAME                      GRANTED   YEAR 1995  (PER SHARE) (PER SHARE)    DATE      0%       5%      10%
----                     ---------- ---------- ----------  ----------- ---------- ------- -------- --------
Harold L. Clark.........        0       0  %     $0           $0           --     $     0 $      0 $      0
Stephen G. Holmes.......        0       0         0            0           --           0        0        0
Peter S.H. Grubstein....        0       0         0            0           --           0        0        0
Howard B. Crystal(2)....  100,000      62.5       3.15         3.75    7/14/2000   60,000  187,536  349,335
Peter D. Lytle..........        0       0         0            0           --           0        0        0
Irwin Bransky...........        0       0         0            0           --           0        0        0
Carol L. Miltner........        0       0         0            0           --           0        0        0

--------

(1) In accordance with the rules of the SEC, the table sets forth the hypothetical gains or "option spreads" that would exist for the option at the end of its six-year term. These gains are based on assumed rates of annual compounded stock price appreciation of 0%, 5% and 10% from the date the option was granted to the end of the option term. The 0%, 5% and 10% assumed annual compound rates of stock price appreciation are mandated by the rules of the SEC and do not represent AmeriQuest's estimate or projection of future Common Stock prices.

(2) In July 1994, AmeriQuest granted to Mr. Crystal a non-qualified stock option exercisable for 100,000 shares of Common Stock at $3.15 per share, expiring six years from the date of grant, subject to earlier termination upon termination of employment. This option vested in 25% increments every 14 months. Mr. Crystal's employment by AmeriQuest terminated in September 1995. Pursuant to a severance agreement, Mr. Crystal's stock option was deemed to be fully vested but exercisable only during the 90 day period following the date of his termination of employment. This option expired unexercised in December 1995. For a more complete description of Mr. Crystal's severance agreement, see "Certain Relationships and Related Transactions--Severance Arrangements with Preceding Management" below.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table provides, as to the Named Executive Officers, information concerning unexercised stock options at June 30, 1995. None of the Named Executive Officers exercised any stock options during fiscal year 1995.

                               NUMBER OF SECURITIES
                                    UNDERLYING           VALUE OF UNEXERCISED
                                UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS AT
                                 AT JUNE 30, 1995            JUNE 30, 1995(1)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Harold L. Clark.............    62,500      187,500      $    0         $ 0
Stephen G. Holmes...........    35,000       75,000       5,000           0
Peter S.H. Grubstein........         0            0           0           0
Howard B. Crystal...........         0      100,000           0           0
Peter D. Lytle..............    40,000            0           0           0
Irwin Bransky...............         0            0           0           0
Carol L. Miltner............   100,000            0           0           0

--------
(1) Based on the closing price of AmeriQuest's Common Stock on the NYSE on June 30, 1995 ($2.00).

                             EMPLOYMENT AGREEMENTS

  As described in Proposal 2 above, in connection with Computer 2000 Inc.'s acquisition of a majority of AmeriQuest's outstanding voting capital stock and pursuant to the Computer 2000 Purchase Agreement, changes were made in AmeriQuest's management. Effective August 21, 1995, Harold L. Clark, AmeriQuest's Chief Executive Officer, and Stephen G. Holmes, AmeriQuest's Secretary, Treasurer and Chief Financial Officer, resigned from those offices as a condition of the closing. Effective August 22, 1995, D. Stephen DeWindt was appointed Co-Chairman of the Board and Chief Executive Officer of AmeriQuest, Mark C. Mulford was appointed President and Chief Operating Officer of AmeriQuest and Holger Heims was appointed Vice President (Operational Controlling) of AmeriQuest. The following is a description of the Employment Agreements entered into by AmeriQuest with each of Messrs. DeWindt, Mulford and Heims. For a description of the severance agreements entered into by AmeriQuest with each of Messrs. Clark and Holmes, as well as with certain other prior officers of AmeriQuest, see "Certain Relationships and Related Transactions--Severance Arrangements with Preceding Management" below.

  AmeriQuest and D. Stephen DeWindt entered into an Employment Agreement, dated as of September 1, 1995, which provides that (i) AmeriQuest will employ Mr. DeWindt as Chief Executive Officer during the 24 month term of the agreement, (ii) AmeriQuest will pay Mr. DeWindt an initial minimum salary of $210,000 per year, (iii) Mr. DeWindt is eligible to earn a bonus of up to $336,000 during his first year of employment upon satisfaction of specified performance criteria, (iv) Mr. DeWindt is eligible to earn a bonus payable in AmeriQuest stock upon satisfaction of specified performance criteria and (v) in the event of the termination of Mr. DeWindt's employment other than for "cause", AmeriQuest will pay Mr. DeWindt the compensation and benefits otherwise payable under the agreement through the six month period following the date of the notice terminating his employment.

  AmeriQuest and Mark C. Mulford entered into an Employment Agreement, dated as of September 1, 1995, which provides that (i) AmeriQuest will employ Mr. Mulford as President and Chief Operating Officer during the 12 month term of the agreement, (ii) AmeriQuest will pay Mr. Mulford an initial minimum salary of $190,000 per year, (iii) AmeriQuest will pay reasonable costs to relocate Mr. Mulford from Holland to Southern California, (iv) Mr. Mulford is eligible to earn a bonus of up to $304,000 during his first year of employment upon satisfaction of specified performance criteria, (v) Mr. Mulford is eligible to earn a separate $100,000 bonus upon satisfaction of specified performance criteria, (vi) in the event of the termination of Mr. Mulford's employment other than for "cause", AmeriQuest will pay Mr. Mulford the compensation and benefits otherwise payable under the agreement through the three month period following the date of the notice terminating his employment and (vii) for up to 3 months following the termination of the agreement, AmeriQuest will pay to Mr. Mulford the difference, if any, by which the net proceeds received by Mr. Mulford upon sale of the personal residence which he may purchase in Southern California are less than the price he initially paid for such residence.

  AmeriQuest and Holger Heims entered into an Employment Agreement, dated as of October 1, 1995, which provides that (i) AmeriQuest will employ Mr. Heims as Vice President (Operational Controlling) during the term of the agreement which continues until August 31, 1996, (ii) AmeriQuest will pay Mr. Heims an initial salary of $150,000 per year and (iii) in the event of the termination of Mr. Heims' employment other than for "cause" or Mr. Heims elects to terminate his employment, AmeriQuest will pay Mr. Heims the compensation and benefits otherwise payable under the agreement through the three month period following the date of the notice terminating his employment.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

  Since the beginning of fiscal year 1995 until August 21, 1995, the Compensation Committee consisted of Marc L. Werner, Terren S. Peizer and William N. Silvis, and since August 22, 1995, the Compensation Committee has consisted of D. Stephen DeWindt, Dr. Harry Krischik and Marc L. Werner.

  During the period that Marc Werner was a member of the Compensation Committee, Mr. Werner also was President and a Director of Manufacturers Indemnity and Insurance Company of America ("MIICA"), a stockholder of AmeriQuest.

  In October 1994, AmeriQuest sold to MIICA 200,000 shares of Common Stock at $2.50 per share. The purchase price at which AmeriQuest sold these shares was $0.10 per share greater than the purchase price at which AmeriQuest offered and sold shares in the 1994 Private Placement completed in October 1994 described in Proposal 5 above. MIICA paid in cash the total par value for the shares of $2,000.00 and remains obligated to pay the balance of $498,000. This payment obligation is unsecured and does not bear interest. This payment obligation was originally due in October 1995, but, in July 1995, AmeriQuest extended the due date until September 1996. At the time these shares were purchased, Marc L. Werner and Eric J. Werner were Directors of both MIICA and AmeriQuest, and Marc Werner was a member of the Compensation Committee.

  In October 1994, MIICA purchased an Unsecured, Convertible Promissory Note in the 1994 Private Placement for a purchase price of $456,000, as described in Proposal 5 above. The principal amount of this note was unsecured and bore interest at the rate of the "Six-month Treasuries Rate". Accrued and unpaid interest was to be forgiven upon conversion of the note to units. MIICA advanced this sum prior to the purchase of Unsecured, Convertible Promissory Notes by any other participant in the 1994 Private Placement (except for Wendover Financial Company, which, as explained in the following paragraph, purchased an Unsecured, Convertible Promissory Note at the same time as MIICA) and prior to the determination of the final terms under which Unsecured, Convertible Promissory Notes would be sold in the 1994 Private Placement. MIICA purchased its Unsecured, Convertible Promissory Note under the agreement that the terms thereof would be the same terms that would subsequently be agreed upon by the other participants in the 1994 Private Placement. Upon the conversion in November 1994 of the Unsecured, Convertible Promissory Note purchased by MIICA, AmeriQuest issued to MIICA 190,000 shares of Common Stock and warrants to purchase 190,000 shares of Common Stock, initially exercisable at $3.50 per share and subsequently adjusted to be exercisable at $1.75 per share. At the time MIICA purchased the Unsecured, Convertible Promissory Note and at the time that the Unsecured, Convertible Promissory Note was converted into stock and warrants, Marc L. Werner and Eric J. Werner were Directors of both MIICA and AmeriQuest, and Marc L. Werner was a member of the Compensation Committee.

  In October 1994, Wendover Financial Company ("Wendover") purchased an Unsecured, Convertible Promissory Note in the 1994 Private Placement for a total purchase price of $240,000, as described in Proposal 5 above. The principal amount of this note was unsecured and bore interest at the rate of the "Six-month Treasuries Rate". Accrued and unpaid interest was to be forgiven upon conversion of the note to units. Wendover advanced this sum prior to the purchase of Unsecured, Convertible Promissory Notes by any other participant in the 1994 Private Placement (except for MIICA, which purchased an Unsecured, Convertible Promissory Note at the same time as Wendover) and prior to the determination of the final terms under which Unsecured, Convertible Promissory Notes would be sold in the 1994 Private Placement. Wendover purchased its Unsecured, Convertible Promissory Note under the agreement that the terms thereof would be the same terms that would subsequently be agreed upon by the other participants in the 1994 Private Placement. Upon the conversion in November 1994 of the Unsecured, Convertible Promissory Note purchased by Wendover, AmeriQuest issued to Wendover 100,000 shares of Common Stock and warrants to purchase 100,000 shares of Common Stock, initially exercisable at $3.50 per share and subsequently adjusted to be exercisable at $1.75 per share. At the time Wendover purchased the Unsecured, Convertible Promissory Note and at the time that the Unsecured, Convertible Promissory Note was converted into stock and warrants, Terren S. Peizer was affiliated with Wendover and was a Director of AmeriQuest and a member of the Compensation Committee.

  In May 1995, MIICA purchased in the 1995 Private Placement for a total purchase price of $1,190,000 units consisting of an aggregate of 680,000 shares of Common Stock and 680,000 warrants to purchase an aggregate of 1,360,000 shares of Common Stock, as described in Proposal 5 above. Each warrant is exercisable at $1.05 per share. MIICA advanced this sum prior to the purchase of units by any other participant in the 1995 Private Placement and prior to the determination of the final terms under which units would be sold in the 1995 Private Placement. MIICA purchased its units under the agreement that the terms thereof would be the same terms that would subsequently be agreed upon by the other participants in the 1995 Private Placement. At the time MIICA purchased the units, Marc L. Werner and Eric J. Werner were Directors of both MIICA and AmeriQuest, and Marc Werner was a member of the Compensation Committee.

  In October 1994, AmeriQuest granted to William N. Silvis a stock option exercisable for 15,000 shares of AmeriQuest Common Stock at $3.375 per share and vesting over a three-year period. In July 1995, AmeriQuest canceled this stock option and, in lieu thereof, granted to Mr. Silvis 15,000 fully-paid shares of Common Stock in consideration of prior services rendered by Mr. Silvis to AmeriQuest. At the time AmeriQuest granted this stock option and issued these shares of Common Stock, Mr. Silvis was a Director of AmeriQuest and a member of the Compensation Committee.

                     REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee of the Board performs four principal tasks: it recommends to the full Board the compensation of AmeriQuest's Chief Executive Officer, reviews and takes action on the recommendations of the Chief Executive Officer as to the appropriate compensation of AmeriQuest's other officers, approves the granting of any bonuses to officers and reviews other compensation and personnel development matters generally.

  In fulfilling these duties, it is the objective of the Compensation Committee to have a policy that will enable AmeriQuest to attract, retain and reward executive officers of outstanding ability.

  AmeriQuest's compensation policy for executives is to pay competitively and to be fair in the administration of pay. This is the same policy applicable to all employees of AmeriQuest. Base salary levels for AmeriQuest's executive officers are intended to be generally competitive with other comparable companies, taking into account such factors as the level of responsibility involved, the need for special expertise and the specific individual's experience and prior performance at AmeriQuest.

  Executive base salaries are reviewed by the Committee annually, with any adjustments normally becoming effective on January 1. During this review the Committee considers the performance of AmeriQuest during the prior year, the individual executive's contribution to that performance and changes in the role and responsibility of the executive during that year.

  Calendar year 1994 was a very difficult year for AmeriQuest, with a substantial loss being reported for the fiscal year 1994. Likewise, AmeriQuest has struggled to maintain market share to date in 1995, and continues to report losses. These losses have been a combination of operating and restructuring losses.

  AmeriQuest also has Stock Option Plans which are administered by a separate Stock Option Committee. AmeriQuest has never issued restricted stock or stock appreciation rights to executive officers, and it does not have any long-term incentive plans other than the Stock Option Plans.

  Non-qualified stock options were granted during 1994 to the five highest paid executive officers of AmeriQuest, as follows: Harold L. Clark, 250,000 shares; Carol L. Miltner, 100,000 shares; Stephen G. Holmes, 100,000 shares; Mike Rusert, 100,000 shares and Peter Lytle, 40,000 shares. During 1995, non-qualified options were granted to Howard B. Crystal, 100,000 shares; and options were granted in connection with business operations acquired, including 610,000 shares to former NCD employees and 121,798 to employees of Robec, Inc. AmeriQuest also allowed Messrs. Clark and Holmes to purchase 200,000 and 50,000 shares, respectively for $2.50 per share for consideration consisting of the par value paid in cash and Promissory Notes in the amounts of $298,000 and $124,500, respectively, which are due September 30, 1996.

  On December 6, 1993, the Compensation Committee was appointed, consisting of Messrs. Marc Werner, Terren Peizer and William Silvis. Accordingly, this report has been signed by these directors.

August 7, 1995                            COMPENSATION COMMITTEE

                                          Marc L. Werner
                                          Terren S. Peizer
                                          William N. Silvis

  The Named Executive Officers are no longer employees of AmeriQuest. For more information regarding the termination of their employment, please see the discussion in Proposal 2 above respecting the transactions under the Computer 2000 Purchase Agreement and "Certain Relationships and Related Transactions-- Severance Arrangements with Preceding Management" below. Therefore, the preceding Report of the Compensation Committee does not discuss the policies and actions of the Compensation Committee as they relate to the current executive officers of AmeriQuest, who are identified under the caption "Executive Officers" above, because this report only discusses policies and actions relating to fiscal year 1995, the last completed fiscal year. For a description of employment agreements entered into by AmeriQuest with certain executive officers, please see "Employment Agreements" above. The policies and actions of the Compensation Committee as they relate to the current executive officers of AmeriQuest will be discussed, as may be required, in the Report of the Compensation Committee contained in AmeriQuest's Proxy Statement for the next Annual Meeting of Stockholders.

                 [THIS SPACE IS INTENTIONALLY LEFT BLANK]

                               PERFORMANCE GRAPH

  The stock price performance graph below is required by the SEC and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that AmeriQuest specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such Acts.

  The graph below compares the percentage change in the cumulative stockholder return on AmeriQuest Common Stock from June 30, 1991 through June 30, 1995 with the percentage change in the cumulative total return over the same period on (i) the CRSP Index for the NASDAQ Stock Market--US Companies, and (ii) the CRSP Index for the NASDAQ Stock Market--Computer Manufacturing Companies. This graph assumes an initial investment of $100 on July 1, 1991 in each of AmeriQuest Common Stock, the CRSP Index for the NASDAQ Stock Market--US Companies and the CRSP Index for the NASDAQ Stock Market--Computer Manufacturing Companies.

                    COMPARISON OF CUMULATIVE TOTAL RETURN
            AQS, NASDAQ CRSP-COMPUTER MANUFACTURING COMPANIES AND
                         NASDAQ CRSP-US COMPANIES

                        PERFORMANCE GRAPH APPEARS HERE

                                            NASDAQ
                                            CRSP-
                                            COMPUTER        NASDAQ
Measurement Period                          MANUFACTURING   CRSP-US
(Fiscal Year Covered)        AQS            COMPANIES       COMPANIES
-------------------          ----------     ---------     ----------
Measurement Pt-06/30/91      $100           $100          $100
FYE 06/30/1992               $ 68           $155          $118
FYE 06/30/1993               $121           $192          $148
FYE 06/30/1994               $142           $225          $149
FYE 06/30/1995               $ 84           $310          $196

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

EMPLOYMENT AGREEMENTS

  Reference is hereby made to the Employment Agreements between AmeriQuest and each of D. Stephen DeWindt, Mark C. Mulford and Holger Heims described above in "Employment Agreements".

ISSUANCES BY AMERIQUEST OF SECURITIES

  Reference is hereby made to the issuances by AmeriQuest of securities to Manufacturers Indemnity and Insurance Company of America, Wendover Financial Company and William N. Silvis described above in "Compensation Committee Interlocks and Insider Participation".

  In October 1994, AmeriQuest sold to Harold Clark 200,000 shares of Common Stock at $2.50 per share. The purchase price at which AmeriQuest sold these shares was $0.10 per share greater than the purchase price at which AmeriQuest sold promissory notes convertible into shares in the 1994 Private Placement completed in October 1994 described in Proposal 5 above. Dr. Clark paid in cash the total par value for the shares of $2,000 and tendered a non-interest bearing promissory note for the balance of $498,000, which promissory note is secured by these shares purchased. The promissory note was originally due in October 1995, but, in July 1995, AmeriQuest extended the due date until September 1996. At the time Dr. Clark purchased these shares, he was the Chief Executive Officer of AmeriQuest.

  In October 1994, AmeriQuest sold to Stephen Holmes 50,000 shares of Common Stock at $2.50 per share. The purchase price at which AmeriQuest sold these shares was $0.10 per share greater than the purchase price at which AmeriQuest sold promissory notes convertible into shares in the 1994 Private Placement completed in October 1994 described in Proposal 5 above. Mr. Holmes paid in cash the total par value for the shares of $500 and tendered a non-interest bearing promissory note for the balance of $124,500, which promissory note is secured by these shares purchased. The promissory note was originally due in October 1995, but, in July 1995, AmeriQuest extended the due date until September 1996. At the time Mr. Holmes purchased these shares, he was the Chief Financial Officer of AmeriQuest.

  Prior to fiscal year 1995, AmeriQuest granted to William T. Walker, Jr. stock options which, after subsequent adjustment, were exercisable for 2,500, 2,500 and 15,000 shares of AmeriQuest Common Stock at $1.50, $1.50 and $2.00 per share, respectively. In October 1994, AmeriQuest granted to Mr. Walker, then a director of AmeriQuest, a stock option exercisable for 15,000 shares of AmeriQuest Common Stock at $3.375 per share and vesting over a three-year period. In July 1995, AmeriQuest canceled those stock options held by Mr. Walker exercisable for a total of 35,000 shares, and, in lieu thereof, granted to Mr. Walker 35,000 fully-paid shares of Common Stock in consideration of prior services rendered by Mr. Walker to AmeriQuest. At the time AmeriQuest issued these shares of Common Stock, Mr. Walker was a Director of AmeriQuest.

  On August 21, 1995, as more fully described in Proposal 2 above, AmeriQuest issued to Computer 2000 Inc. the following securities by which Computer 2000 Inc. became a holder of record of more than five percent of AmeriQuest's voting securities: (i) 810,811 shares of AmeriQuest Series A Preferred Stock (convertible into 8,108,110 shares of AmeriQuest Common Stock, subject to adjustment), (ii) 1,785,714 shares of AmeriQuest Series B Preferred Stock (convertible into 17,857,140 shares of AmeriQuest Common Stock, subject to adjustment), (iii) the Achievement Warrants exercisable for up to 1,403,475 shares of AmeriQuest Series D Preferred Stock (convertible into 14,034,750 shares of AmeriQuest Common Stock, subject to adjustment), (iv) the Acquisition Maintenance Warrant exercisable for up to 218,307 shares of AmeriQuest Series E Preferred Stock (convertible into 5,457,675 shares of AmeriQuest Common Stock, subject to adjustment), (v) the Unit Maintenance Warrants exercisable for up to 514,857 shares of AmeriQuest Series F Preferred Stock (convertible into 5,148,570 shares of AmeriQuest Common Stock, subject to adjustment), and (vi) the Maintenance Option, which as of the Record Date was exercisable for at least approximately 4,510,055 shares of AmeriQuest Common Stock (subject to adjustment). Additionally, in connection with the Computer 2000 Purchase

Agreement, (i) the following five persons designated by Computer 2000 Inc. were appointed as Directors of AmeriQuest: D. Stephen DeWindt, Klaus J. Laufen, Dr. Harry Krischik, Mark C. Mulford and Holger Heims (Mr. Laufen has since resigned in December 1995 as a Director of AmeriQuest), (ii) Mr. DeWindt was appointed Chairman of the Board and Chief Executive Officer of AmeriQuest,
(iii) Dr. Krischik was appointed Co-Chairman of the Board of AmeriQuest and
(iv) Mr. Mulford was appointed President and Chief Operating Officer of AmeriQuest.

SEVERANCE ARRANGEMENTS WITH PRECEDING MANAGEMENT

  Harold Clark's employment by AmeriQuest terminated in August 1995. Prior to such termination, Dr. Clark had been President and Chief Executive Officer of AmeriQuest. Additionally, prior to such termination, in December 1993, AmeriQuest had granted to Dr. Clark a non-qualified stock option exercisable for 250,000 shares of Common Stock at $2.00 per share, expiring six years from the date of grant, subject to earlier termination upon termination of employment. This option vested in 25% increments every 14 months. Pursuant to the Employment Agreement, dated as of December 3, 1993, between Dr. Clark and AmeriQuest, Dr. Clark was entitled in the event of the termination of his employment other than for "cause" to severance pay in an amount equal to two years of his base salary and, in such event, his stock options would be deemed fully vested. Pursuant to the Settlement Agreement and Release executed August 16, 1995, Dr. Clark and AmeriQuest, in settlement of a dispute between the parties regarding the termination of Dr. Clark's employment, agreed to severance terms which were different than those provided in his Employment Agreement. Pursuant to that Settlement Agreement and Release (i) Dr. Clark agreed to consult with AmeriQuest for a four month period following the date of termination of his employment and, in consideration therefor, AmeriQuest agreed to pay Dr. Clark a mutually agreeable rate per project or period and paid Dr. Clark a retainer equal to $270,000, (ii) Dr. Clark's option described above was repriced effective on the effective date of the Settlement Agreement and Release to be exercisable at $1.00 per share, was deemed fully vested and exercisable only during the two year period following the date of his termination of employment (this option was subsequently amended so that it is exercisable until the date which is two years after the Meeting), (iii) AmeriQuest agreed to use its best efforts to file a registration statement with the SEC with respect to the shares of AmeriQuest Common Stock issuable upon exercise of Dr. Clark's stock option and (iv) Dr. Clark agreed to release AmeriQuest and certain other parties from certain claims relating to his employment by AmeriQuest. Additionally, in connection with the termination of his employment, AmeriQuest paid Dr. Clark $20,000 for accrued vacation. Dr. Clark remains a Director of AmeriQuest.

  Stephen Holmes' employment by AmeriQuest terminated in August 1995. Prior to such termination, Mr. Holmes had been Chief Financial Officer, Treasurer and Secretary of AmeriQuest. Additionally, prior to such termination, in June 1992, AmeriQuest had granted to Mr. Holmes a non-qualified stock option exercisable for 10,000 shares of Common Stock at $1.50 per share. Additionally, in December 1993, AmeriQuest had granted to Mr. Holmes a non-qualified stock option exercisable for 100,000 shares of Common Stock at $2.00 per share, expiring six years from the date of grant, subject to earlier termination upon termination of employment. The December 1993 option vested in 25% increments every 14 months. Pursuant to the Employment Agreement, dated as of December 3, 1993, between Mr. Holmes and AmeriQuest, Mr. Holmes was entitled in the event of the termination of his employment other than for "cause" to severance pay in an amount equal to two years of his base salary and, in such event, his stock options would be deemed fully vested. Pursuant to the Settlement Agreement and Release executed August 16, 1995, Mr. Holmes and AmeriQuest, in settlement of a dispute between the parties regarding the termination of Mr. Holmes' employment, agreed to severance terms which were different than those provided in his Employment Agreement. Pursuant to that Settlement Agreement and Release, (i) Mr. Holmes agreed to consult with AmeriQuest for a four month period following the date of termination of his employment and, in consideration therefor, AmeriQuest agreed to pay Mr. Holmes $12,500 per month, (ii) AmeriQuest paid Mr. Holmes $160,000, $100,000 of which was paid 8 days after the date of the Settlement Agreement and Release and $60,000 of which was payable on or before January 5, 1996, (iii) the December 1993 option for 100,000 shares was repriced effective on the effective date of the Settlement Agreement and Release to be exercisable at $1.00 per share, was deemed fully vested and exercisable only during the two year period following the date of his termination of employment (this option was subsequently amended so that it is exercisable until the date which is two years after the Meeting), (iv) AmeriQuest agreed to use its best efforts to file a registration statement with the SEC with respect to the shares of AmeriQuest Common Stock issuable upon exercise of Mr. Holmes' stock option and (v) Mr. Holmes agreed to release AmeriQuest and certain other parties from certain claims relating to his employment by AmeriQuest. Additionally, in connection with the termination of his employment, AmeriQuest paid Mr. Holmes approximately $11,500 for accrued vacation. The June 1993 option for 10,000 shares expired unexercised according to its terms 3 months after the termination of Mr. Holmes' employment. Mr. Holmes resigned in January 1996 as a Director of AmeriQuest, although he remains a consultant to AmeriQuest.

  Peter Lytle's employment by AmeriQuest terminated in September 1995. Prior to such termination, Mr. Lytle had been Senior Vice President-Operations of AmeriQuest. Additionally, prior to such termination, in December 1993, AmeriQuest had granted to Mr. Lytle a non-qualified stock option exercisable for 40,000 shares of Common Stock at $2.00 per share, expiring six years from the date of grant, subject to earlier termination upon termination of employment. This option vested in 25% increments every 14 months. Pursuant to the Employment Agreement, dated as of December 3, 1993, between Mr. Lytle and AmeriQuest, Mr. Lytle was entitled in the event of the termination of his employment other than for "cause" to severance pay in an amount equal to one year of his base salary and, in such event, his stock options would be deemed fully vested. Pursuant to the Severance Agreement, dated September 19, 1995, between Mr. Lytle and AmeriQuest, (i) AmeriQuest paid Mr. Lytle approximately $110,500 and (ii) Mr. Lytle's stock option described above was deemed fully vested and exercisable only during the 90 day period following the date of his termination of employment. This option expired unexercised in December 1995.

  Howard Crystal's employment by AmeriQuest terminated in September 1995. Prior to such termination, Mr. Crystal had been Senior Vice President-Marketing and Purchasing of AmeriQuest. Additionally, prior to such termination, in July 1994, AmeriQuest had granted to Mr. Crystal a non-qualified stock option exercisable for 100,000 shares of Common Stock at $3.15 per share, expiring six years from the date of grant, subject to earlier termination upon termination of employment. This option vested in 25% increments every 14 months. Pursuant to the Employment Agreement, dated as of July 14, 1994, between Mr. Crystal and AmeriQuest, Mr. Crystal was entitled in the event of the termination of his employment other than for "cause" to severance pay in an amount equal to one year of his base salary and, in such event, his stock options would be deemed fully vested. Pursuant to the Severance Agreement, dated September 19, 1995, between Mr. Crystal and AmeriQuest, (i) AmeriQuest paid Mr. Crystal $125,000 and (ii) Mr. Crystal's option described above was deemed fully vested and exercisable only during the 90 day period following the date of his termination of employment. This option expired unexercised in December 1995.

  Irwin Bransky's employment by Kenfil, a wholly-owned subsidiary of AmeriQuest, terminated in March 1995, the date on which the Employment Agreement, dated June 2, 1994, between Mr. Bransky and Kenfil terminated by its terms. Prior to such termination, Mr. Bransky had been President and Chief Executive Officer of Kenfil. Mr. Bransky was not entitled to, and was not paid, any severance pay by Kenfil upon the termination of his employment.

  Carol Miltner's employment by AmeriQuest terminated in March 1995. Prior to such termination, Ms. Miltner had been Executive Vice President-Sales and Marketing of AmeriQuest. Additionally, prior to such termination, in December 1993, AmeriQuest had granted to Ms. Miltner a non-qualified stock option exercisable for 100,000 shares of Common Stock at $2.00 per share, expiring six years from the date of grant, subject to earlier termination upon termination of employment. This option vested in 25% increments every 14 months. Pursuant to the Employment Agreement, dated as of December 3, 1993, between Ms. Miltner and AmeriQuest, Ms. Miltner was entitled in the event of the termination of her employment other than for "cause" to severance pay in an amount equal to two years of her base salary and, in such event, her stock options would be deemed fully vested. Pursuant to the Severance Agreement, dated March 21, 1995, between Ms. Miltner and AmeriQuest, (i) AmeriQuest paid Ms. Miltner $10, (ii) AmeriQuest paid The Consulting Group, which is wholly-owned by

Ms. Miltner, $75,000 for services rendered in 1995 and (iii) Ms. Miltner's stock option described above was deemed fully vested and exercisable only during the one year period following the date of her termination of employment.

  Gregory A. White's employment by AmeriQuest terminated in July 1995. Prior to such termination, Mr. White had been Chief Operating Officer of AmeriQuest. Additionally, prior to such termination, in November 1994, AmeriQuest had granted to Mr. White two stock options. One stock option was exercisable for 375,000 shares of Common Stock at $3.50 per share, expiring six years from the date of grant, subject to earlier termination upon termination of employment. This option vested in 25% increments every 14 months. The other stock option was exercisable for 82,500 shares of Common Stock at $0.05 per share, expiring in December 1995. This option was fully vested on the date of grant. Pursuant to the Employment Agreement, dated as of October 1994, between Mr. White and AmeriQuest, Mr. White was entitled in the event of the termination of his employment other than for "cause" to severance pay in an amount equal to two years of his base salary, the payment of premiums on his health insurance program during the two year period following termination and, in such event, his stock options would be deemed fully vested. Pursuant to the Confidential Separation Agreement and General Release entered into by Mr. White and AmeriQuest, in settlement of a dispute between those parties regarding the termination of Mr. White's employment, those parties agreed to severance terms which were different than those provided in this Employment Agreement. Pursuant to that Confidential Separation Agreement and General Release, (i) AmeriQuest agreed to pay Mr. White $500,000 within three (3) business days following the closing of the transactions contemplated by the Computer 2000 Purchase Agreement, (ii) AmeriQuest agreed to pay Mr. White regular salary until the earlier of the date that the previously-referenced $500,000 payment was made or September 30, 1995, (iii) AmeriQuest agreed to continue health insurance coverage for Mr. White and his dependents until the earlier of the date that Mr. White and his dependents are covered by a new employer's health plan or July 11, 1997, (iv) Mr. White's stock option exercisable for 375,000 shares was deemed fully vested and exercisable only during the two year period following the date of the Confidential Separation Agreement and General Release, (v) AmeriQuest agreed to register the shares of AmeriQuest Common Stock issuable upon exercise of Mr. White's two stock options no later than October 15, 1995, (vi) AmeriQuest agreed to allow Mr. White to retain $155,000 he borrowed from AmeriQuest as an interest-free loan, which shall be due and payable as soon as the average trading price for AmeriQuest's Common Stock during any 20 consecutive day period equals or exceeds $3.50 and the shares of AmeriQuest Common Stock issuable upon exercise of Mr. White's stock option for 82,500 shares are freely tradable pursuant to a registration statement or Rule 144 promulgated under the Securities Act, (vii) AmeriQuest forgave its outstanding loan of $75,000 made to Mr. White to assist him in relocating his family from Florida to California and (viii) AmeriQuest and Mr. White agreed to release each other from any and all claims. Mr. White has exercised in full the stock option for 82,500 shares.

  Thomas F. Ross' employment by AmeriQuest terminated in November 1995. Prior to such termination, Mr. Ross had been Executive Vice President-Operations of AmeriQuest. Additionally, prior to such termination AmeriQuest had granted to Mr. Ross stock options exercisable for 125,000 shares and 27,500 shares of Common Stock at $3.50 per share and $0.05 per share, respectively. Pursuant to the Employment Agreement, dated as of October 1994, between Mr. Ross and AmeriQuest, Mr. Ross was entitled in the event of the termination of his employment other than for "cause" to severance pay in an amount equal to two years of his base salary and, in such event, his stock options would be deemed fully vested. Pursuant to the Severance Agreement, dated November 3, 1995, between Mr. Ross and AmeriQuest, (i) AmeriQuest paid Mr. Ross approximately $350,000, (ii) Mr. Ross acknowledged an earlier debt to AmeriQuest in the amount of approximately $116,500 and delivered to AmeriQuest a note for such amount, (iii) Mr. Ross' stock options described above were deemed fully vested and exercisable only during the one year period following the date of his termination of employment and (iv) AmeriQuest and Mr. Ross executed a mutual release.

  Donald W. Resnick's employment by AmeriQuest terminated in January 1996. Prior to such termination, Mr. Resnick had been the Chief Financial Officer of AmeriQuest. Additionally, prior to such termination, in July 1995, AmeriQuest had granted to Mr. Resnick a fully vested stock option exercisable for 150,000 shares of Common Stock at $1.50 per share, expiring on December 31, 2000, subject to earlier termination upon termination of employment. Pursuant to the Severance Agreement entered into by Mr. Resnick and AmeriQuest, (i) AmeriQuest agreed to pay Mr. Resnick approximately $66,000, $20,000 of which was deemed to be severance pay and the remainder of which was deemed to be in satisfaction of prior services, (ii) AmeriQuest agreed to pay Mr. Resnick up to $80,000 for specified consulting services, (iii) Mr. Resnick's stock option was deemed exercisable only on or before January 31, 1998, and (iv) AmeriQuest and Mr. Resnick executed a mutual release.

  John J. Higgins' employment by AmeriQuest terminated in January 1996. Prior to such termination, Mr. Higgins had been the Vice President of Marketing and Purchasing of AmeriQuest. Additionally, prior to such termination, in June 1993 AmeriQuest had granted to Mr. Higgins a stock option exercisable for 175,000 shares of Common Stock at $2.00 per share, expiring on December 31, 2000, subject to earlier termination upon termination of employment. This option vested in 25% increments every 14 months. Pursuant to the Severance Agreement entered into by Mr. Higgins and AmeriQuest, (i) AmeriQuest agreed to pay Mr. Higgins approximately $143,000, $100,000 of which was deemed to be severance pay and the remainder of which was deemed to be in satisfaction of prior services, (ii) Mr. Higgins' stock option was repriced to be exercisable at $.70 per share, deemed fully vested and deemed exercisable only on or before January 31, 1997 and (iii) AmeriQuest and Mr. Higgins executed a mutual release.

                             STOCKHOLDER PROPOSALS

  Any AmeriQuest stockholder who wishes to submit a proposal for presentation to AmeriQuest's 1997 Annual Meeting of Stockholders must submit the proposal to AmeriQuest, 3 Imperial Promenade, Ste. 300, Santa Ana, California 92707,
Attention: Mr. Holger Heims, Secretary, not later than September 15, 1996 for inclusion, if appropriate, in AmeriQuest's proxy statement and form of proxy relating to its 1997 Annual Meeting of Stockholders.

                        COMPLIANCE UNDER SECTION 16(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16 of the Exchange Act requires AmeriQuest's directors and officers, and persons who beneficially own more than 10% of AmeriQuest's Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Such persons are required by SEC regulation to furnish AmeriQuest with copies of all Section 16(a) forms that they file.

  Based solely on its review of the copies of such forms furnished to AmeriQuest and written representations from the executive officers and directors, AmeriQuest believes that all Section 16(a) filing requirements were met for AmeriQuest's fiscal year 1995, except as follows: (i) Howard Crystal has failed to file a Form 3 reporting his appointment as Senior Vice President of Marketing and Purchasing in July 1994, a position from which he resigned in September 1995; (ii) Irwin Bransky has failed to file a Form 3 reporting his position as President and Chief Executive Officer of Kenfil, Inc. upon the acquisition in September 1994 of Kenfil, Inc. by AmeriQuest, a position from which he was released in March 1995; (iii) William Walker failed to file a Form 4 reporting the grant in October 1994 by AmeriQuest of an option exercisable for Common Stock, at which time Mr. Walker was a Director of AmeriQuest; (iv) William Silvis failed to file a Form 4 reporting the grant in October 1994 by AmeriQuest of an option exercisable for Common Stock, at which time Mr. Silvis was a Director of AmeriQuest; (v) Marc Werner failed to file a Form 4 reporting the purchase in October 1994 by Manufacturers Indemnity and Insurance Company of America ("MIICA") of shares of Common Stock, at which time Mr. Werner was a Director of both MIICA and AmeriQuest; (vi) Eric Werner failed to file a Form 4 reporting the purchase in October 1994 by MIICA of shares of Common Stock, at which time Mr. Werner was a Director of both MIICA and AmeriQuest; (vii) Harold Clark failed to file a Form 4 reporting his purchase in October 1994 of shares of Common Stock, at which time Dr. Clark was the Chief Executive Officer of AmeriQuest; (viii) Stephen Holmes failed to file a Form 4 reporting his purchase in October 1994 of shares of Common Stock, at which time Mr. Holmes was the Chief Financial Officer of AmeriQuest;
(ix) Marc Werner failed to file a Form 4 reporting the purchase in October 1994 by MIICA of notes convertible into shares of Common Stock and warrants exercisable for Common Stock, at which time Mr. Werner was a Director of both MIICA and AmeriQuest; (x) Eric Werner failed to file a Form 4 reporting the purchase in October 1994 by MIICA of notes convertible into shares of Common Stock and warrants exercisable for Common Stock, at which time Mr. Werner was a Director of both MIICA and AmeriQuest;
(xi) Terren Peizer filed late a Form 4 reporting the purchase in October 1994 of notes convertible into shares of Common Stock and warrants exercisable for Common Stock, at which time Mr. Peizer was a Director of AmeriQuest; (xii) Robert H. Beckett filed late a Form 3 reporting his appointment as a Director of AmeriQuest in October 1994; (xiii) Thomas Ross filed late a Form 3 reporting his appointment as an officer of AmeriQuest in November 1994; (xiv) Gregory White filed late a Form 3 reporting his appointment as the Chief Operating Officer of AmeriQuest in November 1994; (xv) MIICA failed to file a Form 3 reporting its purchase in May 1995 of shares of Common Stock and warrants exercisable for Common Stock, thereby causing MIICA to become a "ten percent holder" of AmeriQuest; (xvi) Marc Werner failed to file a Form 4 reporting the purchase in May 1995 by MIICA of shares of Common Stock and warrants exercisable for Common Stock, at which time Mr. Werner was a director of both MIICA and AmeriQuest; and (xvii) Eric Werner failed to file a Form 4 reporting the purchase in May 1995 by MIICA of shares of Common Stock and warrants exercisable for Common Stock, at which time Mr. Werner was a director of both MIICA and AmeriQuest.

                                OTHER BUSINESS

  The Board does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

                 [THIS SPACE IS INTENTIONALLY LEFT BLANK]

               CAPITALIZATION AND HISTORICAL AND PRO FORMA

                         EARNINGS PER SHARE DATA

  The following tables are intended to provide certain pro forma information to reflect the effects of the adoption of Proposals 2 and 4 on AmeriQuest's capitalization and per share earnings:

  (i) A table setting forth the historical capitalization of AmeriQuest as of December 31, 1995 as adjusted to give effect to (a) the exercise by Computer 2000 Inc. on February 15, 1996 of a portion of the Acquisition Maintenance Warrant and a portion of one of the Achievement Warrants (the "February Exercise"), (b) the conversion into AmeriQuest Common Stock of the shares of AmeriQuest Series A, B, D, E and G Preferred Stock that were outstanding on the Record Date, which conversion (the "Conversion") will occur if Proposals 2 and 4 are approved by AmeriQuest stockholders and certain other conditions described in Proposal 4 are satisfied, and (c) the exercise by Computer 2000 Inc. of the Acquisition Maintenance Warrant for the number of shares purchasable thereunder upon the conversion into Common Stock of the shares of AmeriQuest Series G Preferred Stock outstanding on the Record Date, which exercise (the "March Exercise") is expected to occur promptly following the Conversion.

  (ii) A table setting forth AmeriQuest's historical earnings per share data
(a) for the three month period ended December 31, 1995 as adjusted to give effect to the February Exercise, the Conversion and the March Exercise, (b) for the three month period ended September 30, 1995 as adjusted to give effect to the issuance in November 1995 of 3,969,905 shares of AmeriQuest Common Stock in the merger with Robec and 25,830.1 shares of AmeriQuest Series G Preferred Stock to the Principal Robec Shareholders in the Follow-On Exchange (collectively, the "Robec Acquisition"), as well as the February Exercise, the Conversion and the March Exercise referred to above, and (c) for the fiscal year ended June 30, 1995 as adjusted to give effect to the issuance in August 1995 to Computer 2000 of 810,811 shares of AmeriQuest Series A Preferred Stock and 1,785,714 shares of AmeriQuest Series B Preferred Stock pursuant to the Computer 2000 Purchase Agreement, as well as the Robec Acquisition, the February Exercise, the Conversion and the March Exercise referred to above.

CAPITALIZATION

                                                                      PRO FORMA
                                       HISTORICAL ADJUSTMENTS        AS ADJUSTED
                                       ---------- -----------        -----------
                                             (AMOUNTS IN THOUSANDS
                                        EXCEPT SHARE AND PER SHARE DATA)
Capitalization:
Short-term debt, including current
 maturities...........................  $ 63,011     $--              $ 63,011
Shareholders' Equity:
Preferred stock, $0.01 par value;
 2,622,355 shares issued and
 outstanding; none(b) outstanding as                    3 (a)
 adjusted.............................        53      (56)(b)              --
Common stock, $0.01 par value;
 27,948,545 shares issued and
 outstanding; 63,635,925
 shares(a)(b)(c) outstanding as
 adjusted.............................       279      357 (a)(b)(c)        636
Additional paid-in capital............   110,477      (59)(a)(b)(c)    110,536
Accumulated deficit...................   (97,430)     --               (97,430)
                                        --------     ----             --------
  Total shareholders' equity..........    13,379      363               13,742
                                        --------     ----             --------
Total capitalization..................  $ 76,390     $363             $ 76,753
                                        ========     ====             ========

--------

(a) To give effect to Computer 2000 Inc.'s exercise on February 15, 1996 of a portion of the Acquisition Maintenance Warrant to purchase 102,908 shares of AmeriQuest Series E Preferred Stock for an approximate purchase price of $129,000 and of a portion of the Achievement Warrant to purchase 198,341 shares of AmeriQuest Series D Preferred Stock for an approximate purchase price of $105,000.

(b) To give effect to the issuance of 33,104,370 shares of AmeriQuest Common Stock associated with the conversion of 810,811, 1,785,714, 198,341, 102,908 and 25,830 shares of AmeriQuest Series A, B, D, E and G Preferred Stock, respectively.

(c) To give effect to Computer 2000's expected further exercise of a portion of the Acquisition Maintenance Warrant, subsequent to the Conversion, to purchase 2,583,010 shares of AmeriQuest Common Stock for an approximate purchase price of $129,000.

HISTORICAL AND PRO FORMA EARNINGS PER SHARE DATA

                                                                     PRO FORMA
                                                        HISTORICAL  AS ADJUSTED
                                                        ----------  -----------
For the three months ended
 December 31, 1995:
  Loss per shares...................................... $    (0.32) $    (0.14)
                                                        ==========  ==========
  Weighted average shares outstanding.................. 25,917,411  61,604,781
                                                        ==========  ==========
For the three months ended
 September 30, 1995:
  Loss per share....................................... $    (0.30) $    (0.11)
                                                        ==========  ==========
  Weighted average shares outstanding.................. 23,786,127  63,443,402
                                                        ==========  ==========
For the fiscal year ended
 June 30, 1995:
  Loss per share....................................... $    (3.76) $    (1.17)
                                                        ==========  ==========
  Weighted average shares outstanding.................. 17,993,440  57,650,715
                                                        ==========  ==========

                 [THIS SPACE IS INTENTIONALLY LEFT BLANK]

                             AVAILABLE INFORMATION

  AmeriQuest is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by AmeriQuest can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: New York Regional Office, 7 World Trade Center, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street N.W., Washington, D.C. 20549, at the SEC's prescribed rates. Such material can also be inspected and copied at the offices of the NYSE, on which AmeriQuest's Common Stock is listed.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE MATTERS SUBJECT HEREOF, AND IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AMERIQUEST. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES. THE DELIVERY OF THIS PROXY STATEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

                                          By Order of the Board of Directors

                                          AmeriQuest Technologies, Inc.

                                          Holger Heims,
                                          Secretary

Santa Ana, California

February 23, 1996

                       INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Public Accountants..................................  F-2
Consolidated Statements of Operations for the Fiscal Years Ended June 30,
 1995, 1994 and 1993......................................................  F-3
Consolidated Balance Sheets as of June 30, 1995 and 1994..................  F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the Fiscal
 Years Ended June 30, 1995, 1994 and 1993.................................  F-5
Consolidated Statements of Cash Flows for the Fiscal Years Ended June 30,
 1995, 1994 and 1993......................................................  F-6
Notes to Audited Consolidated Financial Statements........................  F-8
June 30, 1995, 1994 and 1993 Schedule II--Valuation and Qualifying
 Accounts and Reserves.................................................... F-18
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Consolidated Condensed Balance Sheets at September 30, 1995 and
 June 30, 1994............................................................ F-19
Unaudited Consolidated Condensed Statements of Operations for the Three
 Months Ended
 September 30, 1995 and 1994.............................................. F-20
Unaudited Consolidated Condensed Statements of Cash Flows for the Three
 Months Ended
 September 30, 1995 and 1994.............................................. F-21
Notes to Unaudited Consolidated Condensed Financial Statements September
 30, 1995 and 1994........................................................ F-22
Unaudited Consolidated Condensed Balance Sheets at December 31, 1995 and
 September 30, 1995....................................................... F-24
Unaudited Consolidated Condensed Statements of Operations for the Three
 Months Ended
 December 31, 1995 and 1994............................................... F-25
Unaudited Consolidated Condensed Statements of Cash Flows for the Three
 Months Ended December 31, 1995 and 1994.................................. F-26
Notes to Unaudited Consolidated Condensed Financial Statements for
 December 31, 1995 and 1994............................................... F-27

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To AmeriQuest Technologies, Inc.:

  We have audited the accompanying consolidated balance sheets of AmeriQuest Technologies, Inc. (a Delaware corporation) and subsidiaries (AmeriQuest) as of June 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended June 30, 1995. These financial statements and the schedule referred to below are the responsibility of AmeriQuest's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AmeriQuest as of June 30, 1995 and 1994 and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1995 in conformity with generally accepted accounting principles.

  Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to Financial Statements and is presented for purposes of complying with the Securities and Exchange Commissions rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                            Arthur Andersen LLP

Los Angeles, California
October 13, 1995

                 AMERIQUEST TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                             YEAR ENDED JUNE 30,
                                ------------------------------------------------
                                     1995             1994            1993
                                ---------------  --------------- ---------------
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
NET SALES.....................         $416,571         $87,593         $73,082
COST OF SALES.................          400,820          75,023          61,539
                                ---------------  --------------  --------------
  Gross profit................           15,751          12,570          11,543
                                ---------------  --------------  --------------
OPERATING EXPENSES
  Selling, general and
administrative................           53,432          14,119          10,274
  Intangibles write off.......           23,777             --              --
  Restructuring...............              --            5,700             --
  Research and development....               39              25             782
                                ---------------  --------------  --------------
                                         77,248          19,844          11,056
                                ---------------  --------------  --------------
  Income (loss) from
operations....................          (61,497)         (7,274)            487
OTHER (INCOME) EXPENSE
  Other income................              (13)            (31)            (26)
  Interest expense............            6,082             728             277
                                ---------------  --------------  --------------
                                          6,069             697             251
                                ---------------  --------------  --------------
  Net income (loss)...........         $(67,566)        $(7,971)        $   236
                                ===============  ==============  ==============
  Net income (loss) per common
     share and
     common share equivalent..         $  (3.76)        $ (1.33)        $  0.08
                                ===============  ==============  ==============
  Weighted average shares
outstanding...................       17,993,440       5,973,511       3,060,908
                                ===============  ==============  ==============


  The accompanying notes are an integral part of these consolidated financial statements.

                 AMERIQUEST TECHNOLOGIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                       JUNE 30,     JUNE 30,
                                                         1995         1994
                                                      -----------  -----------
                                                      (DOLLARS IN THOUSANDS)
                       ASSETS
CURRENT ASSETS
  Cash............................................... $       970  $     3,200
  Accounts receivable, less allowances for doubtful
       accounts
       of $9,572 and $477 as of June 30, 1995 and
       1994, respectively............................      56,342       24,708
  Inventories........................................      49,101       24,165
  Other current assets...............................       1,362        1,627
                                                      -----------  -----------
    Total current assets.............................     107,775       53,700
                                                      -----------  -----------
PROPERTY AND EQUIPMENT, NET..........................       6,649        4,078
INTANGIBLE ASSETS, NET...............................      10,411        6,490
OTHER ASSETS.........................................       3,173          877
                                                      -----------  -----------
                                                      $   128,008  $    65,145
                                                      ===========  ===========
   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Accounts payable...................................    $ 42,023  $    23,408
  Notes payable......................................      72,945       23,059
  Other current liabilities..........................      14,234        2,361
                                                      -----------  -----------
    Total current liabilities........................     129,202       48,828
                                                      -----------  -----------
SUBORDINATED NOTES PAYABLE TO SHAREHOLDERS...........         --         3,175
LONG TERM OBLIGATIONS................................       6,515          267
SUBORDINATED NOTES PAYABLE...........................      18,000          --
COMMITMENTS AND CONTINGENCIES........................
STOCKHOLDERS' EQUITY
  Preferred stock, $.01 par value; authorized
       5,000,000 shares;
       no shares issued and outstanding..............         --           --
  Common stock, $.01 par value; authorized 30,000,000
       shares;
       issued and outstanding, 22,966,711 and
       9,857,779 shares,
       as of June 30, 1995 and 1994, respectively....         230           99
  Additional paid-in capital.........................      56,196       27,345
  Accumulated deficit................................     (82,135)     (14,569)
                                                      -----------  -----------
    Total stockholders' equity (deficit).............     (25,709)      12,875
                                                      -----------  -----------
                                                      $   128,008  $    65,145
                                                      ===========  ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

                 AMERIQUEST TECHNOLOGIES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                          COMMON STOCK    ADDITIONAL
                                        -----------------  PAID-IN   ACCUMULATED
                                          SHARES   AMOUNT  CAPITAL     DEFICIT
                                        ---------- ------ ---------- -----------
                                                 (DOLLARS IN THOUSANDS)
BALANCES AT JUNE 30, 1992.............   2,925,523  $ 29   $14,757    $ (6,834)
Common stock issued by private
 placement............................     143,000     2       286         --
Common stock issued for assets........     100,000     1       149         --
Exercise of employee stock options....      12,187   --         18         --
Net income for the year ended June 30,
1993..................................         --    --        --          236
                                        ----------  ----   -------    --------
BALANCES AT JUNE 30, 1993.............   3,180,710  $ 32   $15,210    $ (6,598)
                                        ----------  ----   -------    --------
Common stock issued by private
 placement............................   4,905,072    49     9,054         --
Common stock issued for businesses
acquired..............................   1,730,330    17     3,011         --
Exercise of employee stock options....      41,667     1        70         --
Net loss for the year ended June 30,
1994..................................         --    --        --       (7,971)
                                        ----------  ----   -------    --------
BALANCE AT JUNE 30, 1994..............   9,857,779  $ 99   $27,345    $(14,569)
                                        ----------  ----   -------    --------
Common stock issued by private
 placement and other..................   4,266,258    43     8,646         --
Common stock issued for businesses
acquired..............................   8,352,148    84    19,019         --
Exercise of employee stock options....      32,834   --         51         --
Shares issued to employees............     457,692     4     1,135         --
Net loss for the year ended June 30,
1995..................................         --    --        --      (67,566)
                                        ----------  ----   -------    --------
BALANCES AT JUNE 30, 1995.............  22,966,711  $230   $56,196    $(82,135)
                                        ==========  ====   =======    ========


  The accompanying notes are an integral part of these consolidated financial statements.

                 AMERIQUEST TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                YEAR ENDED JUNE 30,
                                      ----------------------------------------
                                        1995             1994           1993
                                      --------  ---------------------- -------
                                                (DOLLARS IN THOUSANDS)
Cash Flows from Operating Activities
Net income (loss).................... $(67,566)        $(7,971)        $   236
Adjustments to reconcile net income
 (loss) to net cash
 provided by (used in) operating
 activities:
  Depreciation and amortization......    4,723           1,107           1,013
  Intangibles write-off..............   23,777             --              --
  Provision for losses on accounts
  receivable.........................    5,787             577             328
  Provision for losses on
  inventories........................   17,039           1,714             633
  Loss on sale of equipment..........    1,540             --               33
  Changes in operating assets and
  liabilities:
    (Increase) decrease in accounts
    receivable.......................   (3,016)         (1,698)          3,302
    (Increase) decrease in
    inventories and other............     (390)         (1,447)            953
    (Increase) decrease in other
    assets...........................     (189)          1,500          (1,449)
    (Decrease) in accounts payable
    and other........................  (25,312)         (2,190)         (3,776)
                                      --------         -------         -------
Net cash provided by (used in)
operating activities.................  (43,607)         (8,408)          1,273
                                      --------         -------         -------
Cash Flows from Investing Activities
Purchase of property and equipment...   (4,316)         (1,546)         (1,260)
Net cash (paid) received from
acquisition of businesses, net of
acquired cash of $1,656 in 1995......   (1,973)            769             --
Proceeds from sale of equipment......      --              --               17
                                      --------         -------         -------
Net cash used in investing
activities...........................   (6,289)           (777)         (1,243)
                                      --------         -------         -------
Cash Flows from Financing Activities
Proceeds from subordinated debt......   18,000             --            1,505
Proceeds from notes payable
borrowings, net......................   20,926           3,741          (1,669)
Proceeds from sale of common stock...    8,740           7,624             456
                                      --------         -------         -------
Net cash provided by (used in)
financing activities.................   47,666          11,365             292
                                      --------         -------         -------
Increase (decrease) in cash..........   (2,230)          2,180             322
Cash--beginning of the year..........    3,200           1,020             698
                                      --------         -------         -------
Cash--end of the year................ $    970         $ 3,200         $ 1,020
                                      ========         =======         =======

    The accompany notes are an integral part of these consolidated financial statements.

Supplemental Disclosures of Cash Flow Information:

Interest on lines of   During Fiscal 1995, 1994 and 1993 the Company paid interest costs
credit:                of approximately $5,917, $728 and $277, respectively.
Income taxes:          During Fiscal 1995, 1994 and 1993 the Company made no tax payments.
Noncash investing and financing activities:
Capital leases:        During Fiscal 1995 and 1994, the Company entered into capital leases for equipment totaling approximately $270 and $180, respectively.
Subordinated note      During Fiscal 1994, the Company issued approximately 522,000
payable conversion:    shares of common stock upon the conversion of a $1,550
                       subordinated note payable.
Intangible write off:  During Fiscal 1995, the Company wrote off $23,777 of intangibles related to the termination of its entertainment software business and impairment of intangible assets at certain acquired regional distributors.


    The accompany notes are an integral part of these consolidated financial statements.

                AMERIQUEST TECHNOLOGIES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business. AmeriQuest Technologies, Inc. and subsidiaries ("Company" or "AmeriQuest") is a national value-added wholesale distributor of computer hardware and related products to value-added resellers, system integrators and computer retailers through its wholly-owned subsidiaries, CDS Distribution, Inc., AmeriQuest/NCD, Inc. and its 50.1 percent owned subsidiary, Robec, Inc. AmeriQuest is also a supplier of hard disk drive subsystems compatible with leading business computers, through its wholly-owned subsidiary, CMS Enhancements, Inc. ("CMS"). CMS also offers disk array, magneto optical, CD-ROM, floppy disk drives and magnetic tape back-up subsystems. Through its wholly-owned subsidiary, Kenfil, Inc., AmeriQuest distributes business applications, utilities, graphics and communication software to the Asian market.

  The Company operates in the personal computer industry, which is affected by significant technological change and short product life cycles. Competitors have financial, marketing, or management resources substantially greater than those of AmeriQuest. Product lines sold by AmeriQuest are also offered by many other distributors, which in combination with short product life cycles, can result in rapid declines in product gross margins. In addition, inventory is subject to loss due to short-term technological obsolescence. No one customer represents more than 10 percent of consolidated revenues. The Company's largest vendor accounted for approximately 11% and 20% of the Company's purchases during fiscal years 1995 and 1994, respectively. No other vendor represented 10% or more of the Company's purchases in either fiscal year 1995 and 1994.

  Basis of consolidation. The consolidated financial statements include the accounts of AmeriQuest and its majority and wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  Accounting period. The Company's fiscal year ends on the Saturday closest to June 30, however, in 1994, Friday was used as the last day of the fiscal period. The year ending dates for the past three fiscal years were July 1, 1995 and June 30, 1994 and 1993. For presentation purposes, all of the aforementioned fiscal year ends are referred to as June 30.

  Inventories. Inventories consist principally of computer hardware and software held for resale and are stated at the lower of first-in, first-out cost or market. Reserves for inventory obsolescence and slow moving product are provided based upon specified criteria, such as recent sales activity and date of purchase.

  Property and equipment. Property and equipment are stated at cost. Depreciation and amortization are computed using the straight line method over estimated useful lives as follows:

      Equipment.................................................... 5 years
      Furniture and fixtures....................................... 5 years
      Leasehold improvements....................................... Lease term
      Vehicles..................................................... 3 to 5 years

  Maintenance, repairs and minor renewals are charged directly to expense as incurred. Additions and betterments to property and equipment are capitalized. When assets are disposed of, the related cost and accumulated depreciation thereon are removed from the accounts and any resulting gain or loss is included in operations.

  Intangible assets. Intangible assets relate primarily to acquired distribution channels and related vendor relationships and market positions. Intangibles are amortized using the straight-line method from the date of

                AMERIQUEST TECHNOLOGIES, INC. AND SUBSIDIARIES acquisition over the expected period to be benefitted, currently estimated at 10 years. In determining the appropriate amortization period the Company considered the historical length of the acquiree's vendor relationships and the overall size and quality of the vendors and their product offerings. On a quarterly basis, the Company assesses the recoverability of intangible assets based upon consideration of past performance and future expectations of undiscounted cash flow on an acquisition by acquisition basis to the extent separately identifiable, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long Lived Assets and For Long Lives Assets to be Disposed of". To the extent separate assessment of such acquired intangibles is no longer feasible (i.e. as a result of integrating multiple acquisitions into a single business unit) such assessment is performed on a combined basis as appropriate.

  During the fourth quarter of fiscal 1995 in anticipation of the completion of Computer 2000 A.G.'s (Computer 2000) equity investment, the Company, with input from Computer 2000 management, made the decision to terminate its entertainment software business and to focus its management efforts and capital in the higher margin, value-added products, application software and computer hardware distribution businesses. Management determined that future operating cash flow from certain regional acquisitions will not be sufficient to recover the related intangible assets. As a result of these assessments, the Company wrote-off approximately $23.8 million of intangibles related to the termination of its entertainment software business and the impairment of intangibles related to acquired regional distributors.

  Market development funds. In general, vendors provide various incentive programs to the Company. The funds received under these programs are determined based on purchases and/or sales of the vendors' product and the performance of certain training, advertising and other market development activities. Revenue associated with these funds is recorded when earned either as a reduction of selling, general and administrative expenses or product cost, according to the specific nature of the program.

  Sales recognition. Sales are recorded as of the date shipments are made to customers. Sales returns and allowances are reflected as a reduction in sales and recorded in inventory at expected net realizable value. The Company permits the return of products within certain time limits and will exchange returned products. Products that are defective upon arrival are handled on a warranty return basis with the Company's vendors. The Company provides for product warranty and return obligations at the point of sale based on estimates of expected future costs.

  Income taxes. The Company accounts for income taxes utilizing taxes from the liability method required by Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes."

  Net income (loss) per common share and common share equivalent. Net income
(loss) per common share and common share equivalent is computed by dividing net income (loss) by the weighted average number of shares of common stock and common stock equivalents outstanding. Common stock equivalents that increase earnings per share or decrease loss per share are excluded from the computation.

  Reclassifications. Certain amounts in the prior periods have been reclassified to conform to the current year's presentation.

                AMERIQUEST TECHNOLOGIES, INC. AND SUBSIDIARIES

2. ACQUISITIONS

  The Company has pursued a strategy of growth through acquisition by acquiring regional distributors with the goal of creating a national distributor of value-added computers, subsystems and peripherals. The success of this strategy is dependent upon the ability of the Company to effectively consolidate and integrate the operations of the acquired businesses, combine different cultures and obtain adequate financing to complete acquisitions and fund working capital requirements. All of the Company's acquisitions completed during fiscal years 1993 through 1995 have been accounted for in accordance with the purchase method of accounting. The Company's Consolidated Financial Statements include acquiree's results of operations from the effective acquisition dates.

  The per share valuation of the Company's common stock issued in connection with the following acquisitions represents a discount from the quoted market price, based upon the weighted average discounts received on recently completed private equity cash transactions. Management believes this method of valuation is the best indication of fair value due to the Company's thin stock trading value and small public float.

  Regional distributors. During fiscal year 1994 and 1993, CDS Distribution, Inc., a wholly-owned subsidiary of the Company completed the acquisition of several smaller regional distributors ("regional distributors"). Total consideration given to complete these acquisitions was 1,730,330 shares of the Company's common stock valued at $3 million. In fiscal 1995, as a result of the acquisitions of Robec and NCD discussed below, these distributors were considered to be redundant, resulting in their closure and the write off of their intangibles of approximately $3.4 million.

  Kenfil Inc. ("Kenfil"). As of June 1994, the Company acquired 51% of the outstanding common stock of Kenfil for common stock of the Company. Kenfil distributed microcomputer software in both the U.S. and Asia. As of September 1994, the Company acquired the remaining outstanding 49% of the common stock of Kenfil and converted certain trade and subordinated debt of Kenfil for common and preferred stock, subsequently converted to common stock of the Company. During fiscal year 1995, the former U.S. operations of Kenfil, including principally educational and entertainment software distribution, were terminated by the Company. Total consideration given for the Kenfil acquisition was 5,846,162 shares of the Company's common stock valued at approximately $14 million, plus transaction costs of $785,000.

  Robec, Inc. ("Robec"). As of September 1994, the Company acquired 50.1% of the outstanding common stock of Robec for common stock of the Company. Robec is a distributor of computer products and services, specializing in systems and UNIX applications, and is based in Horsham, Pennsylvania. The Company proposes to acquire the remaining 49.9% of outstanding common stock of Robec during fiscal year 1996. In September 1995, Robec's shareholders approved the acquisition by AmeriQuest of the remaining 49.9% of Robec common stock not owned by the Company.

  The Robec merger agreement requires the Company to issue additional common shares to provide former and current Robec shareholders participating in the merger with a minimum value associated with the Company's common stock issued or to be issued to complete the merger transaction. Based upon the exchange ratio included in the Robec merger agreement, 1,402,805 shares of the Company's common stock valued at $2.7 million was issued in exchange for 50.1 percent of Robec's common stock in September 1994. Due to the minimum value provisions and adjustments to the exchange ratio included in the amended Robec merger agreement, an additional 6.8 million shares of the Company's common stock is expected to be issued to complete the Robec merger. The additional shares to be issued are valued at $5.8 million and is recorded as a long term liability in the accompanying consolidated balance sheet. Total consideration is expected to be 8.2 million shares of the Company's common stock valued at $8.5 million, plus transaction costs of $265,000. Intangible assets recorded at June 30, 1995 related to Robec are approximately $164,000.

                AMERIQUEST TECHNOLOGIES, INC. AND SUBSIDIARIES

  The completion of the Robec merger is pending AmeriQuest shareholder approval and an increase in the authorized number of AmeriQuest common stock shares.

  National Computer Distributors ("NCD"). In November 1994, the Company acquired all of the outstanding common stock of NCD for cash and common stock of the Company. NCD is a distributor of computer products and services, specializing in systems and connectivity applications. Total consideration given in the NCD acquisition was 1,864,767 shares of the Company's common stock valued at $4.1 million and cash of $3.4 million. Intangible assets recorded at June 30, 1995 related to NCD are approximately $9.7 million.

  In connection with the issuance of the Company's common stock associated with the NCD acquisition, the Company entered into a stock repurchase agreement with holders of 661,586 shares of the Company's common stock. The holders of the Company's common stock covered by this agreement have required the Company to repurchase the stock at $3.50 per share which is recorded as a current liability in the accompanying balance sheet.

  Management believes that distribution channel access represents the most significant intangible acquired in connection with the acquisitions discussed above. Management initially assigned a 10 year economic life to this intangible asset as that is the period of time that management expects to derive benefit from the existing vendor relationships and market position. Management determined that 10 years is an appropriate economic life based upon the historical length of the acquiree's vendor relationships and the overall size and quality of the acquiree's vendors and their product offerings. See
Note 1 for a discussion of the Company's policy for evaluating the realization of intangible assets, the termination of the entertainment software business and the related fiscal 1995 write-off of intangibles.

  The following unaudited pro forma combined information shows the results of the Company's operations for the fiscal years ended June 30, 1995 and 1994 as though the acquisitions and the Computer 2000 equity investment (see Note 8) all had occurred as of the beginning of each respective fiscal year (in thousands except per share data):

                                                          YEAR ENDED JUNE 30,
                                                        -----------------------
                                                           1995        1994
                                                        ----------- -----------
      Revenues......................................... $   520,134 $   613,606
      Net loss.........................................      70,020      37,636
      Net loss per share...............................        1.33         .75
      Weighted average shares..........................  52,729,000  50,405,380

  The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the actual results of operations had the acquisitions taken place at the beginning of the indicated period or the results that may occur in the future. Furthermore, the pro forma results do not give effect to cost savings or incremental costs which may occur as a result of the integration and consolidation of the acquired companies.

  The entertainment software business of Kenfil contributed revenues of $25 million and $139 million and incurred net losses of $25.9 million and $20.8 million on a pro forma basis during fiscal years 1995 and 1994, respectively.

  The following unaudited condensed balance sheet information reflects the financial position of the Company at June 30, 1995 as though the acquisition of the remaining shares of Robec and the Computer 2000 equity investment had occurred as of that date. The pro forma amounts do not reflect the results of actual operations

                AMERIQUEST TECHNOLOGIES, INC. AND SUBSIDIARIES subsequent to June 30, 1995 (i.e. to the extent losses were incurred subsequent to June 30, 1995, such losses would result in a corresponding reduction in shareholders' equity).

                                                               JUNE 30, 1995
                                                           ---------------------
                                                           AS REPORTED PRO FORMA
                                                           ----------- ---------
      Total current assets................................  $107,775   $107,775
                                                            ========   ========
      Total current liabilities...........................  $129,202   $ 97,952
                                                            ========   ========
      Total long-term liabilities.........................  $ 24,515   $    667
                                                            ========   ========
      Shareholders' equity (deficit)......................  $(25,709)  $ 29,389
                                                            ========   ========

  The above presentation assumes that the Robec merger is completed in accordance with the amended Robec merger agreement which results in the issuance of approximately 6.8 million shares of the Company's common stock. The issuance of the remaining shares is currently pending AmeriQuest shareholder approval. If the final consummation of the merger were to include consideration other than stock (i.e. cash or notes) the amount of pro forma equity would be reduced by a corresponding amount.

3. INVENTORIES

  Inventories consist of the following (in thousands):

                                                                    JUNE 30,
                                                                 ---------------
                                                                  1995    1994
                                                                 ------- -------
      Finished goods............................................ $46,628 $19,977
      Raw materials and subassemblies...........................   2,473   4,188
                                                                 ------- -------
                                                                 $49,101 $24,165
                                                                 ======= =======

  Inventories are reflected net of reserves of approximately $13.8 million and $2.6 million at June 30, 1995 and 1994, respectively. Inventories do not contain any labor or overhead.

  The Company manages its inventories by maintaining sufficient quantities to achieve high order fill rates while at the same time attempting to stock only those products in high demand with a rapid turnover rate. Inventory balances will fluctuate as the Company adds new product lines and when appropriate, makes large purchases from manufacturers when the terms of such purchases are considered advantageous. Short product life years and rapid technological obsolescence significantly increases the risk of declines in inventory value and the lack of recovery of inventory balances at recorded values. The Company's contracts with most of its vendors provide price protection and stock return privileges to reduce to some degree the risk of loss to the Company due to manufacturer price reductions and slow moving or obsolete inventory.

4. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following (in thousands):

                                                                   JUNE 30,
                                                                ---------------
                                                                 1995    1994
                                                                ------- -------
      Equipment................................................ $10,753 $ 5,106
      Furniture and fixtures...................................   4,156   5,563
      Leasehold improvements...................................   2,358     433
                                                                ------- -------
                                                                 17,267  11,102
      Less accumulated depreciation and amortization...........  10,618   7,024
                                                                ------- -------
                                                                $ 6,649 $ 4,078
                                                                ======= =======

                AMERIQUEST TECHNOLOGIES, INC. AND SUBSIDIARIES

5. NOTES PAYABLE

  The Company maintains lines of credit with financial institutions which in the aggregate provide for revolving credit of over $80 million at June 30, 1995 including a $20 million facility extended to Robec, Inc. Current lines of credit totaling $27.5 million expire on December 31, 1995 related to NCD. Management is currently negotiating a refinancing arrangement to replace the expiring line of credit.

  Borrowings under these facilities are limited to a contractual percentage of eligible inventories and receivables. At June 30, 1995, all inventories and accounts receivable were pledged as collateral under these facilities and the lenders hold liens on substantially all of the other assets owned by the Company. The terms of the lending agreements include certain restrictive covenants which require the maintenance of specified financial covenants generally related to tangible net worth, working capital and total debt to tangible net worth. Borrowings under these lines bear interest from 1 to 3 percent over the prime rate and are limited to specified percentages of AmeriQuest's eligible accounts receivable (a borrowing base in excess of $27.5 million) and inventories (a borrowing base of over $27.5 million). The weighted average interest rate for borrowings under these credit facilities at June 30, 1995, 1994 and 1993, were 11.2%, 8% and 10%, respectively.

  At various dates during fiscal year 1995 and continuing at September 1995, the Company was in default to its primary lender due to noncompliance with certain financial ratio and covenant compliance. In October 1995, the Company received a waiver from its primary lenders for non-compliance with the financial covenants of NCD's credit agreement. The Company has also amended its credit agreements covering its remaining borrowings to remove the financial covenants which the Company was not in compliance with at June 30, 1995, pending renegotiation of those covenants. The amendment also allows the lender to cancel the credit agreements with 60 days notice. At September 30, 1995, AmeriQuest, through NCD, had approximately $8 million available under its existing credit facilities based upon available collateral.

  The Company is in the process of negotiating the refinancing of its credit agreements. Management expects that the Company will complete this refinancing by December 31, 1995. Management believes that improvements in operating cash flows resulting from the cost containment activities discussed above, together with available borrowings on current credit agreements and the expected refinancing will allow the Company to meet its obligations and capital needs as they are required, through June 30, 1996.

6. INCOME TAXES

  The deferred tax asset (liability) of the Company consists of the following (in thousands):

                                                                 JUNE 30,
                                                             -----------------
                                                               1995     1994
                                                             --------  -------
Inventory reserves.......................................... $ 17,405  $   481
Depreciation................................................      268      331
Allowance for doubtful accounts.............................   12,488      153
Other.......................................................   10,962     (487)
Net operating loss carryforwards............................   51,949    4,800
Valuation allowance.........................................  (93,072)  (5,545)
                                                             --------  -------
                                                             $    --   $  (267)
                                                             ========  =======

                AMERIQUEST TECHNOLOGIES, INC. AND SUBSIDIARIES

  The principal elements accounting for the difference between income taxes computed at the statutory rate and the effective rate are as follows (in thousands):

                                                        YEAR ENDED JUNE 30,
                                                       -----------------------
                                                         1995     1994    1993
                                                       --------  -------  ----
Federal tax expense (credit) computed at statutory
rate.................................................. $(23,648) $(3,200) $ 80
State taxes, net of federal benefit...................      --       --     15
Tax (benefit from) earnings of foreign operations.....      --       --    (24)
Intangible write off..................................    8,322      --    --
Effect of U.S. and foreign net operating losses.......   15,326    3,200   (71)
                                                       --------  -------  ----
                                                       $    --   $   --   $--
                                                       ========  =======  ====

  At June 30, 1995, the Company had an income tax operating loss carryforward of approximately $52 million, which is available to offset earnings in future periods through 2010, subject to limitations discussed below. Of the Company's consolidated net operating loss, $5 million relates to the Company's Robec subsidiary which is not included in the Company's consolidated federal income tax return. The Company experienced "ownership changes" in 1994 and 1995 for income tax purposes, which will result in future annual limitations on the utilization of net operating loss carryforwards to approximately $4 million per year.

7. COMMITMENTS AND CONTINGENCIES

  The Company leases its corporate office, warehouse space and certain equipment under operating leases. Future minimum rental commitments for all non-cancellable operating leases at June 30, 1995 are as follows (in thousands):

YEAR ENDED JUNE 30,
-------------------
  1996.................................................................  $ 4,274
  1997.................................................................    4,226
  1998.................................................................    2,487
  1999.................................................................    2,153
  2000.................................................................    1,854
 Thereafter............................................................    6,841
                                                                         -------
                                                                         $21,835
                                                                         =======

  Total rental expense under non-cancellable agreements for the years ended June 30, 1995, 1994 and 1993 was approximately $4,291,000, $1,083,000 and
$694,000, respectively.

  In June 1995, the Company entered into a settlement agreement with Microware Corporation ("Microware") regarding a default judgment in the amount of $15.9 million which had been entered against the Company in favor of certain shareholders of the defunct Microware. The underlying lawsuit relates to the Company's decision not to proceed with the acquisition of Microware in early 1993. Under the terms of the settlement the Company issued 125,000 shares of its common stock to the plaintiffs and paid $50,000 in cash in exchange for vacation of the default judgement, without prejudice. The plaintiffs refiled their claim in July 1995 seeking $8 million of compensatory damages and $50 million of punitive damages. Management, after discussion with counsel, believes that the plaintiff's claim is without merit. The Company is also a party to various other legal matters. Based upon discussions with counsel, management believes that the ultimate outcome of these matters will not have a material adverse effect on the Company's future financial position or its results of operations.

  The Company is contingently liable at June 30, 1995 under the terms of repurchase agreements with financial institutions providing inventory financing for dealers of the Company's products. The contingent liability under those agreements approximates the amount financed, reduced by the resale value of any products

                AMERIQUEST TECHNOLOGIES, INC. AND SUBSIDIARIES which may be repurchased, and the risk of loss is spread over numerous dealers and financial institutions. Losses under these agreements have been immaterial in the past. Sales under these agreements during the years ended June 30, 1995, 1994 and 1993 were approximately $17 million, $7 million, and $6 million, respectively.

8. COMMON STOCK

  In November 1994, AmeriQuest and Computer 2000 entered into an agreement pursuant to which Computer 2000 agreed to invest approximately $50 million in AmeriQuest in exchange for a majority ownership interest in AmeriQuest. Under the agreement Computer 2000 initially loaned AmeriQuest $18 million.

  In August 1995 Computer 2000 exchanged these notes for 810,811 shares of AmeriQuest's Series A preferred stock (convertible into 8,108,110 shares of common stock, subject to adjustment) and warrants to purchase 657,289 shares of Series D preferred stock (convertible up to 6,572,890 shares of common stock, subject to adjustment) exercisable at $0.53 per share of Series D preferred stock ($0.05 per share of common stock on an as-if-converted to common stock basis). The $18 million loan is reflected as a non-current liability at June 30, 1995 in the accompanying consolidated balance sheet. In addition, Computer 2000 purchased from AmeriQuest, for $31.2 million, 1,785,714 shares of Series B preferred stock (convertible into 17,857,140 shares of common stock) and warrants to purchase 746,186 shares of Series D preferred stock (convertible up to 7,461,860 shares of common stock, subject to adjustment) exercisable at $.53 per share of Series D preferred stock ($0.05 per share of common stock on an as-if-converted to common stock basis). Assuming the exercise of warrants referred to above the conversion of the preferred stock issuable upon such exercise and the conversion of the preferred stock AmeriQuest will have issued 40 million shares of common stock at an average purchase price of $1.25 per share and Computer 2000 will hold approximately 62% of AmeriQuest's outstanding voting stock.

  Further, in consideration for Computer 2000's exchange of the notes of $18 million and Computer 2000's additional investment of $31.2 million, AmeriQuest also granted to Computer 2000 pari passu rights with respect to other outstanding warrants, options and other rights to acquire shares of AmeriQuest's Common Stock that AmeriQuest has previously granted, or is obligated to grant in the future, to others:

    (i) If AmeriQuest issues in connection with its acquisition of Robec any shares in excess of 2,800,000 shares of common stock, including all shares already issued and all shares issued in the future, including shares issued upon the exercise of options or warrants granted, assumed or exchanged in connection with the Robec acquisition, then Computer 2000 will have the right, pursuant to certain warrants to be granted by AmeriQuest to purchase a number of shares of Series E preferred stock as will be convertible into a number of shares of common stock that will be equal to the number of incremental shares that are issued in connection with the Robec acquisition. The exercise price of the acquisition maintenance warrants will be $1.25 per share of Series E preferred stock ($0.05 per share of common stock on an as-if-converted to common stock basis).

    (ii) In connection with a private placement in June 1995 AmeriQuest issued common stock and warrants to investors, which included warrants to purchase up to 5,148,574 shares of common stock at an exercise price of $1.05 per share. If and to the extent that any of the unit warrants are exercised, then Computer 2000 will have the right, pursuant to certain warrants to be issued by AmeriQuest, to purchase a number of Series F preferred stock that will be convertible into a number of shares of common stock equal to the shares issued upon the exercise of the unit warrants. The exercise price of these warrants will be $5.25 per share of Series F preferred stock ($.525 per share of common stock on an as-if-converted to common stock).

    (iii) AmeriQuest granted to Computer 2000 an option to purchase a number of shares of common stock that will be equal to the number of shares of common stock that AmeriQuest issues upon exercise or conversion of all currently outstanding options, warrants or other rights (other than shares subject to the unit maintenance warrants and acquisitions maintenance) to acquire (upon conversion or otherwise) any

                AMERIQUEST TECHNOLOGIES, INC. AND SUBSIDIARIES shares of common stock or other equity securities of AmeriQuest. This option will be exercisable for the same consideration and on the same terms as the consideration for which and terms under which such additional shares are issued.

  On August 31, 1995, after completion of the Computer 2000 equity investment and assuming conversion of all the preferred stock to common stock, the Company would have 48,931,961 shares of common stock outstanding. Assuming the completion of the Robec merger and exercise of outstanding warrants and Computer 2000's maintenance warrant arrangements, the Company would have approximately 96 million shares of common stock outstanding.

  In August 1994, the shareholders approved an increase in the authorized common stock of the Company from 10 to 30 million shares, the effect of which is reflected herein, however, in order to complete the Robec transaction (see
Note 2) and allow for the conversion of preferred stock held by Computer 2000, additional common stock will be required to be authorized.

  The Company has instituted various stock option plans which authorize the granting of options to key employees, directors, officers, vendors and customers to purchase shares of the Company's common stock. All grants of options during the years presented have been to employees or directors and were granted at the then quoted market price. A summary of shares available for grant and the options outstanding under the plans are as follows:

                                                 SHARES
                                                AVAILABLE   OPTIONS     PRICE
                                                FOR GRANT OUTSTANDING   RANGE
                                                --------- ----------- ----------
BALANCES, JUNE 30, 1992........................  134,500    138,782   $1.50-3.00
  Increase in shares available for grant.......  140,000        --           --
  Options granted..............................  (73,000)    73,000    2.00-2.50
  Options exercised............................      --     (12,187)        1.50
  Cancelled....................................    6,750     (6,750)        2.50
                                                 -------    -------   ----------
BALANCES, JUNE 30, 1993........................  208,250    192,845   $1.50-3.00
  Increase in shares available for grant.......  250,000        --           --
  Options granted..............................  (20,000)    20,000    2.38-4.50
  Options exercised............................      --     (41,667)   1.50-2.00
  Cancelled....................................   78,818    (78,818)         --
                                                 -------    -------   ----------
BALANCES, JUNE 30, 1994........................  517,068     92,360   $1.50-4.50
  Options exercised............................      --     (32,834)        1.50
  Cancelled....................................    2,625     (2,625)   1.50-2.38
                                                 -------    -------   ----------
BALANCES, JUNE 30, 1995........................  519,693     56,901   $1.50-4.50
                                                 =======    =======   ==========

  The 56,901 options outstanding are currently exercisable.

  In fiscal 1995 and 1994, warrants to acquire common stock of the Company were issued to unrelated parties aggregating in connection with private equity and other transactions, 7,490,574 shares, are exercisable at prices ranging from $1.05 to $5 per share (the then quoted market price) and expire through 1999. In addition,non-qualified options to acquire an additional 1,422,291 shares of common stock are outstanding at exercise prices ranging from $1 to $4.50 per share. Of this amount, options to acquire 782,291 shares have been issued subject to the Company obtaining appropriate shareholder approval.

  During 1995, the Company issued 457,692 shares of stock to various employees, including 450,000 shares which were sold to members of management at $2.50 per share in exchange for one-year promissory notes totaling $1,125,000. As a result of Computer 2000's equity investment and the related changes in management, the ultimate realizability of these notes is uncertain, consequentially they have been reserved for in the accompanying financial statements.

                AMERIQUEST TECHNOLOGIES, INC. AND SUBSIDIARIES

9. RESTRUCTURING

  During fiscal year 1994, the Company restructured certain of its activities in order to emphasize and streamline its operations, consistent with its core capabilities in value-added distribution. The components of the restructuring charges are as follows (dollars in thousands):

Employee terminations................................................... $  500
Facilities abandonment..................................................    300
Discontinued product lines..............................................  4,900
                                                                         ------
                                                                         $5,700
                                                                         ======

10. FOREIGN SALES INFORMATION

  A summary of the Company's operations by geographic area for the last three years is as follows (in thousands):

YEAR ENDED JUNE 30, 1995                U.S.   FAR EAST  ELIMINATION CONSOLIDATED
------------------------              -------- --------  ----------- ------------
Sales to unaffiliated customers...... $374,552 $42,019    $    --      $416,571
Transfers between geographic areas... $    --  $   --     $    --      $    --
Net sales............................ $374,552 $42,019    $    --      $416,571
Loss from operations................. $ 60,746 $   751    $    --      $ 61,497
Identifiable assets.................. $122,548 $ 5,460    $    --      $128,008
YEAR ENDED JUNE 30, 1994                U.S.   FAR EAST  ELIMINATION CONSOLIDATED
------------------------              -------- --------  ----------- ------------
Sales to unaffiliated customers...... $ 62,089 $25,504    $    --      $ 87,593
Transfers between geographic areas... $  4,107 $   298    $(4,405)     $    --
Net sales............................ $ 66,196 $25,802    $(4,405)     $ 87,593
Loss from operations................. $  7,182 $    92    $    --      $  7,274
Identifiable assets.................. $ 62,584 $ 2,561    $    --      $ 65,145
YEAR ENDED JUNE 30, 1993                U.S.   FAR EAST  ELIMINATION CONSOLIDATED
------------------------              -------- --------  ----------- ------------
Sales to unaffiliated customers...... $ 50,342 $22,740    $    --      $ 73,082
Transfers between geographic areas... $    --  $ 3,086    $(3,086)     $    --
Net sales............................ $ 50,342 $25,826    $(3,086)     $ 73,082
Income from operations............... $    647 $  (160)   $    --      $    487
Identifiable assets.................. $ 17,170 $ 3,104    $    --      $ 20,274

  United States sales include export sales of approximately $6.4 million, $2.3 million and $2 million made principally to Europe, Latin America, the Far East and Canada in fiscal years 1995, 1994 and 1993, respectively.

11. DISPOSITION

  In August 1995, the Company completed the sale of its Singapore subsidiary, ("CMS Singapore") to a former officer and director of the Company. The Company exchanged all of the stock of CMS Singapore for 350,000 shares of the Company's previously issued common stock. Consideration received for the divestiture of CMS Singapore is approximately equal to its net book value. Sales of CMS Singapore approximated $20 million during fiscal 1995.

                 AMERIQUEST TECHNOLOGIES, INC. AND SUBSIDIARIES

                                  SCHEDULE II

    AMERIQUEST TECHNOLOGIES, INC. AND SUBSIDIARIES VALUATION AND QUALIFYING
                  ACCOUNTS AND RESERVES (DOLLARS IN THOUSANDS)

                           BALANCE  ADDITIONS
                             AT     CHARGED TO DEDUCTIONS--            BALANCE
                          BEGINNING  COST AND    ACCOUNTS              AT END
     DESCRIPTIONS         OF PERIOD  EXPENSES  WRITTEN OFF  OTHER     OF PERIOD
     ------------         --------- ---------- ------------ ------    ---------
Allowance for Doubtful
Accounts:
  July 1, 1992 to June
30, 1993.................  $  403    $   328     $   478       --      $   253
  July 1, 1993 to June
30, 1994.................  $  253    $   577     $   353       --      $   477
  July 1, 1994 to June
30, 1995.................  $  477    $ 5,787     $   622     3,930(1)  $ 9,572
Inventory Reserve:
  July 1, 1992 to June
30, 1993.................  $7,425    $   633     $ 4,962       --      $ 3,096
  July 1, 1993 to June
30, 1994.................  $3,096    $ 1,714     $ 2,177       --      $ 2,633
  July 1, 1994 to June
30, 1995.................  $2,633    $17,039     $13,354    $7,461(1)  $13,779

--------
(1) Additions to reserves related to acquisitions and accounted for as part of their purchase price allocation.

                         AMERIQUEST TECHNOLOGIES, INC.

                     CONSOLIDATED CONDENSED BALANCE SHEETS
                                  (UNAUDITED)

                                                        SEPTEMBER 30, JUNE 30,
                                                            1995        1995
                                                        ------------- --------
                                                        (DOLLARS IN THOUSANDS)
                        ASSETS
Current assets
  Cash.................................................   $    210    $    970
  Accounts receivable, less allowance for doubtful
   accounts of $9,021 and $9,572 as of September 30 and
   June 30, 1995 respectively..........................     51,013      56,342
  Inventories..........................................     42,335      49,101
  Other current assets.................................        975       1,362
                                                          --------    --------
    Total current assets...............................     94,533     107,775
                                                          --------    --------
Property and equipment, net............................      7,527       6,649
Intangible assets, net.................................     10,536      10,411
Other assets...........................................      2,359       3,173
                                                          --------    --------
                                                          $114,955    $128,008
                                                          ========    ========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable.....................................   $ 36,216    $ 42,023
  Notes payable........................................     45,244      72,945
  Other current liabilities............................      9,244      14,234
                                                          --------    --------
    Total current liabilities..........................     90,704     129,202
                                                          --------    --------
Long-term obligations..................................      6,686       6,515
                                                          --------    --------
Subordinated notes payable.............................        --       18,000
                                                          --------    --------
Commitments and contingencies
Stockholders' equity
  Preferred stock, $0.1 par value; authorized
   10,000,000 shares; issued and outstanding 2,596,525.         26         --
  Common stock, $0.1 per value; authorized 30,000,000
   shares; issued and outstanding 23,896,140 and
   22,966,711 shares as of September 30, and June 30,
   1995................................................        239         230
  Additional paid-in capital...........................    106,476      56,196
  Accumulated deficit..................................    (89,176)    (82,135)
                                                          --------    --------
    Total stockholders' equity (deficit)...............     17,565     (25,709)
                                                          --------    --------
                                                          $114,955    $128,008
                                                          ========    ========

The accompanying notes are an integral part of these financial statements.

                         AMERIQUEST TECHNOLOGIES, INC.

              CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                          THREE MONTHS ENDED
                                                             SEPTEMBER 30
                                                         ----------------------
                                                            1995        1994
                                                         ----------  ----------
                                                              (DOLLARS IN
                                                              THOUSANDS)
Net sales............................................... $  100,723  $   49,476
Cost of sales...........................................     93,308      44,704
                                                         ----------  ----------
  Gross Profit..........................................      7,415       4,772
Operating expenses
  Selling, general and administrative...................     13,019       5,158
                                                         ----------  ----------
  Loss from operations..................................     (5,604)       (386)
  Interest expense......................................      1,437         727
                                                         ----------  ----------
Net Loss................................................ $   (7,041) $   (1,113)
                                                         ==========  ==========
Net loss per common share and common stock equivalent... $    (0.30) $    (0.10)
                                                         ==========  ==========
Weighted average shares................................. 23,786,127  11,622,873
                                                         ==========  ==========

The accompanying notes are an integral part of these financial statements.

                         AMERIQUEST TECHNOLOGIES, INC.

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                              THREE MONTHS
                                                                 ENDED
                                                              SEPTEMBER 30
                                                            -----------------
                                                              1995     1994
                                                            --------  -------
                                                              (DOLLARS IN
                                                               THOUSANDS)
Cash Flow from Operating Activities
Net loss................................................... $ (7,041) $(1,113)
Adjustments to reconcile net loss to net cash provided by
 operating activities:
  Depreciation and amortization............................      691      589
  Provision for losses on accounts receivable..............      758      127
  Changes in operating assets and liabilities:
    (Increase) decrease in accounts receivable.............    4,571   (2,269)
    (Increase) decrease in inventories and other...........    6,766   (7,138)
    (Increase) decrease in other assets....................      868      (40)
    Increase (decrease) in accounts payable and other......  (11,626)     841
                                                            --------  -------
Net cash used in operating activities......................   (5,013)  (9,003)
                                                            --------  -------
Cash Flow from Investing Activities
  Purchases of property and equipment......................     (361)    (383)
  Net cash paid for acquisition of businesses, net of
   acquired cash of $1,656.................................      --       302
                                                            --------  -------
Net cash used in investing activities......................     (361)     (81)
                                                            --------  -------
Cash Flow from Financing Activities
  Proceeds from line of credit borrowings, net.............  (27,701)   5,927
  Proceeds from sale of preferred and common stock.........   32,315    1,335
                                                            --------  -------
Net cash provided by financing activities..................    4,614    7,262
                                                            --------  -------
Decrease in cash...........................................     (760)  (1,822)
                                                            --------  -------
Cash--beginning of the year................................      970    3,200
                                                            --------  -------
Cash--end of the year...................................... $    210  $ 1,378
                                                            ========  =======

Supplemental Disclosures of Cash Flow Information

  Interest on line of credit:
                       During the three months ended September 30, 1995 and 1994, the Company paid interest costs of $1,724,000 and $727,000 respectively.

  Income taxes:        During the three months ended September 30, 1995 and
                       1994, the Company made no tax payments.

The accompanying notes are an integral part of these financial statements.

                         AMERIQUEST TECHNOLOGIES, INC.

      NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1995

(1) MANAGEMENT OPINION

  The financial statements included herein have been prepared by AMERIQUEST TECHNOLOGIES, INC. (the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information normally included in the financial statements prepared in accordance with generally accepted accounting principles has been omitted pursuant to such rules and regulations. However, the Company believes that the financial statements, including the disclosures herein, are adequate to make the information presented not misleading. It is suggested that the financial statements be read in conjunction with the Company's audited financial statements for the fiscal year ended June 30, 1995 included herein.

  In the opinion of management, the consolidated condensed financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position and results of operations as of and for the periods presented.

(2) LOSS PER SHARE

  Loss per common share and common share equivalent is computed on the basis of the weighted average number of common shares outstanding. No effect is given to stock options as they are anti-dilutive.

(3) FISCAL PERIODS

  The Company's fiscal year is the 52- or 53-week period ending on the Saturday nearest to June 30 and its fiscal quarters are the 13- or 14-week periods ending on the Saturday nearest to March 31, June 30, September 30, and December 31. For clarity of presentation, the Company has described year-ends presented as if the years ended on June 30 and quarter-ends presented as if the quarters ended on March 31, June 30, September 30, and December 31. The 1994 and 1995 fiscal years are 52 weeks, while the quarters presented are 13 weeks in duration.

(4) COMPLETION OF THE ROBEC, INC. MERGER AND PRO FORMA DATA

  November 13, 1995, AmeriQuest completed the acquisition of Robec, Inc. through a merger whereby Robec has become a wholly-owned subsidiary of AmeriQuest. In the merger, AmeriQuest issued 3,969,905 shares of common stock to Robec's shareholders and assumed options held by Robec's employees to purchase 301,978 shares of common stock. Under the terms of the original acquisition agreement, at the closing of the merger, certain principal stockholders of Robec were entitled to receive 2,583,010 additional shares of AmeriQuest common stock as partial consideration for shares of Robec common stock previously exchanged; however, AmeriQuest did not have sufficient authorized common stock to issue these additional shares. In lieu of the issuance of these additional shares at the merger closing, the Robec principal shareholders were issued shares of AmeriQuest preferred stock convertible into 2,583,010 shares of AmeriQuest common stock upon the approval of AmeriQuest's shareholders and satisfaction by AmeriQuest of certain other conditions. The preferred stock carries a stock dividend at an initial rate of 15% per annum. The acceptance of the preferred stock in lieu of common shares represents an accommodation by the former principal shareholders of Robec, permitting the merger to go forward in advance of AmeriQuest stockholder approval of the conversion of the preferred stock into common stock and the increase in AmeriQuest's authorized common stock to a number of shares sufficient for the conversion to be accomplished.

  The following unaudited pro forma combined information shows the results of the Company's operations for the three months ended September 30, 1995 and 1994 as though the acquisitions and the Computer 2000 equity investment all had occurred as of the beginning of each respective period (in thousands except per share data):

                                                    QUARTER ENDED SEPTEMBER 30,
                                                    ---------------------------
                                                        1995          1994
                                                    ------------- -------------
      Revenues..................................... $     100,723 $     133,191
      Gross profit.................................         7,415         9,409
      Net loss.....................................         7,041         3,936
      Net loss per share........................... $        0.11 $        0.08
      Weighted average shares......................    61,817,901    51,401,784

  The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the actual results of operations had the acquisitions taken place at the beginning of the indicated period or the results that may occur in the future. Furthermore, the pro forma results do not give effect to cost savings or incremental costs which may occur as a result of the integration and consolidation of the acquired companies.

                       AMERIQUEST TECHNOLOGIES, INC.

                     CONSOLIDATED CONDENSED BALANCE SHEETS

                                (UNAUDITED)

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1995         1995
                                                     ------------ -------------
                                                       (DOLLARS IN THOUSANDS)
                       ASSETS
Current assets
  Cash..............................................   $  1,045     $    210
  Accounts receivable, less allowance for doubtful
   accounts of $8,306 and $9,572 as of December 31
   and September 30, 1995 respectively..............     48,273       51,013
  Inventories.......................................     48,015       42,335
  Other current assets..............................        842          975
                                                       --------     --------
    Total current assets............................     98,175       94,533
                                                       --------     --------
Property and equipment, net.........................      5,992        7,527
Intangible assets, net..............................     10,286       10,536
Other assets........................................        698        2,359
                                                       --------     --------
                                                       $115,151     $114,955
                                                       ========     ========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable..................................   $ 28,944     $ 36,216
  Notes payable.....................................     63,011       45,244
  Other current liabilities.........................      2,910        9,244
                                                       --------     --------
    Total current liabilities.......................     94,865       90,704
                                                       --------     --------
Long-term obligations...............................      6,907        6,686
                                                       --------     --------
Commitments and contingencies
Stockholders' equity
  Preferred stock, $.01 par value; authorized
   5,000,000 shares; issued and outstanding
   2,622,355 and 2,596,525 shares as of December 31,
   and September 30, 1995...........................         53           26
  Common stock, $.01 par value; authorized
   30,000,000 shares; issued and outstanding
   27,948,545 and 23,896,140 shares as of December
   31, and September 30, 1995.......................        279          239
  Additional paid-in capital........................    110,477      106,476
  Accumulated deficit...............................    (97,430)     (89,176)
                                                       --------     --------
    Total stockholders' equity (deficit)............     13,379       17,565
                                                       --------     --------
                                                       $115,151     $114,955
                                                       ========     ========

The accompanying notes are an integral part of these financial statements.

                       AMERIQUEST TECHNOLOGIES, INC.

              CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                                (UNAUDITED)

                                                          THREE MONTHS ENDED
                                                              DECEMBER 31
                                                         ----------------------
                                                            1995        1994
                                                         ----------  ----------
                                                              (DOLLARS IN
                                                              THOUSANDS)
Net sales............................................... $  101,471  $  123,529
Cost of sales...........................................     93,788     117,052
                                                         ----------  ----------
  Gross Profit..........................................      7,683       6,477
Operating expenses
  Selling, general and administrative...................     11,118       9,596
  Lease termination costs...............................      3,700         --
                                                         ----------  ----------
  Loss from operations..................................     (7,135)     (3,119)
  Interest expense......................................      1,119       1,937
                                                         ----------  ----------
Net Loss................................................ $   (8,254) $   (5,056)
                                                         ==========  ==========
Net loss per common share and common stock equivalent... $    (0.32) $    (0.25)
                                                         ----------  ----------
Weighted average shares................................. 25,917,411  19,834,322
                                                         ==========  ==========

The accompanying notes are an integral part of these financial statements.

                       AMERIQUEST TECHNOLOGIES, INC.

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                (UNAUDITED)

                                                          THREE MONTHS ENDED
                                                              DECEMBER 31
                                                          --------------------
                                                            1995       1994
                                                          ---------  ---------
Cash Flow from Operating Activities
 Net loss................................................ $  (8,254) $  (5,056)
  Adjustments to reconcile net loss to net cash provided
   by operating activities:
   Depreciation and amortization.........................       485        678
   Provision for losses on accounts receivable...........       546      1,387
   Changes in operating assets and liabilities:
    (Increase) decrease in accounts receivable...........     2,194     (6,913)
    (Increase) decrease in inventories and other.........    (5,547)    (7,056)
    (Increase) decrease in other assets..................     3,052        640
    Increase (decrease) in accounts payable and other....    (9,542)   (10,899)
                                                          ---------  ---------
 Net cash used in operating activities...................   (17,066)   (27,219)
                                                          ---------  ---------
Cash Flow from Investing Activities
 Purchases of property and equipment.....................       (91)      (664)
 Net cash paid for acquisition of businesses, net of cash
  acquired...............................................       --      (2,275)
                                                          ---------  ---------
 Net cash used in investing activities...................       (91)    (2,939)
                                                          ---------  ---------
Cash Flow from Financing Activities
 Proceeds from line of credit borrowings, net............    17,988     11,585
 Proceeds from sale of preferred and common stock........         4      3,602
 Proceeds from subordinated debt.........................       --      18,000
                                                          ---------  ---------
 Net cash provided by financing activities...............    17,992     33,187
                                                          ---------  ---------
Decrease in cash.........................................       835      3,029
                                                          ---------  ---------
Cash--beginning of the year..............................       210      1,378
                                                          ---------  ---------
Cash--end of the year....................................   $ 1,045  $   4,407
                                                          =========  =========

  Supplemental Disclosures of Cash Flow Information

  Interest on line of credit:

    During the three months ended December 31, 1995 and 1994, the Company paid interest costs of $1,091,000 and $1,388,000 respectively.

  Income taxes:

    During the three months ended December 31, 1995 and 1994, the Company made no tax payments.

The accompanying notes are an integral part of these financial statements.

                         AMERIQUEST TECHNOLOGIES, INC.

      NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

(1) MANAGEMENT OPINION

  The financial statements included herein have been prepared by AMERIQUEST TECHNOLOGIES, INC. (the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information normally included in the financial statements prepared in accordance with generally accepted accounting principles has been omitted pursuant to such rules and regulations. However, the Company believes that the financial statements, including the disclosures herein, are adequate to make the information presented not misleading. It is suggested that the financial statements be read in conjunction with the Company's audited financial statements for the fiscal year ended June 30, 1995 included herein.

  In the opinion of management, the consolidated condensed financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position and results of operations as of and for the periods presented.

(2) LOSS PER SHARE

  Loss per common share and common share equivalent is computed on the basis of the weighted average number of common shares outstanding. No effect is given to stock options as they are anti-dilutive.

(3) FISCAL PERIODS

  The Company's fiscal year is the 52- or 53-week period ending on the Saturday nearest to September 30 and its fiscal quarters are the 13- or 14-week periods ending on the Saturday nearest to December 31, March 31, June 30 and September 30. For clarity of presentation, the Company has described year-ends and presented as if the years ended on September 30 and quarter-ends presented as if the quarters ended on December 31, March 31, and June 30. The 1994 and 1995 fiscal years are 52 weeks, while the quarters presented are 13 weeks in duration.

  The Company changed its fiscal year end to September 30 on September 30, 1995. The attached financials do not include the operations from July 1, 1995 through September 30, 1995.

(4) PRO FORMA DATA

  The following unaudited pro forma combined information shows the results of the Company's operations for the three months ended December 30, 1995 and 1994 as though the acquisitions and the Computer 2000 equity investment all had occurred as of the beginning of each respective period (in thousands except per share data):

                                                              QUARTER ENDED
                                                              DECEMBER 31,
                                                          ---------------------
                                                             1995       1994
                                                          ---------- ----------
      Revenues........................................... $  101,471 $  143,377
      Gross profit.......................................      7,683      8,060
      Net loss...........................................      8,254      5,451
      Net loss per share................................. $      .13 $      .09
      Weighted average shares............................ 61,584,520 57,686,766

  The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the actual results of operations had the acquisitions taken place at the beginning of the indicated period or the results that may occur in the future. Furthermore, the pro forma results do not give effect to cost savings or incremental costs which may occur as a result of the integration and consolidation of the acquired companies.

                         AMERIQUEST TECHNOLOGIES, INC.

                               DECEMBER 31, 1995

(5) NOTES PAYABLE

  The Company maintains lines of credit with financial institutions which in the aggregate provide for revolving credit of over $66 million at December 31, 1995, and floor planning arrangements with lines of credit totaling $45 million. Available lines total 38 million at December 31, 1995. During the quarter the line of credit with U.S. banks were replaced with bank lines from four German-based banks at Libor based financing. The lines are guaranteed by Computer 2000 through June 30, 1996. Management expects that with Computer 2000's direct and indirect help current working arrangements will allow the Company to meet its obligations and capital needs as they arise through, 1996. If the Company is unsuccessful in extending current lines of credit management believes that equity capital will be obtainable to fund working capital needs.

                                     PROXY
                         AMERIQUEST TECHNOLOGIES, INC.

                 PROXY FOR 1996 ANNUAL MEETING OF STOCKHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints D. Stephen DeWindt and Holger Heims, and each of them, the attorney and proxy of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote all the shares of Common Stock and Preferred Stock of AmeriQuest Technologies, Inc. ("AmeriQuest"), which the undersigned is entitled to vote at the 1996 Annual Meeting of Stockholders of AmeriQuest (the "Meeting") to be held at the Red Lion Hotel, 3050 Bristol St., Costa Mesa, California 92626, on March 29, 1996, at 1:00 p.m., local time, and at any and all postponements or adjournments thereof, with all the powers the undersigned would possess if personally present, as directed on the reverse side:

THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4, FOR PROPOSAL 5, FOR PROPOSAL 6, AND FOR PROPOSAL 7. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

TO VOTE IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS, JUST SIGN AND DATE THIS PROXY.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[X]  Please mark your
     votes as in this
     example.

1. ELECTION OF DIRECTORS.

                  FOR all nominees          WITHHOLDING
              listed at right (except        AUTHORITY
                as provided to the         to vote for all
                 contrary below)*         nominees at right

                      [_]                        [_]

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:

--------------------------------------------------------------------------------

 The Board of Directors recommends that you vote FOR election of all Nominees and FOR proposals 2, 3, 4, 5, 6 and 7

Nominees:   D. Stephen DeWindt
            Harry Krischik
            Marc L. Werner
            Mark C. Mulford
            Holger Heims
            Harold L. Clark
            Robert H. Beckett

* If any nominee is unable to serve, or for good cause will not serve, proxy will be voted for a substitute nominee determined by the proxy holders.

2. TO APPROVE AN AMENDMENT TO AMERIQUEST'S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK ISSUABLE BY AMERIQUEST FROM 30,000,000 SHARES TO 200,000,000 SHARES.

       FOR       AGAINST    ABSTAIN

       [_]         [_]       [_]

3. TO APPROVE AN AMENDMENT TO AMERIQUEST'S CHARTER DOCUMENTS TO PERMIT THE REISSUANCE OF PREFERRED STOCK.

       FOR       AGAINST    ABSTAIN

       [_]         [_]       [_]

4. TO APPROVE THE CONVERSION OF AMERIQUEST SERIES G PREFERRED STOCK INTO AMERIQUEST COMMON STOCK.

       FOR       AGAINST    ABSTAIN

       [_]         [_]       [_]

5.  TO RATIFY CERTAIN PRIOR ISSUANCES BY AMERIQUEST OF SECURITIES.

       FOR       AGAINST    ABSTAIN

       [_]         [_]       [_]

6. TO APPROVE THE ADOPTION OF THE 1996 EQUITY INCENTIVE PLAN FOR AWARDS FOR UP TO 2,000,000 SHARES OF AMERIQUEST COMMON STOCK.

       FOR       AGAINST    ABSTAIN

       [_]         [_]       [_]

7. TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS FOR AMERIQUEST FOR FISCAL YEAR 1996.

       FOR       AGAINST    ABSTAIN

       [_]         [_]       [_]

8. THE TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS OF THE MEETING.


-------------------------------------------------------------------------------
             (Signature(s) of Stockholder or Authorized Signatory)

-------------------------------------------------------------------------------
                          (Print Stockholder(s) name)

DATE:                    , 1996
      ------------------

NOTE: Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, this Proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date this Proxy.